Exhibit 4.33

EXECUTION VERSION

US$1,200,000,000

FACILITY AGREEMENT

Dated 15 May 2013

for

VEDANTA RESOURCES PLC

with

TWIN STAR MAURITIUS HOLDINGS LIMITED

as Borrower

arranged by

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

CITIGROUP GLOBAL MARKETS ASIA LIMITED

JP MORGAN CHASE BANK N.A., SINGAPORE BRANCH

THE ROYAL BANK OF SCOTLAND PLC

and

STANDARD CHARTERED BANK

and

STANDARD CHARTERED BANK (MAURITIUS) LIMITED

acting as Account Bank

and

STANDARD CHARTERED BANK

acting as Agent and Security Agent

Linklaters

Ref: PHJB/AMV

Linklaters Singapore Pte. Ltd.

CONTENTS

CLAUSE		PAGE

	SECTION 1
	INTERPRETATION
1.	Definitions and interpretation	1
	SECTION 2
	THE FACILITY
2.	The Facility	29
3.	Purpose	30
4.	Conditions of Utilisation	30
	SECTION 3
	UTILISATION
5.	Utilisation	33
	SECTION 4
	REPAYMENT, PREPAYMENT AND CANCELLATION
6.	Repayment	35
7.	Prepayment and cancellation	35
	SECTION 5
	COSTS OF UTILISATION
8.	Interest	42
9.	Interest Periods	43
10.	Changes to the calculation of interest	43
11.	Fees	45
	SECTION 6
	ADDITIONAL PAYMENT OBLIGATIONS
12.	Tax gross-up and indemnities	46
13.	Increased costs	49
14.	Other indemnities	50
15.	Mitigation by the Lenders	52
16.	Costs and expenses	52
	SECTION 7
	GUARANTEE
17.	Guarantee and Indemnity	54
	SECTION 8
	REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT
18.	Representations	57
19.	Information undertakings	64
20.	Financial covenants	69
21.	General undertakings	75
22.	Accounts	89
23.	Events of Default	95
	SECTION 9
	CHANGES TO PARTIES
24.	Changes to the Lenders	100
25.	Changes to the Obligors	105

(i)

26.	Accession of and changes to the Hedging Banks	106
	SECTION 10
	THE FINANCE PARTIES
27.	Role of the Agent, the Security Agent, the Account Bank and the Arranger	107
28.	Conduct of business by the Secured Parties	114
29.	Sharing among the Secured Parties	115
	SECTION 11
	ADMINISTRATION
30.	Payment mechanics	117
31.	Set-off	121
32.	Notices	121
33.	Calculations and certificates	123
34.	Partial invalidity	123
35.	US Banks	123
36.	Remedies and waivers	123
37.	Amendments and waivers	124
38.	Confidentiality	126
39.	Counterparts	130
	SECTION 12
	GOVERNING LAW AND ENFORCEMENT
40.	Governing law	131
41.	Enforcement	131

(ii)

THE SCHEDULES

(iii)

THIS AGREEMENT is dated 15 May 2013 and made between:

(1)	VEDANTA RESOURCES PLC, a company registered under the laws of England and Wales with registration number 04740415 (the “Company”);

(2)	VEDANTA RESOURCES JERSEY II LIMITED, a company registered under the laws of Jersey with registration number 105124 (the “Original Subordinated Creditor”);

(3)	BANK OF AMERICA, N.A., BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS ASIA LIMITED, JP MORGAN CHASE BANK N.A., SINGAPORE BRANCH, THE ROYAL BANK OF SCOTLAND PLC and STANDARD CHARTERED BANK as mandated lead arrangers (whether acting individually or together the “Arranger”);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The Original Lenders) as lenders (the “Original Lenders”);

(5)	STANDARD CHARTERED BANK (MAURITIUS) LIMITED acting as account bank (the “Account Bank”);

(6)	STANDARD CHARTERED BANK as agent of the other Finance Parties (the “Agent”);

(7)	STANDARD CHARTERED BANK as security agent for the other Secured Parties (the “Security Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceleration Date” means the date on which the Loans are or become immediately due and payable:

(a)	by reason of acceleration pursuant to paragraph (b) of clause 22.21 (Acceleration); or

(b)	under Clause 6 (Repayment); or

(c)	under Clause 7 (Prepayment or cancellation)

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of A or higher by S&P or Fitch Ratings Ltd or A2 or higher by Moody’s or a comparable rating from an internationally recognised credit rating agency.

“Accession Letter” means a letter substantially in the form set out in Schedule 8 (Form of Accession Letter).

“Account Charge” means the Mauritian law governed charge over the Collection Account entered into or to be entered into between the Borrower and the Security Agent pursuant to Clause 21.27 (Security Documents).

“Account Mandate” means an account mandate relating to the establishment and maintenance of the Collection Account, the Distribution Account and/or the Expenses Account.

“Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost Formula).

“Additional Debt” has the meaning given in paragraph (c) of Clause 21.11 (No other business).

“Additional Debt Incurrence Date” means the date on which any Additional Debt is incurred by the Borrower.

“Adjustment Event” means any event or action taken by Cairn India affecting the quantum of Cairn India Shares in issue (including, without limitation, a private placement) that may have a diluting or concentrative effect on the percentage of Cairn India Shares held by TSMHL.

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company (subject always to Clause 1.4 (RBS)).

“Agreed Form” means, in relation to a document, that it is in a form initialled by or on behalf of the Company and the Agent or confirmed by counsel to both the Arranger and the Company to be in the agreed form.

“Agreed Timeline” means a timeline agreed to between the E&S Consultant or E&S VSAP Consultant (as the case may be) and the Company (each acting reasonably), or (if no such timeline has been agreed to between the E&S Consultant or E&S VSAP Consultant (as the case may be) and the Company after a reasonable period of discussions) such timeline as determined by the Majority Lenders.

“Anti-Money Laundering Laws” means the Executive Order, the Bank Secrecy Act (31 U.S.C. §§ 5311 et seq.), the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 et seq.), the USA Patriot Act and any similar law enacted in the US after the date of this Agreement.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means:

(a)	an authorisation, consent, approval, foreign exchange control approval, resolution, licence, exemption, filing, notarisation or registration; or

(b)	in relation to anything which will be fully or partly prohibited or restricted by law or regulation if a Governmental Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action.

“Availability Period” means the period from and including the date of this Agreement to and including 7 December 2013 or, if earlier, the date which is 60 days after the date of issue of the Refinancing Notes (as defined in the B2B Facility Agreement).

“Available Commitment” means a Lender’s Commitment minus:

(a)	the amount of its participation in any Loans outstanding; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date.

“Available Facility” means the aggregate for the time being of each Lender’s Available Commitment.

“BofA Facility” means the loan facility provided pursuant to the BofA Facility Agreement.

“BofA Facility Agreement” means the US$150,000,000 facility agreement dated 5 April 2013 between, inter alia, the Company, Valliant (Jersey) Limited as borrower and Bank of America, N.A. as arranger and agent.

“B2B Facility” means the loan facility provided under the B2B Facility Agreement.

“B2B Facility Agreement” means the US$1,350,000,000 bridge facility agreement dated 5 May 2013 between the Company, Sesa Sterlite Mauritius Holdings Limited as borrower and the Arranger.

“Borrower” means TSMHL upon its accession to this Agreement pursuant to Clause 25.2 (Accession of TSMHL and TSEHL).

“Borrower Share Pledge” means the pledge agreement entered into or to be entered into by TSEHL in favour of the Security Agent in respect of 100 per cent. of the issued shares of the Borrower pursuant to Clause 21.27 (Security Documents).

“Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Break Costs” means the amount (if any) by which:

(a)	the interest (excluding Margin and Mandatory Cost) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Bridge Borrower” means Sesa Sterlite Mauritius Holdings Limited, a company incorporated under the laws of Mauritius with registration number currently being C2/GBL 113114.

“Business Day” means a day (other than a Saturday or Sunday):

(a)	in relation to the first and last day of any Interest Period and any other day for payment of principal or interest in respect of a Loan or an Unpaid Sum denominated in US Dollars, which is a London Business Day and on which banks are open for general business in New York City (and, in relation to each Utilisation Date, on which banks are open for general business in Taipei);

(b)	in relation to any day for payment of any other amount (not being principal or interest in respect of a Loan or an Unpaid Sum denominated in US Dollars), on which banks are open for general business in the principal financial centre of the jurisdiction(s) whose lawful currency the payment is to be made (provided that if there is more than one such principal financial centre, that principal financial centre shall be as designated by the Agent (acting reasonably)); and

(c)	for all other purposes, on which banks are open for general business in London, Mumbai and Mauritius.

“Cairn India” means Cairn India Limited, a company registered under the laws of India with its registered office at 101 West View, Veer Savarkar Marg, Prabhadevi, Mumbai – 400025, India.

“Cairn India Share Value” means, at any time, the value (in US$) of all Cairn India Shares then held by the Borrower (capped at the Minimum Cairn Shareholding) with such value being determined based on:

(a)	the volume weighted average price of Cairn India Shares traded on the stock exchanges operated by BSE Ltd and National Stock Exchange of India Limited during the five Trading Day period immediately preceding the date of calculation; and

(b)	the average of the exchange rates for each such Trading Day for the purchase of US$ with INR as determined by reference to the daily reference rate published by the RBI for the purchase of US$ with INR.

“Cairn India Shares” means ordinary shares in the issued capital of Cairn India.

“Cash” has the meaning given to it in Clause 20 (Financial covenants).

“Cash Equivalent Investments” has the meaning given to it in Clause 20 (Financial covenants).

“Certain Funds Default” means a Default arising under or in connection with:

(a)	Clause 23.1 (Non-payment);

(b)	Clause 23.3 (Other obligations) as it relates to:

(i)	Clause 21.3 (Negative pledge);

(ii)	Clause 21.4 (Disposals);

(iii)	Clause 21.5 (Acquisitions);

(iv)	Clause 21.9 (Merger);

(v)	Clause 21.11 (No other business);

(vi)	Clause 21.13 (Environmental undertakings);

(vii)	Clause 21.14 (Environmental claims);

(viii)	Clause 21.22 (Sanctions);

(ix)	Clause 21.23 (Anti-Terrorism Laws); or

(x)	Clause 21.29 (Application of FATCA).

(c)	Clause 23.4 (Misrepresentation) as it relates to:

(i)	the representations and warranties set out in Clause 18.18 (Group Structure) with regard to the making of each such representation or warranty on the date of this Agreement;

(ii)	the representations and warranties set out in any of the following Clauses whenever made, repeated or deemed repeated in accordance with the terms of this Agreement:

(A)	Clause 18.1 (Status);

(B)	Clause 18.2 (Binding obligations);

(C)	Clause 18.3 (Non-conflict with other obligations);

(D)	Clause 18.4 (Power and authority);

(E)	Clause 18.5 (Validity and admissibility in evidence);

(F)	Clause 18.16 (Environmental laws and licences);

(G)	Clause 18.17 (Environmental releases);

(H)	Clause 18.19 (TSMHL);

(I)	paragraph (a), (b) or (e) of Clause 18.20 (Shares);

(J)	Clause 18.23 (Sanctions);

(K)	Clause 18.24 (Anti-Terrorism Laws);

(L)	Clause 18.25 (US Governmental Regulation); or

(M)	Clause 18.26 (TSEHL);

(d)	Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings);

(e)	Clause 23.9 (Unlawfulness and unenforceability) or Clause 23.10 (Repudiation); or

(f)	the representations and warranties set out in paragraph 8 of Schedule 12 (Subordination) whenever made, repeated or deemed repeated in accordance with the terms of this Agreement.

“Certain Funds Loan” means any Loan to be made for the purposes of refinancing any Financial Indebtedness of, or guaranteed by, the Company including, without limitation, the Financial Indebtedness arising under the Existing Facilities Agreement, the B2B Facility Agreement and the BofA Facility Agreement as specified in the related Utilisation Request.

“Certain Funds Period” has the meaning given in Clause 4.4 (Certain Funds).

“Change of Control” has the meaning given to it in paragraph (a) of Clause 7.2 (Change of Control).

“Charged Assets” means the assets from time to time subject, or expressed to be subject, to the Security created under any Security Document or any part of those assets.

“Code” means the US Internal Revenue Code of 1986.

“Collection Account” means the US Dollar denominated current account with number 01/201/11570/04 in the name of the Borrower held with the Account Bank (or any other account being a renewal, re-designation or replacement of that account as the Account Bank may, from time to time, specify by notice in writing to the Borrower and the Security Agent and any associated fixed term deposit).

“Commitment” means:

(a)	in relation to an Original Lender, the amount in Dollars set opposite its name under the heading “Commitment” in Schedule 1 (The Original Lenders) and the amount of any other Commitment transferred or assigned to it under this Agreement; and

(b)	in relation to any other Lender, the amount in Dollars of any Commitment transferred or assigned to it under this Agreement,

to the extent not cancelled, reduced, transferred or assigned by it under this Agreement.

“Company Net Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 9 (Form of Compliance Certificate).

“Confidential Information” means all information relating to any Obligor, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 38 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)	is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Current Assets” has the meaning given to it in Clause 20 (Financial covenants).

“Current Liabilities” has the meaning given to it in Clause 20 (Financial covenants).

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)	which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by administrative or technical error and payment is made within five Business Days of its due date;

(ii)	a Disruption Event has occurred; or

(iii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Designated Person” means a person or entity:

(a)	listed in the annex to, or otherwise targeted by the provisions of, the Executive Order;

(b)	named as a “Specially Designated National and Blocked Person” on the most current list published by OFAC at its official website or any replacement website or other replacement official publication of such list; or

(c)	to the best of any Obligor’s knowledge, with which any Finance Party is prohibited from dealing or otherwise engaging in any transaction by any Economic Sanctions Laws.

“Discharge Date” means the date on which the Security Agent is satisfied that all Liabilities have been fully and irrevocably paid or discharged and all commitments of the Finance Parties in respect of the Liabilities have expired or been cancelled.

“Distribution Account” means the US Dollar denominated current account with account number 01/201/11570/03 in the name of TSMHL held with the Account Bank (or any other account being a renewal, redesignation or replacement of that account as the Account Bank may, from time to time, specify by notice in writing to TSMHL and the Security Agent).

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“E&S Consultant” means The ERM Group Inc., ENVIRON UK Ltd, URS Corporation (or any of their respective Affiliates) or an independent internationally recognised firm of environmental and social consultants acceptable to the Majority Lenders.

“E&S Review” means any environmental and social review to be prepared by the E&S Consultant with a scope satisfactory to the Majority Lenders.

“E&S VSAP Consultant” means Ernst & Young, KPMG, SGS United Kingdom Ltd. (or any of their respective Affiliates) or an independent internationally recognised firm of consultants acceptable to the Majority Lenders.

“EBITDA” has the meaning given to it in Clause 20 (Financial covenants).

“Economic Sanctions Laws” means the Executive Order, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701 et seq.), the Trading with the Enemy Act (50 U.S.C. App. §§ 1 et seq.), any other law or regulation promulgated thereunder from time to time and administered by OFAC and any similar law enacted in the US after the date of this Agreement.

“Environment” means living organisms including the ecological systems of which they form part and the following media:

(a)	air (including air within natural or man-made structures, whether above or below ground);

(b)	water (including territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(c)	land (including land under water).

“Environmental Claim” means any claim, proceeding, formal notice or investigation by any person in respect of any Environmental Law or applicable International Standards.

“Environmental Law” means any applicable law or regulation which relates to:

(a)	the pollution or protection of the Environment;

(b)	the conditions of the workplace; or

(c)	the generation, handling, storage, use, release or spillage of any substance which, alone or in combination with any other, is capable of causing harm to the Environment, including, without limitation, any waste.

“Environmental Licence” means any Authorisation required at any time under Environmental Law.

“Environmental or Social Incident” means any incident or accident which results in a material adverse impact (as determined by the Majority Lenders) on the Environment, communities or workers.

“Event of Default” means any event or circumstance specified as such in Clause 21.27 (Events of Default).

“Excluded Indebtedness” means any Financial Indebtedness incurred to finance or refinance the ownership, acquisition (other than by means of the acquisition of or subscription for any share in a Key Subsidiary or an Obligor), development and/or operation of projects, assets or installations (including, without limitation, (1) the discovery, mining, extraction, transportation or development, construction (in each case whether directly or indirectly) of metals or minerals and oil or gas exploration and/or production, or (2) the development or operation of processing facilities in respect of energy (in each case whether directly or indirectly) related to natural resources including, without limitation, metals smelting, processing and refining) and (3) the development, construction or operation of infrastructure (the “Relevant Property”) in respect of which the person or persons (in this definition the “Creditor”) to whom any such Financial Indebtedness is or may be owed by the relevant borrower (whether or not a member of the Group but which must not be the Company, TSEHL or TSMHL) has or have no recourse whatsoever to any member of the Group for the repayment of all or any portion of such indebtedness other than:

(a)	recourse to such borrower for amounts limited to the present and future cash flow or net cash flow from the Relevant Property;

(b)	recourse to the proceeds of enforcement of any Security given by such borrower over the Relevant Property or the income, cash flow or other proceeds deriving therefrom (or given by any shareholder or the like in the borrower over its shares or the like in the capital of the borrower) to secure such Financial Indebtedness, provided that (A) the extent of such recourse to such borrower is limited solely to the amount of any recoveries made on any such enforcement, and (B) such Creditor is not entitled, by virtue of any right or claim arising out of or in connection with such Financial Indebtedness, to commence proceedings for the winding-up or dissolution of such borrower or to appoint or procure the appointment of any receiver, trustee or similar person or officer in respect of such borrower generally or any of its projects, assets or installations (save for the Relevant Property the subject of such Security);

(c)

recourse to such borrower generally, or directly or indirectly to a member of the Group, under any form of assurance, undertaking or support, which recourse is limited to a claim for damages (other than liquidated damages and damages required to be calculated in a specified way) for breach of an obligation (not being a payment obligation or an obligation to procure payment by another person or an indemnity in respect thereof or an obligation to comply or to procure compliance by another person with any financial ratios or other tests of financial condition) by the person against whom such recourse is available; and

(d)	recourse to any other member of the Group (other than TSMHL or TSEHL) by way of guarantee of such Financial Indebtedness (but not benefitting from any Security or Quasi-Security) from that other member of the Group.

“Executive Order” means the US Executive Order No. 13224 on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism.

“Existing Facilities” means the loan facilities provided under the Existing Facilities Agreement.

“Existing Facilities Agreement” means the US$3,500,000,000 Facility Agreement dated 17 November 2010 in the Original Form or as subsequently amended or varied without breaching Clause 21.24 (Other documents).

“Expenses Account” means the US Dollar denominated current account with account number 01/201/11570/02 in the name of TSMHL held with the Account Bank (or any other account being a renewal, redesignation or replacement of that account as the Account Bank may, from time to time, specify by notice in writing to TSMHL and the Security Agent).

“Facility” means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

“Facility Debt” means all present and future moneys, debts and liabilities due, owing or incurred by the Obligors to any Finance Party (in each case, in its capacity as a Finance Party) under or in connection with any Finance Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Facility Discharge Date” means the date on which the Agent notifies the Security Agent that it is satisfied that all Facility Debts have been fully and irrevocably paid or discharged and all commitments of the Finance Parties in respect of the Liabilities have expired or been cancelled.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code, any associated regulations and other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; and

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the government of the US or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)	in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Event” has the meaning given in Clause 7.7 (Mandatory repayment and cancellation of FATCA Protected Lenders).

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“FATCA Protected Lender” means any Lender irrevocably designated as a “FATCA Protected Lender” by the Company by notice to that Lender and the Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Agent or Security Agent for the account of that Lender).

“Fee Letter” means any letter or letters between, as the case may be, the Arranger and the Company, the Agent and the Company or the Security Agent and the Company setting out any of the fees referred to in Clause 11 (Fees).

“Final Discharge Date” means the latest of the Facility Discharge Date and the Hedging Debt Discharge Date.

“Final Maturity Date” means the date which is five years after the first Utilisation Date (provided that if the date so determined is not a Business Day, the Final Maturity Date shall be the immediately preceding Business Day).

“Finance Document” means this Agreement any Fee Letter, the Mandate Letter, any Security Document, any Syndication Agreement, any Transfer Certificate, any Assignment Agreement,

the Intercreditor Agreement and any other document designated as such by the Agent and the Company.

“Finance Party” means the Agent, the Security Agent, the Arranger or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)	shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject to a put option or other form of guarantee where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(j)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

(k)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“GAAP” means:

(a)	in relation to the consolidated financial statements of the Group, generally accepted accounting principles, standards and practices in the United Kingdom, including IFRS; and

(b)	in relation to any member of the Group, generally accepted accounting principles, standards and practices in its jurisdiction of incorporation, including IFRS.

“Governmental Agency” means any government or any governmental agency, semi-governmental or judicial or quasi-judicial or administrative entity or authority (including, without limitation, any stock exchange or any self-regulatory organisation established under any law or regulation).

“Group” means the Company and its Subsidiaries from time to time.

“Group Structure Chart” means the group structure chart in the Agreed Form.

“Guarantor” means the Company or, upon its accession pursuant to Clause 25.2 (Accession of TSMHL and TSEHL), TSEHL.

“Hazardous Substance” means any waste, pollutant, emission, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the Environment or a nuisance to any person or that may make the use or ownership of any affected land or property more costly.

“Hedging Bank” means any party which has become a Hedging Bank in accordance with paragraph 11 or 12 of Schedule 11 (Hedging Bank Provisions) which has not ceased to be a Hedging Bank in accordance with this Agreement.

“Hedging Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by any Obligor to any Hedging Bank under or in connection with any Hedging Document (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Hedging Debt Discharge Date” means the date on which each Hedging Bank has notified the Security Agent that it is satisfied that all Hedging Debt owed to it has been fully and irrevocably paid or discharged and no further Hedging Debt can arise pursuant to the Hedging Documents to which it is party.

“Hedging Documents” means the documents entered into or to be entered into between TSMHL (as hedging counterparty) and a Hedging Bank and, as the case may be, the Company and/or TSEHL as guarantor, for the sole purpose of implementing the hedging of the interest rate exposure of TSMHL under the Finance Documents and/or, to the extent contemplated in Clause 21.11 (No other business), currency exposure of TSMHL (each, a “Hedging Document”).

“Hedging Transaction” means any currency, commodity or interest rate purchase, cap or collar agreement, forward rate agreement, future or option contract, swap or other similar agreement.

“High Income OECD Countries” means those countries (classified as Category 1 countries by the OECD) whose per capital gross national income has been for at least two consecutive years above the threshold for high income countries, the membership as published annually by the OECD.

“Hindustan Zinc” means Hindustan Zinc Ltd, a company incorporated under the laws of India whose registered office is at Yashad Bhawan, Udaipur – 313004, Rajasthan, India.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within ten Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“India” means the Republic of India and its constituent states from time to time and includes where the context so requires, the Government of the Republic of India, the Government of any constituent state thereof and any regulatory agency or authority thereof.

“Indirect Tax” means any goods and services tax, consumption tax, value added tax or any Tax of a similar nature.

“Information Memorandum” means the document in the form approved by the Company concerning the Group which, at the Company’s request and on its behalf, will be prepared in relation to this transaction and distributed by the Arranger in relation to Syndication.

“Insolvency Event” in relation to a Finance Party means the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that Finance Party or all or substantially all of that Finance Party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that Finance Party.

“Intercreditor Agreement” has the meaning given in paragraph (c) of Clause 21.11 (No other business).

“Intercreditor Principles” means the principles set out in Schedule 13 (Intercreditor Principles).

“Interest Expense” has the meaning given to it in Clause 20 (Financial covenants).

“Interest Period” means, in relation to any Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

“International Standards” means the international environmental, social and sustainable development standards for the time being (including, without limitation, including the IFC Performance Standards 2012, the IFC General Environmental Health and Safety guidelines and the relevant IFC Industry Sector guidelines.

“ISDA Master Agreement” means: (a) the 1992 Master Agreement (Multicurrency – Cross Border); or (b) the 2002 Master Agreement, in each case as published by the International Swaps and Derivatives Association, Inc.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

“Key Holdco” means, at any time, a member of the Group which is then a Key Subsidiary by operation of paragraph (d) of the definition of that term below.

“Key Subsidiary” means:

(a)	subject to paragraphs (b) and (c) below, at any time, each Material Subsidiary;

(b)	in the event that any entity described in paragraph (a) undergoes any Merger (excluding a demerger) permitted by the terms of this Agreement, the resulting merged entity;

(c)	in the event that any entity described in paragraph (a) or (b) above undergoes a demerger, the resulting entity of the demerger which has the greatest total assets as at the date of completion of that demerger and each other resulting entity which, based on the total assets or gross revenues (consolidated in respect of any Subsidiaries of that resulting entity) attributable to the assets and business of that resulting entity acquired as part of that demerger, would have constituted a Material Subsidiary (for the purposes of paragraph (b) of the definition of “Material Subsidiary”) had that resulting entity been a member of the Group with those total assets or gross revenues as at the date of the then latest audited consolidated financial statements of the Company prior to such demerger or, as applicable, for the financial year ending on that date; and

(d)	each intermediate holding company interposed between any relevant company described in paragraph (a), (b) or (c) above and the Company at that time (and for this purpose “holding company” means any member of the Group which holds shares either directly or indirectly in a Key Subsidiary) provided that MALCO shall not be a Key Subsidiary pursuant to this paragraph (d) by reason of the holding of shares in Sterlite Industries or any other entity described in subparagraphs (i) to (vi) of paragraph (a) of the definition of Material Subsidiary.

“Konkola Copper” means Konkola Copper Mines Plc, a company incorporated under the laws of Zambia whose registered address is: Private Bag KCM (c) 2000, Stand M/1408, Fern Avenue, Chingola, Zambia.

“KS Financial Indebtedness” means Financial Indebtedness owed or incurred by a Key Holdco which is:

(a)	owed to person(s) who are not members of the Group (whether or not also owed to a member of the Group); or

(b)	owed solely to person(s) who are members of the Group to the extent that any such member of the Group (a “relevant Group member”) has itself (either directly or through one or more other Group members) raised or incurred Financial Indebtedness from or in favour of person(s) who are not members of the Group (whether or not also owed to a member of the Group) the proceeds of which (or an amount equivalent to the same) have been used to fund that Key Holdco with the result that the relevant Group member is a creditor of that Key Holdco in respect of Financial Indebtedness.

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts;

(c)	similar principles, rights and defences as those set out in paragraphs (a) and (b) above under the laws of its jurisdiction of incorporation; and

(d)	any other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinions delivered to the Agent pursuant to Clause 4.1 (Initial conditions precedent) or Clause 25.2 (Accession of TSMHL and TSEHL).

“Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Lender in accordance with Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement.

“LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for Dollars or the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which the relevant Reference Bank could borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period, as of the Specified Time on the Quotation Day for the offering of deposits in Dollars for a period comparable to the Interest Period of that Loan and if any such Screen Rate or, as applicable, that arithmetic mean is below zero, LIBOR will be deemed to be zero.

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

“LMA” means the Loan Market Association.

“Loan” means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

“London Business Day” means a day (other than a Saturday or Sunday) on which deposits may be dealt in on the London interbank market and banks are open for general business in London.

“Majority Creditors” means the Majority Lenders and for this purpose only:

(a)	any Hedging Bank party to a hedging transaction under any Hedging Document that has, as of the date a determination of the Majority Creditors is made, not been terminated or closed out, shall be deemed to be a Lender and the participation of each such Hedging Bank in the Loans then outstanding shall be deemed to be the amount equal to the amount, if any, which would be payable to that Hedging Bank pursuant to the terms of the Hedging Documents to which it is party, if the date on which the determination is made were deemed to be an Early Termination Date (as defined in the relevant ISDA Master Agreement) for which an Obligor is the Defaulting Party (as defined in the relevant ISDA Master Agreement); and

(b)	in relation to any Hedging Bank party to a hedging transaction under any Hedging Document that has, as of the date the calculation is made, been terminated or closed out, shall be deemed to be a Lender and the participation of each such Hedging Bank in the Loans then outstanding shall be deemed to be an amount equal to the amount, if any, remaining payable to that Hedging Bank (excluding any amount of interest incurred on such amount) pursuant to the terms of the Hedging Documents to which it is party in respect of any termination or close out of that hedging which has occurred on or prior to the date of the relevant determination of the Majority Creditors; and

the amount of all the Loans then outstanding shall be deemed to be increased by an amount equal to the aggregate amount of all the sums payable to each Hedging Bank described in paragraph (a) or (b) above.

“Majority Lenders” means:

(a)	if there is no Loan then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2⁄3 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2⁄3 per cent. of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2⁄3 per cent. of all the Loans then outstanding.

“MALCO” means The Madras Aluminium Company Limited, a company incorporated in India with its registered address at Mettur Dam R.S. 636402, Salem District, Tamil Nadu.

“Mandate Letter” means the letter dated 30 April 2013 between the Arranger and the Company in respect of the Facility as amended on 6 May 2013.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost Formula).

“Margin” means 2.75%.

“Material Adverse Effect” means a material adverse effect on or a material adverse change in:

(a)	the condition (financial or otherwise), operations, assets or business of the Obligors or the Group, in each case taken as a whole;

(b)	the ability of the Obligors (taken as a whole) to perform their obligations under the Finance Documents (including, without limitation, upon accession pursuant to Clause 25.2 (Accession of TSMHL and TSEHL));

(c)	the validity or enforceability of any Secured Debt Document including the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any Secured Debt Document against any Obligor; or

(d)	the validity, legality or enforceability of any Security expressed to be created pursuant to any Security Document or on the priority and ranking of any of that Security.

For the purposes of this definition, TSMHL and TSEHL shall be deemed to be Obligors even if not then party to this Agreement.

“Material Subsidiary” means each of:

(a)	at all times:

(i)	Cairn India;

(ii)	Vedanta Aluminium;

(iii)	Sterlite Industries;

(iv)	Konkola Copper;

(v)	Sesa Goa;

(vi)	Hindustan Zinc;

(vii)	TSEHL;

(viii)	TSMHL; and

(ix)	VRHL;

(b)	at any particular time, any Subsidiary of the Company whose:

(i)	total assets; or

(ii)	gross revenues,

(in each case (A) attributable to the Company; and (B) on an unconsolidated basis) are equal to or greater than 10 per cent. of the consolidated total assets or consolidated gross revenues, as the case may be, of the Company, in each case as calculated by reference to the then latest audited consolidated or, as the case may be, unconsolidated financial statements of the relevant Subsidiary or Subsidiaries and the then latest audited consolidated financial statements of the Company;

(c)

any Subsidiary of the Company to whom is transferred all or substantially all of the business, assets and undertaking of a Subsidiary of the Company which immediately prior to such transfer is a Material Subsidiary, whereupon the transferor Subsidiary of the

Company shall immediately cease to be a Material Subsidiary and the transferee Subsidiary shall immediately become a Material Subsidiary; and

(d)	any Key Holdco which is a debtor in respect of KS Financial Indebtedness incurred or guaranteed by it.

Without prejudice to the last two paragraphs of this definition, a report signed by:

(i)	one director or the chief financial officer of the Company; and

(ii)	one authorised signatory of the Company (authorised by the resolution provided pursuant to Clause 4.1 (Initial conditions precedent)),

and certified by an independent chartered accountant that in their opinion a Subsidiary of the Company is or is not, or was or was not, at any particular time or throughout any specified period a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on the Finance Parties.

For the purposes of this definition, if a Subsidiary is acquired (directly or indirectly) by the Company after the end of the financial period to which the latest audited consolidated financial statements of the Company relate, those financial statements shall be adjusted as if that Subsidiary had been shown in them by reference to its then latest audited financial statements until audited consolidated financial statements of the Company for the financial period in which the acquisition is made have been prepared.

Notwithstanding the above (and whether or not so certified in the last delivered report contemplated above) any member of the Group which at any time is both (i) a Key Holdco and (ii) is a debtor in respect of KS Financial Indebtedness incurred or guaranteed by it shall be a Material Subsidiary at that time.

“Merger” means, in relation to any entity, an amalgamation, demerger, merger or corporate reconstruction involving such entity.

“Minimum Cairn Shareholding” means 31.29% of total Cairn India Shares as that percentage may be adjusted from time to time in accordance with Clause 19.9 (Adjustment Events).

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	subject to paragraph (c) below, if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month and, consistent with the terms of this Agreement, that Interest Period is to be of a duration equal to a whole number of Months, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Current Assets” has the meaning given to it in Clause 20 (Financial covenants).

“Net Fixed Assets” has the meaning given to it in Clause 20 (Financial covenants).

“Obligor” means the Company or (upon their accession becoming effective in accordance with Clause 25.2 (Accession of TSMHL and TSEHL) TSMHL or TSEHL.

“OFAC” means the Office of Foreign Assets Control of the US Department of the Treasury (or any successor thereto).

“Original Financial Statements” means:

(a)	the audited consolidated and non-consolidated financial statements of the Company for the financial year ended 31 March 2012; and

(b)	the audited non-consolidated financial statements of each of TSEHL and TSMHL for the financial year ended 31 March 2012.

“Original Form” means the form of a document at the later of the date of this Agreement and the date it was originally entered into as the same may have been amended or varied after the date of this Agreement without causing a Default.

“Original Lender” means a Lender listed in Schedule 1 (The Original Lenders) as having a Commitment.

“Party” means a party to this Agreement.

“Perfection Requirements” means the making of the appropriate registrations, filings or notifications of the Security Documents as specifically contemplated by any legal opinion delivered pursuant to Clause 4.1 (Initial conditions precedent).

“Permitted Cairn Disposal” means a disposal of Cairn India Shares by TSMHL provided that TSMHL continues to hold at least the Minimum Cairn Shareholding up to and including the initial Utilisation Date.

“Permitted Hedging Transaction” means any Hedging Transaction entered into by a member of the Group in the ordinary course of trading to hedge its actual or projected exposures (including, without limitation, exchange rates, interest rates and commodity prices) arising in the ordinary course of operations and not for speculative purposes.

“Permitted Merger” means any Merger entered into or undertaken solely between members of the Group which are not Obligors, TSMHL or TSEHL (including, for the avoidance of doubt, the Sesa Sterlite Merger).

“Priority Subordinated Debt” means all indebtedness of TSMHL owed to the Bridge Borrower.

“Promoter” means Anil Kumar Agarwal an India national with passport number G3965804 as at the date of this Agreement or any member of his family and any investment holding company or trust directly or indirectly controlled by any of them.

“Quasi Security” means a transaction or arrangement under which any member of the Group will:

(a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(c)	enter into any title retention agreement;

(d)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;

(e)	enter into any third party escrow or custody arrangements, blocking instructions, powers of attorney for sale or any non-disposal arrangements having a similar effect; or

(f)	enter into any other preferential arrangement having a similar effect or characteristics,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising or assuring the payment or repayment of Financial Indebtedness or of financing the acquisition of an asset.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two London Business Days before the first day of that period unless market practice differs in the London interbank market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the London interbank market (and if quotations for that currency and period would normally be given by leading banks in the London interbank market on more than one day, the Quotation Day will be the last of those days).

“RBI” means the Reserve Bank of India established under the Reserve Bank of India Act, 1934 of India.

“Reference Banks” means, in relation to LIBOR and Mandatory Cost, the principal London offices of The Royal Bank of Scotland plc and Standard Chartered Bank or such other banks as may be appointed by the Agent in consultation with the Company.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Date” has the meaning given to it in Clause 20 (Financial covenants).

“Relevant Debt” means any present or future indebtedness of the Company or any other Material Subsidiary in the form of, or represented by, bonds, notes, debentures loan stock or other securities which are for the time being, or are capable of being quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market having an original maturity of more than one year from its date of issue and denominated, payable or optionally payable in a currency other than Rupees or which are denominated in Rupees and more than 50 per cent. of the aggregate principal amount of which is initially distributed outside India by or with the authority of the Company and other than Excluded Indebtedness.

“Relevant Period” has the meaning given to it in Clause 20 (Financial covenants).

“Relevant Timeline” in respect of in relation to or pursuant to the URS Scott Wilson Audit or a VSAP Audit means:

(a)	an Agreed Timeline; or

(b)	(if the Company (acting reasonably) has requested for an extension of the Agreed Timeline referred to in paragraph (a) above on the basis of any good or proper reason) such other extended Agreed Timeline determined by Majority Lenders.

“Repayment Dates” means the dates which are 24, 36 and 48 Months after the first Utilisation Date (provided that if any such date is not a Business Day, the relevant Repayment Date shall fall on the immediately preceding Business Day) and the Final Maturity Date.

“Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.4 (Power and authority), Clause 18.6 (Governing law and enforcement), paragraph (a) of Clause 18.9 (No default), Clause 18.12 (Pari passu ranking), Clause 18.13 (No proceedings pending or threatened), Clause 18.15 (Title), paragraphs (a), (b) and (once the Borrower Share Pledge has been executed) (d) of Clause 18.20 (Shares), Clause 18.23 (Sanctions) and Clause 18.24 (Anti-Terrorism Laws).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Required Proceeds” has the meaning given to it in Clause 7.3 (Mandatory prepayment).

“Restricted Party” means a person that is:

(a)	listed on, or owned or controlled by a person listed on, or acting on behalf of a person listed on, any Sanctions List;

(b)	located in, incorporated under the laws of, or owned or (directly or indirectly) controlled by, or acting on behalf of, a person located in or organized under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions; or

(c)	otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a US person or other national of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities).

“Rupees” or “INR” means the lawful currency of India.

“S&P” means Standard & Poor’s Ratings Group.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by:

(a)	the US government;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; or

(e)	the respective Governmental Agencies of any of the foregoing, including, without limitation, OFAC, the US Department of State and Her Majesty’s Treasury (“HMT”),

(together “the Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities.

“Scott Wilson Report” means the report entitled “Vedanta Resources PLC and Lanjigarh Refinery: Independent Review of Sustainability Policies and Practices” dated November 2010 as subsequently updated from time to time.

“Screen Rate” means the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Company.

“Secured Debt” means any Facility Debt and Hedging Debt.

“Secured Debt Document” means a Finance Document or a Hedging Document.

“Secured Party” means the Account Bank, a Finance Party or a Hedging Bank.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Security Document” means:

(a)	the Account Charge; or

(b)	the Borrower Share Pledge,

or any other document pursuant to which any Security or Quasi-Security for any of the Liabilities is granted or purported to be granted at any time.

“Security Provider” means any member of the Group (not being an Obligor) who grants or purports to grant Security pursuant to a Security Document or any guarantee for the repayment of any Secured Debt.

“Selection Notice” means a notice substantially in the form set out in Part II of Schedule 3 (Requests) given in accordance with Clause 9 (Interest Periods).

“Sesa Goa” means Sesa Goa Limited, a company registered under the laws of India with its registered address at PO Box 125, Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa – 403001, India.

“Sesa Goa Successor Entity” means Sesa Goa or any successor entity as a result of the Sesa Sterlite Merger.

“Sesa Sterlite Merger” means the merger of Sesa Goa and Sterlite Industries and the related Group consolidation as more particularly described in the circular sent to the shareholders of the Company dated 30 May 2012 to be consummated, after receipt of all necessary Authorisations, by court order pursuant to Sections 391-394 of the Indian Companies Act, 1956.

“Specified Time” means a time determined in accordance with Schedule 10 (Timetables).

“Sterlite Industries” means Sterlite Industries India Ltd, a company incorporated under the laws of India whose registered office is at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin – 628002, Tamil Nadu, India.

“Subordinated Creditor” means the Original Subordinated Creditor and a member of the Group which has acceded to this Agreement as a Subordinated Creditor pursuant to Clause 25.4 (Accession of Subordinated Creditors).

“Subordinated Creditor Accession Letter” means a letter substantially in the form set out in Schedule 14 (Form of Subordinated Creditor Accession Letter).

“Subordinated Debt” means all present and future moneys, debts and liabilities due, owing or incurred from time to time by TSMHL or TSEHL to any Subordinated Creditor (in each case, whether alone or jointly, or jointly and severally, with any other person, whether actually or contingently, and whether as principal, surety or otherwise).

“Subordinated Debt Document” means any contract evidencing any Subordinated Debt or pursuant to which Subordinated Debt has been raised or incurred.

“Subsidiary” means in relation to any company, corporation or other legal entity, a company, corporation or other legal entity:

(a)	which is controlled, directly or indirectly, by the first mentioned company, corporation or legal entity (as the case may be);

(b)	more than half the issued share capital or voting rights in respect of more than half the issued share capital of which is or are beneficially owned, directly or indirectly, by the first mentioned company, corporation or other legal entity (as the case may be); or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company, corporation or other legal entity (as the case may be),

and for this purpose, a company, corporation or other legal entity shall be treated as being controlled by another if that other company, corporation or other legal entity is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Subsidiary Net Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Successful Syndication” has the meaning given to it in the Mandate Letter.

“Syndication” means sub-underwriting or general syndication of the Facility.

“Syndication Agreement” means any agreement between, inter alia, the Obligors, certain of the Finance Parties and certain new Lenders pursuant to which certain of the Lenders may, inter alia, transfer a portion of their Commitments and/or their participations in the Loans to new Lenders on or prior to the Syndication Date.

“Syndication Date” means the earlier of:

(a)	the date (as determined by the Arranger and notified to the Company and the Agent) on which Successful Syndication has been achieved and the additional syndicate members have become bound by this Agreement; and

(b)	the later of (i) 14 September 2013 and (ii) the date which is 90 days after the date on which the Information Memorandum is approved by the Company.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Third Parties Act” means the Contracts (Rights of Third Parties) Act 1999.

“Total Commitments” means being US$1,200,000,000 at the date of this Agreement. “Total Net Assets” has the meaning given to it in Clause 20 (Financial covenants).

“Total Net Borrowings” has the meaning given to it in Clause 20 (Financial covenants).

“Trading Day” means a day on which the stock exchange operated by BSE Limited and National Stock Exchange of India Limited are both open for business, but does not include a day when, in respect of Cairn India Shares, no last transaction price, closing bid or offer price is/are reported.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement or Transfer Certificate (or, as applicable, the relevant Syndication Agreement); and

(b)	the date on which the Agent executes the relevant Assignment Agreement or Transfer Certificate.

“TSEHL” means Twin Star Energy Holdings Ltd., a company incorporated under the laws of Mauritius with registration number C078309 C2/GBL.

“TSEHL Disposal” means the disposal by VRHL of 100 per cent. of the issued shares in TSEHL to Bloom Fountain Limited, a member of the Group incorporated in Mauritius, 100 per cent. of the share capital of which is directly owned by Sesa Goa, after receipt of all necessary Authorisations, by court order pursuant to Sections 391-394 of the Indian Companies Act, 1956.

“TSMHL” means Twin Star Mauritius Holdings Ltd., a company incorporated under the laws of Mauritius with registration number C097881 C1/GBL.

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“URS Scott Wilson Audit” means a systematic documented and objective evaluation of the Company’s and the Group’s approach, policies, management systems and processes and management practices in relation to environmental, health and safety and social impacts and risks and sustainable development by an E&S Consultant, including, without limitation, a review as to whether such approach, management systems and processes and management practices are in compliance with applicable International Standards.

“US” and “USA” means the United States of America.

“US Dollars”, “Dollars” and “US$” means the lawful currency of the USA.

“US Tax Obligor” means:

(a)	an Obligor which is resident for tax purposes in the US; or

(b)	an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

“Utilisation” means a utilisation of the Facility.

“Utilisation Date” means the date on which a Utilisation is made.

“Utilisation Request” means a notice substantially in the form set out in Part I of Schedule 3 (Requests).

“Vedanta Aluminium” means Vedanta Aluminium Ltd, a company incorporated under the laws of India whose registered office is at SIPCOT Industrial Complex, Madurai Bypass Road, T.V. Puram P.O., Tuticorin – 628002, Tamil Nadu, India.

“VRHL” means Vedanta Resources Holdings Limited, a company registered under the laws of England and Wales with registered number 04761147.

“VSAP Audit” means a systematic documented and objective evaluation of the Company’s Sustainability Assurance Programme conducted by an E&S Consultant.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the “Account Bank”, the “Agent”, the “Arranger”, the “Borrower”, the “Company”, any “Finance Party”, any “Hedging Bank”, any “Lender”, any “Obligor”, any “Party”, any “Secured Party”, the “Security Agent” or any other person shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “contract” includes any agreement, deed or other arrangement of any kind whatsoever (whether or not entered into or evidenced in writing);

(iv)	a “Secured Debt Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under a Finance Document or other agreement or instrument and also includes any waiver or consent granted in respect of any term of any Finance Document or other agreement or instrument;

(v)	a “guarantee” also includes an indemnity and any other obligation (whatever called) of any person to pay, purchase, provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets or services or otherwise) for the payment of, indemnify against the consequences of default in the payment of, or otherwise be responsible for, any indebtedness of any other person (and “guaranteed” and “guarantor” shall be construed accordingly);

(vi)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, Joint Venture, consortium or partnership (whether or not having separate legal personality);

(viii)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, only if compliance within the same is in accordance with the general practice of persons to whom the regulation is intended to apply) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

(ix)	“set-off” includes combining accounts and payment netting;

(x)	“shares” or “share capital” includes equivalent ownership interests and “shareholder” and similar expressions shall be construed accordingly;

(xi)	a provision of law is a reference to that provision as amended or re-enacted; and

(xii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Third Party Rights

(a)	Except as provided in a Finance Document, the terms of a Finance Document may be enforced and enjoyed only by a Party to it and the operation of the Third Parties Act is excluded.

(b)	Notwithstanding any provision of any Finance Document, the consent of any person who is not a party to a Finance Document is not required to vary, rescind or terminate that Finance Document.

1.4	RBS

Notwithstanding the definition of Affiliate in Clause 1.1 (Definitions) above, in relation to The Royal Bank of Scotland Plc, the term “Affiliate” shall not include (i) the UK government or any Governmental Agency thereof (including, without limitation, Her Majesty’s Treasury and UK Financial Investments Limited (or any director, officer, employee or entity thereof)) or (ii) any person or entity controlled by or under common control with the UK government or any Governmental Agency thereof (including, without limitation, Her Majesty’s Treasury and UK Financial Investments Limited) and which are not, in any such case, part of The Royal Bank of Scotland Group Plc and its subsidiaries and subsidiary undertakings.

1.5	Override

Prior to the accession of TSMHL as Borrower in accordance with Clause 25.2 (Accession of TSMHL and TSEHL) and the funding of the initial Loan, all payment obligations expressed to be payment obligations of the Borrower in Clauses 11 (Fees) to 16 (Costs and expenses) (inclusive) and Clause 22.15 (Indemnity) shall be payment obligation of the Company.

SECTION 2

THE FACILITY

2.	THE FACILITY

2.1	The Facility

Subject to the terms of this Agreement the Lenders make available to the Borrower a term loan facility in US Dollars in an aggregate amount equal to the Total Commitments.

2.2	Secured Parties’ rights and obligations

(a)	The obligations of each Secured Party under the Secured Debt Documents are several. Failure by a Secured Party to perform its obligations under the Secured Debt Documents does not affect the obligations of any other Party under the Secured Documents. No Secured Party is responsible for the obligations of any other Secured Party under the Secured Debt Documents.

(b)	The rights of each Secured Party under or in connection with the Secured Debt Documents are separate and independent rights and any debt arising under the Secured Debt Documents to a Secured Party from an Obligor shall be a separate and independent debt.

(c)	A Secured Party may, except as otherwise stated in the Secured Debt Documents, separately enforce its rights under the Secured Debt Documents.

2.3	Obligors’ agent

(a)	Each Obligor (other than the Company) irrevocably appoints the Company from time to time to act on its behalf as its agent in relation to the Secured Debt Documents and irrevocably authorises:

(i)	the Company on its behalf to supply all information concerning itself contemplated by the Secured Debt Documents to the Secured Parties and to give and receive all notices, consents and instructions (including Utilisation Requests and Selection Notices), to agree, accept and execute on its behalf all documents in connection with the Secured Debt Documents (including amendments and variations of, and consents under, any Secured Debt Document) and to execute any new Secured Debt Document and to take such other action as may be necessary or desirable under, or in connection with, the Secured Debt Documents; and

(ii)	each Secured Party to give any notice, demand or other communication to that Obligor pursuant to the Secured Debt Documents to the Company.

(b)	Each Obligor (other than the Company) confirms that:

(i)	it will be bound by any action taken by the Company under, or in connection with, any Secured Debt Document; and

(ii)	each Secured Party may rely on any action purported to be taken by the Company on behalf of any other Obligor.

2.4	Acts of the Company

(a)	The respective liabilities of each of the Obligors under the Secured Debt Documents shall not be in any way affected by:

(i)	any actual or purported irregularity in any act done, or failure to act, by the Company;

(ii)	the Company acting (or purporting to act) in any respect outside any authority conferred upon it by any other Obligor; or

(iii)	any actual or purported failure by, or inability of, the Company to inform any other Obligor of receipt by it of any notification under the Secured Debt Documents.

(b)	In the event of any conflict between any notices or other communications of the Company and any other Obligor, those of the Company shall prevail.

3.	PURPOSE

3.1	Purpose

(a)	The Borrower shall apply all amounts borrowed by it under the Facility towards:

(i)	refinancing all amounts outstanding in respect of the Existing Facilities and (by way of repayment of the Priority Subordinated Debt) the B2B Facility and the BofA Facility;

(ii)	(provided all amounts outstanding in respect of the Existing Facilities, the B2B Facility and the BofA Facility have been paid and repaid in full and all commitments to lend thereunder have been cancelled in full) for refinancing other Subordinated Debt of the Borrower (and once refinanced for application by the Company in discharge of other Financial Indebtedness owed or guaranteed by it); and

(iii)	in or towards paying all fees, costs and expenses payable under the Finance Documents or otherwise in connection with that refinancing.

(b)	No amount borrowed under the Facility shall be applied in any manner that may be illegal or contravene any applicable law or regulation in any relevant jurisdiction.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Lender shall be obliged to fund its participation in a Utilisation unless the Agent has received all of the documents and other evidence listed in and appearing to comply with the requirements of Part I of Schedule 2 (Conditions Precedent). The Agent shall notify the Company and the Lenders promptly upon receiving such documents and evidence.

4.2	Further conditions precedent

Without prejudice to Clause 4.1 (Initial conditions precedent) and Clause 4.4 (Certain Funds Loans), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on or before the date of the proposed Utilisation Date and, in respect of paragraphs (a) and (b) only, on the date of the Utilisation Request:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by each Obligor are true in all material respects;

(c)	on or prior to the date of the Utilisation Request in respect of the first Loan, TSMHL, TSEHL and the Company have delivered an Accession Letter as contemplated by Clause 25.2 (Accession of TSMHL and TSEHL) and the Agent has given the confirmation contemplated to be given by it pursuant to paragraph (b) of that Clause 25.2;

(d)	(in respect of the first Utilisation only) the Company has provided evidence (comprising, as appropriate, notices of prepayment and evidence of other available cash resources available to TSMHL for the purpose) satisfactory to the Majority Lenders that with effect on the first Utilisation Date after application of the proceeds of the proposed Loan:

(i)	all indebtedness of the Borrower in respect of the Existing Facilities will have been paid and repaid in full and that all Common Security (as defined in the Intercreditor Agreement (as defined in the Existing Facilities Agreement)) (will thereby have been (or will be) released;

(ii)	(by way of payment and repayment, to the extent necessary, of the Priority Subordinated Debt and, if required, use of other cash resources available to the Bridge Borrower) all indebtedness of the Bridge Borrower in respect of the B2B Facility (including, without limitation, in respect of any Rollover Loan (as defined in the B2B Facility Agreement)) will have been paid and repaid in full (and all commitments to lend thereunder will have been cancelled in full); and

(iii)	(by way of payment and repayment to the extent necessary of Subordinated Debt and, if required use of other cash resources available to the Company and/or Valliant (Jersey) Limited) all indebtedness of Valliant (Jersey) Limited in respect of the BofA Facility will have been paid and repaid in full (and all commitments to lend thereunder will have been cancelled in full); and

(e)	to the extent the proceeds of the requested Loan are specified in the relevant Utilisation Request as being intended to be applied in repayment or prepayment of any Financial Indebtedness owed or guaranteed by the Company (other than that referred to in paragraph (d) above) a copy of the related notices of prepayment (or otherwise evidence that such Financial Indebtedness is otherwise due and payable) on or about the proposed Utilisation Date for the relevant Loan in an aggregate principal amount at least equal to the amount of the proposed Loan so specified in the relevant Utilisation Request to be applied in that manner.

4.3	Maximum number of Loans

Neither the Borrower (nor the Company on its behalf) may deliver a Utilisation Request if as a result of the proposed Utilisation more than three Loans would have been made under the Facility.

4.4	Certain Funds Loans

(a)

If a Utilisation Request has been validly delivered requesting a Certain Funds Loan consistent with Clause 5.2 (Completion of Utilisation Request) then, provided that the conditions in Clause 4.2 (Further conditions precedent) were satisfied as at the date of the relevant Utilisation Request, between delivery of the Utilisation Request and the making of that Loan (the “Certain

Funds Period”), unless a Certain Funds Default is continuing or would result from the proposed Certain Funds Loan, neither the Agent nor any of the Lenders shall:

(i)	invoke any condition set out in paragraph (a) or (b) of Clause 4.2 (Further conditions precedent) applicable as at the proposed Utilisation Date as a ground for refusing to make any Certain Funds Loan to the extent of its Available Commitment in respect of the Facility;

(ii)	exercise any right, power or discretion to terminate or cancel the obligation to make any Certain Funds Loan;

(iii)	have or exercise any right of rescission or similar right or remedy which it or they may have in respect of this Agreement in respect of any Certain Funds Loan;

(iv)	take any step under Clause 23.20 (Acceleration) in respect of any Certain Funds Loan or that part of the Commitments which may be used by way of the Certain Funds Loan; or

(v)	exercise any right of set-off or counterclaim in respect of the Certain Funds Loan.

However, at all other times all those rights, remedies and entitlements shall be available even though they have not been exercised or available during a Certain Funds Period and nothing in this Clause 4.4 shall restrict the exercise of any right, power, discretion or remedy of the Finance Parties where any of the conditions in Clause 4.2 (Further conditions precedent) were not satisfied as at the date of the Utilisation Request (whether or not any Finance Party was aware of the same on that date).

(b)	Without prejudice to the last sentence of paragraph (a) above, paragraph (a) does not apply:

(i)	if a Change of Control exists or has occurred;

(ii)	if it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Utilisation; or

(iii)	if any of the conditions set out in paragraph (c), (d) or (e) of Clause 4.2 (Further conditions precedent), Clause 5.2 (Completion of the Utilisation Request) or Clause 5.3 (Currency and amount) are not met.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of the Utilisation Request

The Borrower (or the Company on its behalf) may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of the Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day falling within the Availability Period and is not later than 15 Business Days after the date the Utilisation Request is delivered to the Agent;

(ii)	the currency and amount of the Utilisation complies with Clause 5.3 (Currency and amount);

(iii)	the proposed Interest Period complies with Clause 9 (Interest Periods);

(iv)	it requires that the proceeds of the Loans should be paid to the extent necessary to satisfy the condition in paragraph (d) of Clause 4.2 (Further conditions precedent) to the relevant account of the Agent (as defined in the Existing Facilities Agreement), the Agent (as defined in the B2B Facility Agreement) and, as applicable, the Agent (as defined in the BofA Facility Agreement);

(v)	whether or not the requested Loan is a Certain Funds Loans and, if specified to be a Certain Funds Loans, the reason why it is a Certain Funds Loan; and

(vi)	(if relevant) whether (and, if so, providing details of the relevant Financial Indebtedness and of the extent to which) the proceeds of the Loan are to be applied in repayment or prepayment of any Financial Indebtedness owed or guaranteed by the Company as contemplated in paragraph (e) of Clause 4.2 (Further conditions precedent).

(b)	Only one Loan may be requested in a Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in the Utilisation Request must be Dollars.

(b)	The amount of the proposed Loan must be:

(i)	a minimum of US$25,000,000 or a higher integral multiple of US$5,000,000 or, if less, the Available Facility; and

(ii)	in any event such that it is less than or equal to the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in the Loans available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Commitment to the Total Commitments immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of its participation in each Loan by the Specified Time.

5.5	Cancellation of Commitment

The Total Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

(a)	The Loans outstanding at the end of the Availability Period shall be repaid in four equal annual instalments. One instalment shall fall due on each Repayment Date.

(b)	If on the Final Maturity Date any Loan remains outstanding, the Borrower shall repay it on that date.

(c)	The Borrower may not reborrow any part of the Facility which is repaid.

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If it is or becomes unlawful in any applicable jurisdiction for a Lender to (or it is or becomes unlawful in any applicable jurisdiction for any Affiliate of a Lender for that Lender to) perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in a Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	the Borrower shall repay that Lender’s participation in that Loan on the last day of the Interest Period occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law or regulation.

7.2	Change of Control

(a)	If:

(i)	the Promoter does not or ceases to own (directly or indirectly) at least 35 per cent. of the issued share capital having voting rights of the Company or otherwise does not or ceases to control the Company and/or any other person or group of persons acting in concert gains control of the Company;

(ii)	the Company does not or ceases to hold (directly or indirectly) 100 per cent. of the issued capital of VRHL or otherwise does not or ceases to control VRHL;

(iii)	(prior to the completion of the TSEHL Disposal) VRHL does not or ceases to hold (directly or indirectly) 100 per cent. of the issued capital of TSEHL or otherwise does not or ceases to control TSEHL;

(iv)	on and from completion of the TSEHL Disposal, Sesa Goa (or any Sesa Goa Successor Entity) does not or ceases to hold (directly or indirectly) 100 per cent. of the issued capital of TSEHL or otherwise does not or ceases to control TSEHL; or

(v)	TSEHL does not or ceases to own directly 100 per cent. of the issued share capital of TSMHL or otherwise does not or ceases to control TSMHL,

(each such circumstance being a “Change of Control”) then:

(A)	an Obligor shall promptly notify the Agent upon becoming aware of that event;

(B)	a Lender shall not be obliged to fund a Utilisation; and

(C)	if the Majority Lenders so require within 90 days (or such other period agreed between the Agent and the Company) of the notification pursuant to paragraph (A) above, the Agent shall, by notice to the Company, cancel the Total Commitments (whereupon they shall be immediately cancelled) and by not less than ten Business Days’ notice to the Company, declare all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon all such outstanding amounts will become due and payable on the expiry of such notice.

(b)	For the purpose of paragraph (a) above:

(i)	“control” of a person means the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	appoint or remove all, or the majority, of the directors or other equivalent officers of that person; or

(B)	give directions with respect to the operating and financial policies of that person, which the directors or other equivalent officers of that person are obliged to comply with; and

(ii)	“acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate through the acquisition by any of them, either directly or indirectly, of shares in the relevant company, to obtain or consolidate control of the relevant company.

7.3	Mandatory prepayment

(a)	At any time following the first Utilisation Date but without prejudice to paragraph (b) of Clause 30.7 (Partial payments), the Borrower shall ensure that promptly upon receipt, all Required Proceeds (or an equivalent amount) are credited to the Collection Account for application in accordance with this Clause 7.3.

(b)	In this Clause 7.3:

(i)	“Application Date” means any date on which, consistent with paragraph (c) below, funds standing to the credit of the Collection Account are to be applied in accordance with that paragraph;

(ii)	“Redemption” means, in respect of a share, the redemption, buy-back, repurchase, repayment and cancellation of that share;

(iii)	“Required Proceeds” means any and all amounts received by the Borrower in cash on account of:

(A)	any other sale, transfer or other disposal of any Cairn India Share (other than a Permitted Cairn Disposal where, following that disposal, the Borrower holds at least the Minimum Cairn Shareholding);

(B)	dividends distributed by Cairn India or any other payment or distribution of any kind in respect of Cairn India Shares held by the Borrower (including by way of Redemption of those shares); or

(C)	any loan or other Financial Indebtedness made or made available by Cairn India or any of its Subsidiaries to TSMHL;

(iv)	“Reserve Amount” means, in respect of a given Application Date, an amount (as determined by the Agent acting reasonably) equal to the sum of:

(A)	six Months’ interest on the Loans (calculated on the basis of the interest rate then applicable to the Loans (or, where the relevant Application Date is the last day of an Interest Period for the Loans, on the basis of the interest rate which will apply to the Loans for the Interest Period commencing on the Application Date)) (or, if a lesser period, interest (calculated on the same basis) until the Final Maturity Date); and

(B)	all principal amounts of the Loans due and payable on a Repayment Date falling in the six Months following that Application Date,

and assuming, for this purpose:

(1)	that all payments due under Clause 6 (Repayment) will be made when due; and

(2)	that no other prepayment of the Loans will be made (save: (i) as may be required to be made under paragraph (c) below on that Application Date or (ii) as specified in any irrevocable notice previously delivered by the Company under paragraph (f) below where the specified prepayment is to be applied in prepayment of the Loans during the six Month period for which the interest calculation is being effected); and

(v)	“Vedanta Debt Service Amount” means, in respect of any receipt of Required Proceeds and a given Application Date, an amount equal to those Required Proceeds less all amounts applied or reserved on that Application Date (but, for the avoidance of doubt, not on any other date) pursuant to sub-paragraphs (c)(i) to (c)(iii) of Clause 7.3 (Mandatory prepayment), but with the resultant sum capped at US$120,000,000 in respect of any single Application Date and US$240,000,000 in any 12 Month period.

(c)	Without prejudice to paragraph (b) of Clause 30.7 (Partial payments), on the last day of the first Interest Period to end at least five Business Days after receipt of any amount into the Collection Account, the Borrower shall ensure that the balance of the Collection Account is applied on that last day in the following order of priority:

(i)	first, in or towards payment pro rata of any unpaid fees, reasonable costs and expenses of the Agent, the Account Bank or the Arranger under the Finance Documents;

(ii)	second, in or towards payment pro rata of any accrued interest, fee or commission due and payable to a Finance Party but unpaid under this Agreement;

(iii)	third, in creation of a reserve within the Collection Account (or, as applicable, further funding that reserve so as to create a reserve within the Collection Account) in a maximum amount equal to the relevant Reserve Amount; and

(iv)	fourth, after taking into account the reserve referred to in sub-paragraph (iii) above if and to the extent that any Required Proceeds have been received into the Collection Account since the most recent Application Date (or, in respect of the first Application Date, since the first Utilisation Date) and where the relevant Application Date occurs before the first Additional Debt Incurrence Date, in payment of an amount not exceeding the relevant Vedanta Debt Service Amount, by transfer to the Distribution Account, provided that no such amount shall be transferred if a Default is continuing on the relevant Application Date;

(v)	fifth, provided that the amount to be so applied is at least US$10,000,000 (or, if less, the principal amount outstanding of the Loans) in or towards prepayment and permanent reduction of the Loans on a pro rata basis.

The Borrower (or the Company on its behalf) shall give the Agent at least five Business Days prior notice of any prepayment to be effected in accordance with this paragraph (c) together with supporting calculations (in reasonable detail) evidencing the application of funds as required by this paragraph.

(d)	Any amount applied in prepayment of the Loans pursuant to this Clause 7.3 shall be applied against the instalments due under Clause 6 in chronological order of maturity.

(e)	Monies standing to the credit of the Collection Account (whether or not nominally credited to a reserve pursuant to paragraph (c)(iii) above) may, at any time, be applied in or towards payment or repayment of any part of the Facility Debt in the nature of the amounts referred to in paragraph (c)(i) or (ii) above or otherwise due and payable under any of Clause 6 (Repayment), Clause 7.2 (Change of Control), this Clause 7.3, Clause 7.5 (Voluntary prepayment) or Clause 23.20 (Acceleration) (including, as applicable, any Break Costs attributable thereto).

7.4	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 and, if higher, in higher integral multiples of US$10,000,000) of the Available Facility.

7.5	Voluntary prepayment

(a)	The Borrower may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay the Loans (including, where relevant, by application of funds standing to the credit of the Collection Account consistent with paragraph (e) of Clause 7.3 (Mandatory prepayment)) in whole or part (but, if in part, being an amount that reduces the Loans by a minimum aggregate amount of US$10,000,000 and, if higher, in higher integral multiples of US$10,000,000).

(b)	Any amount applied in prepayment of the Loans pursuant to this Clause 7.3 shall be applied against the instalments due under Clause 6 in chronological order of maturity or in such other order as the Company may specify in its notice under paragraph (a) above.

7.6	Right of replacement or repayment and cancellation in relation to a single Lender

(a)	In this Clause 7.6:

(i)	“Non-Consenting Lender” means any Lender which has refused or declined in writing to agree to a consent, waiver or amendment if:

(A)	the Company, through the Agent, has requested a consent, waiver or amendment in relation to any Finance Document; and

(B)	the Majority Lenders have agreed to that consent, waiver or amendment.

(b)	If:

(i)	any sum payable to any Lender by the Borrower is required to be increased under paragraph (a) of Clause 12.2 (Tax gross-up);

(ii)	any Lender claims indemnification from the Borrower under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs);

(iii)	any Lender becomes a Non-Consenting Lender; or

(iv)	any FATCA Protected Lender notifies the Agent of a FATCA Event pursuant to Clause 7.7 (Mandatory repayment and cancellation of FATCA Protected Lenders),

the Company may, if the circumstance relates to a Lender and subject to paragraph (d), (e) and (f) below, whilst (in the case of paragraphs (b)(i) and (b)(ii)) the circumstance giving rise to the requirement, indemnification or FATCA Event continues:

(A)	in the case of paragraphs (i), (ii) and (iv), give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans; or

(B)	in the case of paragraphs (i), (ii), (iii) and (iv), give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(c)	On receipt of a notice referred to in paragraph (b)(i) or (ii) above, the Commitment of that Lender shall immediately be reduced to zero.

(d)	Without prejudice to Clause 7.7 (Mandatory repayment and cancellation of FATCA Protected Lenders) on the last day of each Interest Period which ends after the Company has given notice under paragraph (b)(A) above of an intention to repay a Lender (or, if earlier, the date specified by the Company in that notice), the Borrower shall repay that Lender’s participation in the Loans.

(e)

The Company may, in the circumstances set out in paragraph (b)(B) above, on ten Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank or financial institution selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest, fees and other amounts payable in relation thereto under the Finance Documents.

(f)	The replacement of a Lender pursuant to paragraph (e) above shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)	any replacement of a Non-Consenting Lender must take place no later than 90 days after the earlier of (A) the date the Non-Consenting Lender notified the Agent of its refusal to agree to the relevant consent, waiver or amendment and (B) the deadline for responses to the relevant consent, waiver or amendment (being not less than 20 Business Days after the Agent sent the related request to the Lenders);

(iv)	any replacement of a FATCA Protected Lender must take place no later than the date one month before the relevant FATCA Application Date; and

(v)	in no event shall the Lender replaced under paragraph (e) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

7.7	Mandatory repayment and cancellation of FATCA Protected Lenders

(a)	If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Agent or Security Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Agent or Security Agent for the account of that Lender) on or after that FATCA Application Date (a “FATCA Event”);

(i)	that Lender shall, reasonably promptly after that date, notify the Agent of that FATCA Event and the relevant FATCA Application Date;

(ii)	if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid or replaced pursuant to Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender) (other than by reason of that Lender’s failure to comply with its obligations pursuant to paragraph (e) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender)):

(A)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Agent;

(B)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(C)	the Borrower shall repay that Lender’s participation in the Loans on the last day of the Interest Period for the Loans occurring after the Agent has notified the

Company or, if earlier, the last Business Day before the relevant FATCA Application Date.

7.8	Right of cancellation in relation to a Defaulting Lender

(a)	If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 20 Business Days’ notice of cancellation of each Available Commitment of that Lender.

(b)	On the notice referred to in paragraph (a) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

(c)	The Agent shall, as soon as practicable after receipt of a notice referred to in paragraph (a) above, notify all the Lenders.

7.9	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	The Borrower may not reborrow any part of the Facility which is prepaid.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5

COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period (or any part thereof) is the percentage rate per annum which is the aggregate of the:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower shall pay accrued interest on the Loans on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1.0 per cent. and the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted a Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any Unpaid Sum consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the Unpaid Sum during that first Interest Period shall be the sum of 1.0 per cent and the rate which would have applied if the Unpaid Sum had not become due.

(c)	Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the Company of the determination of a rate of interest under this Agreement.

8.5	Hedging Bank Provisions

The provisions of Schedule 11 (Hedging Bank Provisions) shall bind each Party.

9.	INTEREST PERIODS

9.1	Selection of Interest Periods

(a)	The Borrower (or the Company on its behalf) may select an Interest Period for a Loan in a Utilisation Request or (if the Loan has already been borrowed) in a Selection Notice.

(b)	Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent not later than the Specified Time.

(c)	If the Borrower (or the Company on its behalf) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)	Subject to this Clause 9, the Borrower (or the Company on its behalf) may select an Interest Period of one, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	Prior to the Syndication Date, each Interest Period shall be one Month (or such shorter duration as may be desirable to ensure that the Interest Period ends on a date on which rights and obligations under this Agreement are to be novated to persons becoming Parties as a result of Syndication).

(f)	An Interest Period for a Loan shall not extend beyond the next occurring Repayment Date.

(g)	Each Interest Period for a Loan shall start on its Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(h)	The first Interest Period for the second or any subsequent Loan made under the Facility (each a “Subsequent Loan”) shall end on the last day of the Interest Period then current (or commencing) for each other Loan which is outstanding under the Facility when that Subsequent Loan is made.

9.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.3	Consolidation of Loans

If two or more Interest Periods:

(a)	relate to Loans; and

(b)	end on the same date,

those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in that Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon (London time) on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for Dollars for the relevant Interest Period;

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the London interbank market would be in excess of LIBOR; or

(iii)	the Utilisation Request for a Loan being provided after 9:00 a.m. (London time) on the date that would otherwise have been the Quotation Day for the first Interest Period for that Loan.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

(c)	For the avoidance of doubt, in the event that no substitute basis is agreed at the end of the 30 day period, the rate of interest shall continue to be determined in accordance with the terms of this Agreement.

10.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.	FEES

11.1	Arrangement fee

The Borrower shall pay to the Agent (for the account of each Arranger) an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.2	Agency/Security Agency fee

The Borrower shall pay to the Agent and the Security Agent (for their own account) a fee in the amount and at the times agreed in a Fee Letter.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS-UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum received or receivable (or any sum deemed, for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document other than a FATCA Deduction.

“Tax Payment” means either the increase in a payment made by any Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it under or in connection with a Finance Document free and clear of and without any Tax Deduction, unless that Obligor is required by law or regulation to make a Tax Deduction, in which case the sum payable by that Obligor shall be increased to the extent necessary to ensure that the Finance Party concerned receives a sum, net of any Tax Deduction, equal to the sum which it would have received if no Tax Deduction had been required.

(b)	Each Obligor shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company.

(c)	If an Obligor is required to make a Tax Deduction, it shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed (including extensions) and in the minimum amount required by law or regulation.

(d)	Within thirty days of an Obligor making either a Tax Deduction or any payment required in connection with that Tax Deduction, that Obligor shall deliver to the Agent for the Finance Party entitled to the payment an original receipt (or certified copy thereof) evidencing to the reasonable satisfaction of that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment has been paid to the relevant taxing authority.

12.3	Tax indemnity

(a)	Without prejudice to Clause 12.2 (Tax gross-up), the Borrower shall (within three Business Days of demand by the Agent, which demand shall not be made earlier than five Business Days prior to the date such loss, liability or cost will be suffered by such Protected Party) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been suffered for or on account of Tax by that Protected Party in relation to a sum received or receivable under a Finance Document (whether or not actually received or receivable).

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income actually received or receivable (but, for the avoidance of doubt, not including any sum deemed for purposes of Tax to be received or receivable by that Finance Party but not actually received or receivable) by that Finance Party;

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(iii)	to the extent the loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)	A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, whereupon the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and fully retained that Tax Credit (including, to the extent relevant to that Finance Party, on an affiliated group basis),

the Finance Party shall pay an amount to that Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by that Obligor.

12.5	Stamp taxes

The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document (but, for the avoidance of doubt, not including any cost, loss or liability in relation to any such Taxes payable in connection with any assignment, novation or other transfer by any Finance Party of its rights and/or obligations under any Finance Document unless an Event of Default is continuing at the time of such assignment, novation or other transfer).

12.6	Indirect Tax

(a)	All amounts set out or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for Indirect Tax purposes shall be deemed to be exclusive of any Indirect Tax which is chargeable on such supply, and accordingly, subject to paragraph (b) below, if Indirect Tax is chargeable on any supply made by any Finance Party to any Party under a Finance Document and the Finance Party is required to account for the Indirect Tax, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the Indirect Tax (and such Finance Party shall promptly provide an appropriate Indirect Tax invoice to such Party).

(b)	If Indirect Tax is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such Indirect Tax. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which the Recipient reasonably determines relates to the Indirect Tax chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all Indirect Tax incurred by the Finance Party in respect of the costs or expenses but only to the extent that the Finance Party reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of the Indirect Tax.

(d)	Any reference in this Clause 12.6 to any Party will, at any time when that Party is treated as a member of a group for Indirect Tax purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated as making the supply, or (as appropriate) receiving the supply, under any applicable grouping rules.

(e)	In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party shall promptly provide such Finance Party with details of that Party’s Indirect Tax registration and such other information as is reasonably requested in connection with such Finance Party’s Indirect Tax reporting requirements in relation to such supply.

12.7	FATCA Deduction

(a)	Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)	Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Agent and the other Finance Parties.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; (ii) compliance with any law or regulation made after the date of this Agreement; or (iii) the implementation or application of or compliance with Basel III.

(b)	In this Agreement

“Basel III” means:

(i)	the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(ii)	the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text” published by the Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(iii)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”.

“Increased Costs” means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party’s (or its Affiliate’s) overall capital (including as a result of any reduction in the rate of return on capital brought about by more capital being required to be allocated by that Finance Party or one of its Affiliates);

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	attributable to a FATCA Deduction required to be made by a Party;

(iii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied) or compensated for by Clause 12.5 (Stamp taxes) or Clause 12.6 (Indirect Tax); or

(iv)	compensated for by the payment of the Mandatory Cost; or

(v)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation; or

(vi)	attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	any information produced or approved by or on behalf of an Obligor in connection with the Facility being or being alleged to be misleading and/or deceptive in any respect;

(c)	any enquiry, investigation, subpoena (or similar order) or litigation with respect to an Obligor or with respect to the transactions contemplated or financed under the Finance Documents;

(d)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 29 (Sharing among the Secured Parties);

(e)	the incurrence of any cost, loss or liability incurred by it on the transfer of its participation in any Loan pursuant to the terms of paragraph (e) of Clause 7.6 (Right of replacement or repayment and cancellation in relation to a single Lender), provided that the amount recovered under each claim pursuant to this paragraph (e) shall not exceed the amount of Break Costs that would have been incurred by that Finance Party had the relevant Loans been prepaid rather than transferred;

(f)	funding, or making arrangements to fund, its participation in a Loan requested in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(g)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower or the Company; or

(h)	any costs of the Agent incurred in commissioning an E&S review in accordance with the terms of Clause 21.15 (Environmental and social).

14.3	Indemnity to the Agent and the Security Agent

The Borrower shall promptly indemnify the Agent and the Security Agent against any cost, loss or liability incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default;

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(c)	taking, holding, protecting or enforcing any Security created pursuant to any Finance Document; or

(d)	exercising any of the rights, powers, discretions or remedies vested in it under any Finance Document or by law.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Borrower shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Borrower shall promptly on demand pay the Agent, the Security Agent, the Account Bank and the Arranger:

(a)	the amount of all costs and expenses (excluding legal fees) up to a maximum amount as separately agreed; and

(b)	the amount of legal fees up to a maximum amount as separately agreed,

reasonably incurred (and documented) by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrower shall, within three Business Days of demand, reimburse the Agent, the Account Bank or the Security Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent, the Account Bank or the Security Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Borrower shall, within three Business Days of demand, pay to each Secured Party the amount of all costs and expenses (including legal fees) incurred by that Secured Party in connection with the enforcement of, or the preservation of any rights under, any Secured Document.

16.4	Security Agent expenses

The Borrower shall promptly on demand pay the Security Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the administration or release of any Security created pursuant to any Security Document.

SECTION 7

GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party punctual performance by each other Obligor of all that Obligor’s obligations under the Finance Documents;

(b)	undertakes with each Secured Party that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	agrees with each Secured Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Secured Party immediately on demand against any cost, loss or liability it incurs as a result of an Obligor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by a Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Secured Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation or otherwise, without limitation, then the liability of each Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Secured Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group or any other person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)	any insolvency or similar proceedings; or

(h)	this Agreement or any other Finance Document not being executed by or binding upon any other person.

17.5	Guarantor intent

Without prejudice to the generality of Clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents for the purposes of or in connection with any of the following: acquisitions of any nature; increasing working capital; enabling investor distributions to be made; carrying out restructurings; refinancing existing facilities; refinancing any other indebtedness; making facilities available to new borrowers; any other variation or extension of the purposes for which any such facility or amount might be made available from time to time; and any fees, costs and/or expenses associated with any of the foregoing.

17.6	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Secured Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.7	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Secured Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Secured Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of its liability under this Clause 17.

17.8	Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor shall exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which any Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obligor in competition with any Secured Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 30 (Payment mechanics).

17.9	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Secured Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It and each of the Key Subsidiaries is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation and each Obligor is a limited liability company.

(b)	It and each of the Key Subsidiaries has the power to own its assets and carry on its business in all material respects as it is being conducted.

(c)	Neither TSMHL or TSEHL is a FATCA FFI or a US Tax Obligor.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document to which it is a party are legal, valid, binding and enforceable, subject to:

(a)	the Legal Reservations;

(b)	any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation); and

(c)	in the case of any Security Document, the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence).

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it in any material respect;

(b)	its constitutional documents; or

(c)	any agreement or instrument binding upon:

(i)	it or any of its Subsidiaries; or

(ii)	any of its or any of its Subsidiaries’ assets,

to an extent which has or could reasonably be expected to have a Material Adverse Effect,

nor (except as provided in any Security Document) result in the existence of, or oblige it or any of its Subsidiaries to create, any Security over any of its or any of its Subsidiaries’ assets.

18.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

18.5	Validity and admissibility in evidence

All Authorisations required:

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party and the transactions contemplated by the Finance Documents;

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation; and

(c)	to enable it to create the Security to be created by it pursuant to any Security Document and to ensure that such Security has the priority and ranking it is expressed to have,

have been obtained or effected and are in full force and effect save for the making of the appropriate registrations of the Security Documents with the Companies Registration Office or equivalent authority in the jurisdiction of incorporation of the relevant Obligor and other applicable registration requirements and other applicable Perfection Requirements.

18.6	Governing law and enforcement

(a)	Subject to the matters described in the Legal Reservations, the choice of law specified in each Finance Document as the governing law of that Finance Document will be recognised and enforced in its jurisdiction of incorporation.

(b)	Subject to the matters described in the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation and in relation to a Finance Document governed by a law other than English law, in the jurisdiction of the governing law of that Finance Document.

18.7	No filing or stamp taxes

Under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in those jurisdictions or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents save in each case for the making of the appropriate registrations of the Security Documents with the Companies Registration Office or equivalent authority in the jurisdiction of incorporation of the relevant Obligor.

18.8	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to any Lender (save that guarantee payments made by the Company may be subject to deduction for or on account of UK Tax).

18.9	No default

(a)	No Event of Default is continuing or has or could reasonably be expected to result from the making of any Utilisation or the entry into, performance of, or any transaction contemplated by, any Finance Document.

(b)

No other event or circumstance is outstanding which constitutes (or which would, with the lapse of time, the giving of notice, the making of any determination under the relevant document or any combination of the foregoing, constitute) a default or termination event (however described) under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject which has or could reasonably be expected to have a Material Adverse Effect.

18.10	No misleading information

(a)	Any written material factual information provided by or on behalf of any Obligor for the purposes of the Information Memorandum or otherwise provided in connection with the Facility was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum or otherwise provided in connection with the Facility have been prepared on the basis of recent historical information and on the basis of reasonable assumptions at the time of such preparation.

(c)	Any written expressions of opinion or intention provided by or on behalf of any Obligor in connection with any Finance Document, including any expressions of opinion or intention in the Information Memorandum, were made after due and careful consideration and (at the time given) based on reasonable grounds.

(d)	Save for matters disclosed in writing to the Agent, nothing has occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in:

(i)	the factual information relating to the Group contained in the Information Memorandum being untrue or misleading in any material respect;

(ii)	any financial projection or expression of opinion or intention in the Information Memorandum being untrue or misleading in any material respect; or

(iii)	any assumption or ground on which any financial projection or expression of opinion or intention in the Information Memorandum is based being unreasonable.

18.11	Financial statements

(a)	Its Original Financial Statements (if any) were prepared in accordance with GAAP consistently applied.

(b)	Its Original Financial Statements (if any) give a true and fair view of its consolidated financial condition and operations as at the end of and for the relevant financial year and of the profit of the Group for that year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group) since 31 March 2012.

18.12	Pari passu ranking

(a)	Subject to the requirements specified at the end of Clause 18.5 (Validity and admissibility in evidence) each Security Document creates (or, once entered into, will create) in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

(b)	Without limiting paragraph (a) above, its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which has had or could reasonably be expected to have a Material Adverse Effect (having regard to the likelihood of adverse determination) have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

18.14	Compliance with applicable laws

Each member of the Group is in compliance in all respects with all laws, statutes, rules, regulations and orders binding on or applicable to it where failure to do so has had or could reasonably be expected to have a Material Adverse Effect.

18.15	Title

(a)	It and each of its Subsidiaries has good and marketable title to all material assets necessary for the conduct of its business as it is being conducted and is proposed to be conducted save where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)	It has good and marketable title to the assets over which it purports to create Security pursuant to any Security Document, free from all Security except the Security created pursuant to, or permitted by, the Finance Documents.

18.16	Environmental laws and licences

(a)	Each member of the Group is in compliance with Clause 21.13 (Environmental undertakings) and to the best of its knowledge and belief (having made due and careful enquiry) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or could reasonably be expected to have a Material Adverse Effect.

(b)	No Environmental Claim has been commenced or (to the best of its knowledge and belief (having made due and careful enquiry)) is threatened against any member of the Group where that claim has or could reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

18.17	Environmental releases

No:

(a)	property currently occupied or owned by it or any of its Subsidiaries (including any offsite waste management or disposal location operated or owned by it or any of its Subsidiaries) is contaminated with any Hazardous Substance; and

(b)	discharge, release, leaching, migration or escape of any Hazardous Substance into the Environment in violation of any Environmental Law or Environmental Licence is occurring on, onto, under or from that property, in each case in circumstances where this has had or could reasonably be expected to have a Material Adverse Effect.

18.18	Group Structure

The Group Structure Chart shows each member of the Group and the percentage of the issued share capital held, whether legally or beneficially, by each member of the Group in each other member of the Group, in each case as at the date of this Agreement.

18.19	TSMHL

(a)	Other than as expressly permitted in the Existing Facilities Agreement, TSMHL:

(i)	has not traded or carried on any business; and

(ii)	does not have any material liability (actual or contingent, present or future),

other than:

(A)	as contemplated by or in connection with the Finance Documents and liabilities under any agreement for disposal of any Cairn India Shares permitted by the terms of this Agreement;

(B)	liabilities for Subordinated Debt;

(C)	holding cash in bank accounts and liabilities under the associated account terms; and

(D)	professional fees, administrative costs and Tax liabilities in the ordinary course of business as a holding company.

(b)	Other than as expressly permitted in the Existing Facilities Agreement, TSMHL owns no assets other than:

(i)	rights under the Finance Documents, each Subordinated Debt Document or any rights under any agreement for disposal of any Cairn India Shares permitted by the terms of this Agreement;

(ii)	rights in relation to bank accounts (including rights in cash held in any bank account and the associated account terms) permitted to be held by the Borrower under this Agreement and the Intercreditor Agreement; and

(iii)	Cairn India Shares.

(c)	TSMHL is the legal and beneficial owner of 38.69% of all Cairn India Shares as at the date of this Agreement and at all times on or prior to the first Utilisation Date shall be the legal and beneficial owner of not less than the Minimum Cairn Shareholding.

18.20	Shares

(a)	Both:

(i)	the shares in TSMHL owned by TSEHL; and

(ii)	any shares in the issued capital of Cairn India owned by TSMHL,

are issued, fully paid and freely transferable and constitute shares in the capital of limited companies, and there are no moneys or liabilities outstanding or payable in respect of any such share.

(b)	No person has or is entitled to any conditional or unconditional option, warrant or other right to call for the issue or allotment of, subscribe for, purchase or otherwise acquire:

(i)	any share capital of TSMHL (other than TSEHL); or

(ii)	any shares in the issued capital of Cairn India owned by TSMHL other than pursuant to the terms of any Permitted Cairn Disposal.

(c)	There are no agreements in force or corporate resolutions passed which require or might require the present or future issue or allotment of any share capital of TSMHL (other than to TSEHL), TSEHL (other than to VRHL), VRHL (other than to the Company) (other than in a manner which would not cause a Change of Control).

(d)	The shares of TSMHL subject to the Borrower Share Pledge constitute all the share capital of TSMHL.

(e)	The constitutional documents of TSMHL do not contain any provision which could restrict or inhibit any transfer of any shares of TSMHL on creation or enforcement of the Borrower Share Pledge, or such provisions have been irrevocably and validly consented to or waived in respect of any transfer made as part of the enforcement of the rights of the Secured Parties pursuant to the Security Documents.

18.21	Taxation

(a)	It and each of its Subsidiaries has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties except to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves in accordance with GAAP for those Taxes;

(iii)	payment can be lawfully withheld; and

(iv)	non-payment has not and could not reasonably be expected to have a Material Adverse Effect.

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No claims or investigations are being, or are reasonably likely to be, asserted against it with respect to Taxes, which might reasonably be expected to have a Material Adverse Effect

18.22	Labour disputes

No labour disputes which could reasonably be expected to have a Material Adverse Effect have been started or threatened against it, or any member of the Group.

18.23	Sanctions

Neither it, nor any of its Subsidiaries or Joint Ventures, nor any of their respective directors, officers nor to the knowledge of the Obligor, any employees, or any persons acting on any of their behalf (with any of their express authority) is a Restricted Party.

18.24	Anti-Terrorism Laws

(a)	It has taken reasonable measures to ensure compliance with applicable Economic Sanctions Laws and Anti-Money Laundering Laws.

(b)	It is not a Designated Person.

(c)	It will not use any part of the proceeds from any Loan on behalf of any Designated Person or otherwise use such proceeds in connection with any investment in, or any transactions or dealings with, any Designated Person.

18.25	US Governmental Regulation

It will not use any part of the proceeds from any Loan, directly or indirectly, for payments to any government official or employee, political party, official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the US Foreign Corrupt Practices Act of 1977 (15 USC. §§ 78dd-1 et seq.), assuming in all cases that such Act applies to it.

18.26	TSEHL

(a)	Other than as expressly permitted in the Existing Facilities Agreement, TSEHL:

(i)	has not traded or carried on any business; and

(ii)	does not have any material liability (actual or contingent, present or future),

other than:

(A)	as contemplated by or in connection with the Finance Documents;

(B)	liabilities for Subordinated Debt;

(C)	the making of loans to other members of the Group;

(D)	holding cash, bank accounts and liquid investments; and

(E)	professional fees, administrative costs and tax liabilities in the ordinary course of business as a holding company.

(b)	Other than as expressly permitted in the Existing Facilities Agreement, TSEHL owns no assets other than:

(i)	rights under the Finance Documents, each Subordinated Debt Document to which it is a party and any loan described in sub-paragraph (a)(C) above;

(ii)	rights in bank accounts (including rights in any cash held in those accounts and in any other liquid investments made with balances standing to the credit of such accounts) and under the related account mandates; and

(iii)	shares in TSMHL.

18.27	Times when representations made

(a)	The representations and warranties set out in this Clause 18 are made by the Obligors on the date of this Agreement.

(b)

The representations and warranties set out in Clauses 18.1 (Status) to 18.6 (Governing law and enforcement) (insofar as they relate to the person purporting to grant Security under a Security Document and that Security Document) and Clause 18.15 (Title) (insofar as it relates to the assets the subject of that Security) are deemed made by each person granting Security pursuant to a Security Document on the date of that Security Document and by each Obligor on the date of execution of the Accession Letter pursuant to Clause 25.2 (Accession of TSMHL and TSEHL), in each case by reference to the facts and circumstances then existing.

(c)	The representations and warranties set out in paragraphs (d) and (e) of Clause 18.20 (Shares) are deemed made by TSEHL and TSMHL on the date of the Borrower Share Pledge.

(d)	The representations and warranties set out in Clause 18.10 (No misleading information) are deemed to be made by each Obligor with respect to the Information Memorandum on the date that the Information Memorandum is approved by the Company, on each Transfer Date occurring on or prior to the Syndication Date and the date of each Syndication Agreement, in each case, by reference to the facts and circumstances then existing.

(e)	The Repeating Representations are deemed to be made by each Obligor on the date of each Utilisation Request, the first day of each Interest Period by reference to the facts and circumstances then existing and, on each such date falling on or prior to the first Utilisation Date, the representations and warranties in Clauses 18.19 (TSMHL) and 18.23 (TSEHL) shall also be deemed to be so made by the Obligors.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent (in electronic form or, if not in electronic form, then in sufficient copies for all the Lenders):

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years, its audited consolidated financial statements, its unaudited unconsolidated financial statements and the audited non-consolidated and (if prepared) consolidated financial statements of TSMHL, TSEHL and each Material Subsidiary which is a trading company for that financial year; and

(b)	as soon as the same become available, but in any event within 75 days after the end of the first half of each of its financial years:

(i)	its semi-annual unaudited consolidated financial statements and its semi-annual unconsolidated financial statements;

(ii)	the semi-annual unconsolidated and (if prepared) consolidated financial statements of each of TSMHL and TSEHL; and

(iii)	the semi-annual unaudited non-consolidated and (if prepared) consolidated financial statements of each Material Subsidiary which is a trading company,

for that financial half year.

19.2	Compliance Certificates

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to Clause 19.1 (Financial statements):

(i)	a copy of the annual audited or, as applicable, semi-annual interim report provided by the Company to the London Stock Exchange; and

(ii)	a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were drawn up and setting out the Material Subsidiaries and (in reasonable detail) computations for the determination of which members of the Group are Material Subsidiaries.

(b)	The list of Material Subsidiaries in the Compliance Certificate supplied with the financial statements delivered pursuant to paragraph (a) of Clause 19.1 (Financial statements) shall be certified by an independent chartered accountant and such certification shall, in the absence of manifest error, be conclusive and binding on the Finance Parties.

(c)	Each Compliance Certificate shall be signed by the Company’s chief financial officer and a director/authorised signatory of the Company.

19.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 19.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or, as the case may be, its consolidated) financial condition and operations as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to 19.1 (Financial statements) is prepared using relevant GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the GAAP, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)

If the Company notifies the Agent of a change in accordance with paragraph (b) above, the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

19.4	Information: miscellaneous

The Company shall (subject to any confidentiality obligations existing as at the date of this Agreement or arising under applicable law or regulation) supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by it to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group which:

(i)	has or (having regard to the likelihood of adverse determination), could reasonably be expected to have a Material Adverse Effect; or

(ii)	relates to compliance with Sanctions;

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request;

(d)	promptly following execution, a copy of any Subordinated Debt Document; and

(e)	as soon as reasonably practicable following the date of this Agreement, and in any event within 30 Business Days, details of each encumbrance or restriction existing on the ability of any Obligor or Material Subsidiary to make payment of dividends or any other distribution with respect to share capital to, or on the repayment of loans to, the Company or any other Material Subsidiary.

19.5	Notification of default

(a)	The Company shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by its chief financial officer and an authorised signatory on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Inspection of books and records

Each Obligor shall (and the Company shall ensure that each member of the Group will):

(a)	keep books and records which accurately reflect in all material respects all of its business, affairs and transactions; and

(b)

permit any Finance Party or any of its representatives, at reasonable times and intervals in each calendar year and in circumstances when any Finance Party acting reasonably believes that a Default has occurred or might reasonably be expected to occur, and upon reasonable notice, to visit any of its offices, to inspect any of its books and records and to discuss its financial matters with its officers and auditors. The reasonable costs and expenses of each such visit shall be borne by the Company.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph (iii) above, any prospective New Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent, the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender), the Security Agent or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective New Lender) in order for the Agent, the Security Agent such Lender or, in the case of the event described in paragraph (iii) above, any prospective New Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by either of them (for itself) in order for it to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.8	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)	supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

(b)	If a Party confirms to another Party pursuant to paragraph (a)(i) of this Clause 19.8 that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)	If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)	if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100% (or such other percentage prescribed under FATCA from time to time), until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

19.9	Adjustment Events

(a)	Promptly following the occurrence of an Adjustment Event, the Company shall so notify the Agent, providing reasonable detail both of the relevant Adjustment Event and its proposed adjustment (if any) to the percentage of Cairn India Shares which is the then Minimum Cairn Shareholding.

(b)	If within 15 Business Days of receipt of the Company’s notice under paragraph (a), the Majority Lenders have either consented to the adjustment (if any) proposed by the Company or have not objected to the same, then the adjustment (if any) proposed by the Company shall (if the Majority Lenders have consented to the same) take effect on receipt of that consent or, in the absence of the Majority Lenders objecting to that proposal within that 15 Business Day period, at the end of that 15 Business Day period.

(c)	If the Majority Lenders object to the Company’s proposal within that 15 Business Day period then the Company shall appoint an independent investment bank of international repute selected by the Company (at the expense of the Company) to determine the appropriate adjustment to the percentage of Cairn India Shares which is the then Minimum Cairn Shareholding to take into account the relevant Adjustment Event and the decision of the investment bank so appointed (made in the context of the purpose for which that percentage is used in this Agreement and after taking into account the written submissions (if any) of both the Company and the Lenders) shall be binding on the Parties.

20.	FINANCIAL COVENANTS

20.1	Financial condition

The Company shall ensure that on and from the Relevant Period ending 30 September 2013:

(a)	the ratio of Total Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 2.75 to 1.00 provided that upon the purchase by the Company or any of its Subsidiaries of equity interests constituting not less than 20% of the issued share capital in Hindustan Zinc. from the Government of India and solely for the purposes of each Relevant Period ending during the 18 month period commencing from the date of such purchase, the ratio of Total Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 3.25 to 1.00;

(b)	the ratio of Subsidiary Net Borrowings as at a Relevant Date to EBITDA for the Relevant Period ending on that date does not exceed 2.25 to 1.00;

(c)	the ratio of EBITDA to Net Interest Expense for any Relevant Period will not be less than 4.00 to 1.00;

(d)	the ratio of Total Net Assets as at a Relevant Date to Borrowings as at that Relevant Date will not be less than 1.75 to 1.00; and

20.2	Financial covenant calculations

(a)	Borrowings, Company Net Borrowings, Current Assets, Current Liabilities, EBITDA, Net Current Assets, Net Fixed Assets, Net Interest Expense, Subsidiary Net Borrowings, Total Net Assets and Total Net Borrowings shall be calculated:

(i)	and interpreted on a consolidated basis or a non consolidated basis, as the case may be, in accordance with the GAAP applicable to the Original Financial Statements and shall be expressed in US Dollars. For the avoidance of doubt, Subsidiary Net Borrowings shall be calculated and interpreted on a consolidated basis as if the Company were not a member of the Group;

(ii)	for each Relevant Date or Relevant Period which falls or ends (as the case may be) on a date which is, or is included in a period which is, less than 12 Months after any acquisition of shares of a company which becomes a member of the Group by reason of that acquisition, to include the consolidated financial results that company on that Relevant Date or for that Relevant Period as if that company had been a member of the Group for the whole of the Relevant Period ending on that Relevant Date; and

(iii)	for each Relevant Date or Relevant Period which falls or ends (as the case may be) on a date which is, or is included in a period which is, less than 12 twelve Months after any company has ceased (whether by disposal or otherwise) to be a member of the Group, to exclude the consolidated financial results that company on that Relevant Date or for that Relevant Period as if that company had not been a member of the Group for any part of the Relevant Period ending on that Relevant Date.

(b)	Indebtedness (actual or contingent) owed by one member of the Group to another member of the Group shall not be taken into account in calculating compliance with the covenants set out in Clause 20.1 (Financial condition).

20.3	Definitions

In this Clause 20.3:

“Borrowings” means, with respect to the Group at any date, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all obligations of a member of the Group in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or other form of guarantee where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

“Cash” means any credit balance on any deposit, savings, current or other account held with a bank, and any cash in hand, which is:

(a)	freely withdrawable on demand; and

(b)	not subject to any Security or Quasi Security (other than pursuant to any Security Document or any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances).

“Cash Equivalent Investments” means:

(a)	marketable securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the US or any member state of the European Union which is rated at least (in each case) A-1 by Standard & Poor’s Ratings Group, P-1 by Moody’s Investors Service, Inc., P-1 by Credit Rating Information Services Limited (“CRISIL”) or A-1 by Investment Information and Credit Rating Agency of India Limited (“ICRA”);

(b)	open market commercial paper or other debt securities issued by an issuer rated at least (in each case) A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc., P-1 by CRISIL or A-1 by ICRA and with a maturity of less than 12 months;

(c)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (b) above) and with a maturity of less than three months; and

(d)	funds invested in any debt mutual fund which is established as a trust and has obtained a certificate of registration as a mutual fund under the Securities and Exchange Board of India (Mutual Funds) Regulations, 1996,

in each case not subject to any Security or Quasi Security (other than pursuant to any Security Document) or customary rights of set-off, netting and liens), denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to an account of the holder of such investment in its jurisdiction of incorporation.

“Company Net Borrowings” means, with respect to the Company, as at any particular time, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all obligations of the Company in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or other form of guarantee;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group,

LESS all Cash and Cash Equivalent Investments of the Company and excluding all indebtedness described in paragraphs (a) to (i) above where the person to whom such indebtedness is owed by the Company is a member of the Group.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited non consolidated balance sheet of the Company been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

“Current Assets” means, with respect to the Group as at any Relevant Date, without double counting:

(a)	the aggregate of Cash and Cash Equivalent Investments of the Group;

(b)	inventory, trade and other receivables of the Group including sundry debtors maturing within 12 months from the Relevant Date but excluding:

(i)	receivables in relation to Tax;

(ii)	extraordinary and exceptional items and other non-operating items; and

(iii)	any accrued interest owing to any member of the Group,

as determined (except as needed to reflect the terms of this Clause 19.9) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificates).

“Current Liabilities” means, with respect to the Group as at any Relevant Date, without double counting, all liabilities (including trade creditors, accruals, provisions and prepayments) of the Group falling due within 12 months from the Relevant Date but excluding:

(a)	liabilities for Borrowings and Net Interest Expense of the Group;

(b)	liabilities for Tax;

(c)	extraordinary and exceptional items and other non-operating items; and

(d)	liabilities in relation to dividend declared but not paid by the Company,

as determined (except as needed to reflect the terms of this Clause 19.9) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificates).

“EBITDA” means, in relation to any Relevant Period, the total consolidated operating profit of the Group for that Relevant Period:

(a)	before taking into account:

(i)	Interest Expense;

(ii)	Tax;

(iii)	any share of the profit of any associated company or undertaking, except for dividends received in cash by any member of the Group;

(iv)	depreciation;

(v)	amortisation expenses;

(vi)	realised and unrealised foreign exchange losses;

(vii)	extraordinary and exceptional items; and

(viii)	any profit or loss arising on the sale of fixed assets; and

(b)	to the extent not already taken into account, excluding the aggregate amount of interest receivable,

as determined (except as needed to reflect the terms of this Clause 19.9) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificates).

“Interest Expense” means, in relation to any Relevant Period, the aggregate amount of interest and any other finance charges (whether or not paid, payable or capitalised) accrued by the Group in that Relevant Period in respect of Borrowings including:

(a)	the interest element of leasing and hire purchase payments;

(b)	commitment fees, commissions, arrangement fees and guarantee fees; and

(c)	amounts in the nature of interest payable in respect of any shares other than equity share capital,

adjusted (but without double counting) by adding back the net amount payable (or deducting the net amount receivable) by members of the Group in respect of that Relevant Period under any interest or (so far as they relate to interest) currency hedging arrangements; and

as determined (except as needed to reflect the terms of this Clause 19.9) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificates).

“Interest Income” means, for any Relevant Period, the amount of interest income receivable in that Relevant Period to any member of the Group as determined from the Company’s consolidated financial statements excluding any net amount added back in respect of interest or currency hedging arrangements in the definition of “Interest Expense”.

“Net Current Assets” means, as at any Relevant Date, Current Assets as at that Relevant Date less Current Liabilities as at that Relevant Date.

“Net Fixed Assets” means, with respect to the Group as at any Relevant Date, the aggregate non-current assets of the Group adjusted by deducting any amount attributable to an upward revaluation of assets and excluding the intangible assets of the Group as determined (except as needed to reflect the terms of this Clause 19.9) from the consolidated financial statements of the Company and Compliance Certificates delivered under Clause 19.1 (Financial statements) and Clause 19.2 (Compliance Certificates).

“Net Interest Expense” in respect of a Relevant Period means Interest Expense in respect of that Relevant Period less any Interest Income in respect of that Relevant Period.

“Relevant Date” means the last day of each Relevant Period.

“Relevant Period” means:

(a)	each financial year of the Company; and

(b)	each period beginning on the first day of the second half of a financial year of the Company and ending on the last day of the first half of its next financial year.

“Subsidiary Net Borrowings” means, with respect to the companies in the Group (other than the Company) at any date, without double counting:

(a)	all obligations for borrowed money, including, without limitation, any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(b)	all obligations to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business;

(c)	all obligations as lessee which are capitalised in accordance with GAAP;

(d)	all non contingent obligations to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, except in respect of trade accounts payable arising in the ordinary course of business;

(e)	all obligations in respect of any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(f)	any receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(g)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(h)	all obligations of a member of the Group in respect of shares which are expressed to be redeemable or any shares or instruments convertible into shares or any shares or other securities which are otherwise the subject of a put option or any form of guarantee;

(i)	any obligation under any put option in respect of any shares or instruments convertible into shares or any form of guarantee or indemnity in respect of any put option where that put option or guarantee is granted or entered into primarily as a method of raising or assuring the payment or repayment of any Financial Indebtedness; and

(j)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above whether or not the principal debtor or obligor which benefits from such guarantee or indemnity is a member of the Group,

LESS all Cash and Cash Equivalent Investments of the Group (other than the Company) and excluding all indebtedness described in paragraphs (a) to (i) above where the person to whom such indebtedness is owed by any member of the Group is the Company.

For this purpose, any amount outstanding or repayable in a currency other than US Dollars shall on that day be taken into account in its US Dollars equivalent at the rate of exchange that would have been used had an audited consolidated balance sheet of the Group been prepared as at that day in accordance with the GAAP applicable to the Original Financial Statements.

“Total Net Assets” means, as at any Relevant Date, the aggregate of Net Current Assets and Net Fixed Assets as at that Relevant Date.

“Total Net Borrowings” means, as at any Relevant Date, and without double counting, the aggregate of Company Net Borrowings and Subsidiary Net Borrowings at that Relevant Date.

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

(a)	Each Obligor shall promptly:

(i)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(ii)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents to which it is party and to ensure the legality, validity, enforceability or admissibility in evidence in each such jurisdiction of any such Finance Document.

(b)	Each Obligor shall promptly make the registrations specified in Clause 18.5 (Validity and admissibility in evidence) required to be made by it.

21.2	Compliance with laws

Each Obligor shall (and the Company shall ensure that each other member of the Group will) comply in all respects with all laws to which it may be subject, if failure so to comply could reasonably be expected to have a Material Adverse Effect.

21.3	Negative pledge

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into or permit to subsist any Quasi-Security over any of its assets.

(c)	Without prejudice to paragraph (c) of Clause 21.11 (No other business) and subject to paragraph (d) below, paragraphs (a) and (b) above do not apply to:

(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(ii)	any payment or close out netting or set-off arrangement pursuant to any treasury transaction or foreign exchange transaction entered into by a member of the Group;

(iii)	the Security or Quasi-Security created pursuant to any Security Document;

(iv)	any Security or Quasi-Security granted in connection with the Existing Facilities Agreement and in effect as at the date of this Agreement;

(v)	any Security or Quasi-Security granted in connection with the B2B Facility by the B2B Facility Borrower;

(vi)	any lien arising by operation of law and in the ordinary course of trading;

(vii)	any retention of title arrangements and rights of set-off arising in the ordinary course of trading with suppliers of goods to any member of the Group and not as a result of any default or omission by any member of the Group;

(viii)	any Quasi-Security (including but not limited to cashflow and escrow arrangements) arising in connection with payment and/or settlement mechanics employed in connection with a disposal which is permitted consistent with the terms of Clause 21.4 (Disposals) or an acquisition made consistent with the terms of Clause 21.5 (Acquisitions);

(ix)	any Security or Quasi-Security created by any Material Subsidiary (other than TSMHL or TSEHL) securing indebtedness that is Excluded Indebtedness;

(x)	any Security or Quasi-Security created by any Material Subsidiary (other than TSMHL or TSEHL) securing any indebtedness which is not Relevant Debt;

(xi)	any Security or Quasi-Security created by any Material Subsidiary securing any indebtedness which is Relevant Debt, provided that at the same time or prior thereto, the Liabilities (A) are secured equally and rateably therewith to the satisfaction of the Majority Lenders or (B) have the benefit of such other Security or other arrangement as the Majority Lenders deem (in their reasonable discretion) to be no less beneficial to the Finance Parties than the relevant arrangements described in paragraph (A) above and the Security Agent has received such documents and evidence (including, but not limited to, legal opinions) as it reasonably requires in respect of such arrangements; or

(xii)	any Security or Quasi-Security created by any Material Subsidiary or created over the shares in a Material Subsidiary, to the extent that Material Subsidiary is not a Material Subsidiary as at the date of this Agreement but subsequently becomes a Material Subsidiary thereafter and such Security or Quasi-Security is not created in contemplation of (or in connection with any transaction or series of transactions that will result in) the relevant member of the Group becoming a Material Subsidiary.

However, the exceptions in sub-paragraphs (vi), (vii), (xi) and (xii) do not apply to any asset of TSEHL or TSMHL except to the extent that all Lenders agree otherwise.

(d)	Without prejudice to the terms of paragraph (c) of Clause 21.11 (No other business) and notwithstanding paragraph (c) above but subject to paragraphs (e) and (f) below, the Company shall not (and it shall ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security over:

(i)	the shares owned by the Company or any other member of the Group in any Key Subsidiary other than any Security or Quasi-Security:

(A)	over shares in TSMHL granted pursuant to a Security Document or otherwise permitted under paragraph (c)(iv) above; or

(B)	over shares in a Material Subsidiary over which Security or Quasi-Security has been granted (consistent with the terms of this Agreement) as Security or Quasi-Security solely for the payment and repayment of Excluded Indebtedness borrowed by that Material Subsidiary;

(ii)	any asset of TSMHL or any Charged Asset other than under the Security Documents or to the extent permitted under paragraph (c)(iv) above.

(e)	Without prejudice to paragraph (c) of Clause 21.11 (No other business), the obligation of the Company not to (and to ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security on the shares owned by any member of the Group in any Key Subsidiary under paragraph (d) above does not apply to Security or Quasi-Security created over shares (the “Acquired Shares”) in a Subsidiary or any of that Subsidiary’s (direct or indirect) Subsidiaries (in each case) acquired after the date of this Agreement by any member of the Group or any Subsidiary whose primary purpose is (and remains) to acquire any such Acquired Shares where such Security or Quasi-Security is given in relation to Financial Indebtedness, the primary purpose of which is to fund the acquisition (or to refinance such Financial Indebtedness) provided that this Financial Indebtedness so secured is not owed to another member of the Group and the Acquired Shares were not acquired from another member of the Group.

(f)	The obligation on the Company not to (and to ensure that no other member of the Group will) create or permit to subsist any Security or Quasi-Security on the shares in Hindustan Zinc under paragraph (d) above does not apply to any shares in Hindustan Zinc which are not held by a member of the Group at the date of this Agreement but are subsequently acquired by a member of the Group.

(g)	The Parties understand and acknowledge that it is their unequivocal intention to co-operate and comply with every applicable law and regulation in respect of the transactions contemplated by the Finance Documents, including, without limitation, the Foreign Exchange Management Act 1999 of India. Accordingly, in order to be consistent with the aforesaid, it is hereby agreed (and the Company undertakes) that no Security, Quasi-Security, security interest, encumbrance or similar interest will be created or permitted to subsist over the assets of any member of the Group without prior Authorisation from any Governmental Agency of the Republic of India (including without limitation, the RBI) where such Authorisation may be required. For the avoidance of doubt, nothing in this Clause 21.3 shall be construed (and is not intended to be construed) as creating any Security, Quasi-Security, security interest, encumbrance or similar interest in the assets of any member of the Group or directing the disposal of any assets of any member of the Group.

21.4	Disposals

(a)	No Obligor shall (and the Company shall ensure that no Material Subsidiary will) enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal (other than a Charged Asset):

(i)	of an asset made in the ordinary course of trading of the disposing entity;

(ii)	of obsolete or redundant vehicles, plant and equipment for cash and which, in the reasonable opinion of the member of the Group making the sale, lease, transfer or disposal, are not required for the efficient operation of its business;

(iii)	of Cash or of Cash Equivalent Investments for cash or in exchange for other Cash Equivalent Investments;

(iv)	of Cash or Cash Equivalent Investments to the extent the use of such cash is not prohibited by this Agreement;

(v)	(without prejudice to sub-paragraph (viii) below) of assets by a member of the Group to another member of the Group other than:

(A)	any share in TSMHL or TSEHL; or

(B)	any asset of TSMHL (other than any Permitted Cairn Disposal or the application of cash permitted by the terms of this Agreement);

(vi)	of intellectual property by licence in the ordinary course of business;

(vii)	of assets in exchange for other assets comparable or superior as to type, value and quality;

(viii)	of Cairn India Shares by TSMHL on arm’s length terms (taken as a whole) as part of a Permitted Cairn Disposal;

(ix)	of an asset pursuant to a transaction permitted by Clause 21.9 (Merger);

(x)	arising by reason only of the grant of any Security or Quasi-Security permitted under paragraph (c) of Clause 21.3 (Negative pledge);

(xi)	effected pursuant to a solvent liquidation or reorganisation, of any member of the Group which is not prohibited by this Agreement provided no Event of Default is continuing or could reasonably be expected to arise as a result thereof;

(xii)	of any asset that is the subject of Security or Quasi-Security permitted to be granted or subsist by paragraph (d), (e) or (f) of Clause 21.3 (Negative pledge), the proceeds of which are, to the extent required, applied in repayment or prepayment of Financial Indebtedness raised to acquire that asset;

(xiii)	of any shares in the Company acquired or held by the Company (whether directly or indirectly) but not cancelled;

(xiv)	of shares which have been disposed of as a result of the exchange of Financial Indebtedness into equity in accordance with the original terms of such Financial Indebtedness;

(xv)	of any shares in any Material Subsidiary or Key Subsidiary or any other disposal of shares, provided that the same does not result in an Event of Default or Change of Control;

(xvi)	of any shares of a company (the “Acquired Company”) or assets which are acquired after the date of this Agreement, where such acquisition is funded in whole or part by Financial Indebtedness incurred for the purposes of such acquisition and Security has been granted over such acquired assets to secure such Financial Indebtedness in accordance with the terms of this Agreement;

(xvii)	made by any Acquired Company or any of its subsidiaries pursuant to binding obligations or arrangements existing at the time such Acquired Company became a member of the Group;

(xviii)	of shares in a special purpose company, where such company has been set up for the sole purpose of incurring Excluded Indebtedness (provided that such disposal does not breach the terms of paragraph (a) of Clause 21.20 (Material Subsidiaries) or cause a Change of Control);

(xix)	of any interest in any Financial Indebtedness owed to any member of the Group by Konkola Copper or Vedanta Aluminium;

(xx)	of any other assets to a person other than a member of the Group provided all or part of the proceeds are applied in the repayment or prepayment of Financial Indebtedness of a member of the Group owed to another person that is not a member of the Group;

(xxi)	of an asset (other than a share) where that asset is required to be physically delivered under any Permitted Hedging Transaction;

(xxii)	of an asset (other than a share) required in order to comply with, or obtain any clearance or consent under, any law or regulation binding on any member of the Group provided that such disposal could not reasonably be expected to have a Material Adverse Effect; or

(xxiii)	of an asset (other than any asset the disposal of which is otherwise permitted under this Clause 21.4) where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by a member of the Group, does not exceed US$75,000,000 (or its equivalent in another currency or currencies) in any financial year.

(c)	Nothing in this Clause 21.4 shall permit:

(i)	any member of the Group to dispose of shares in TSEHL, TSMHL or VRHL (or, following the TSEHL Disposal, Bloom Fountain Limited), where such disposal would result in a Change of Control; or

(ii)	any disposal of any direct or indirect shareholding in any Key Subsidiary with the result that a Material Subsidiary would cease to be a Subsidiary of the Company.

(d)	For the avoidance of doubt, the issue of any new shares in any member of the Group whether by way of initial public offering or otherwise will not be prohibited by this Clause 21.4.

21.5	Acquisitions

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)	invest in or acquire any share in, or any security issued by, any person, or any interest therein or in the capital of any person, or make any capital contribution to any person (or agree to do any of the foregoing); or

(ii)	invest in or acquire any business or going concern, or the whole or substantially the whole of the assets or business of any person, or any assets that constitute a division or operating unit of the business of any person (or agree to do any of the foregoing), which following consolidation of such shares or assets with the assets of the relevant member of the Group would constitute a material part of the consolidated assets of the Group, unless substantially all of the business and/or undertaking relating to such shares or substantially all of the assets being acquired are associated with mining, metals, coal, oil and gas exploration and/or production, infrastructure, power or energy industries.

(b)	Paragraph (a) does not apply to:

(i)	any acquisition resulting from any Merger to the extent not prohibited by the terms of this Agreement;

(ii)	the acquisition of new shares issued by a member of the Group; or

(iii)	the acquisition of any shares in a Material Subsidiary in order to ensure that any such entity is and continues to remain a Subsidiary (directly or indirectly) of the Company.

21.6	Preservation of assets

The Company shall (and the Company shall ensure that each Material Subsidiary will) maintain in good working order and condition (ordinary wear and tear excepted) all of its assets necessary in the conduct of its business.

21.7	Hedging

No Obligor shall (and the Company shall ensure that no other member of the Group will) enter (or agree to enter) into any Hedging Transaction other than a Permitted Hedging Transaction.

21.8	Pari passu

Without prejudice to the Security created pursuant to any Security Document, each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu in right of priority and payment with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

21.9	Merger

(a)	The Company shall not (and it shall ensure that no other member of the Group will) enter into any Merger.

(b)	Paragraph (a) above shall not apply to:

(i)	any Permitted Merger; or

(ii)	a Merger of any member of the Group (other than TSMHL or TSEHL) with another person, provided that if, following the consolidation of the assets as a result of the Merger, the assets of the merged entity constitute a material part of the consolidated assets of the Group, all or substantially all of the business and/or undertaking of the merged entity shall be associated with mining, metals, coal, oil and gas exploration and/or production, infrastructure, power or energy industries provided always that if such Merger involves the Company, then the Company shall be the surviving entity of the Merger and provided always that if such Merger involves any Subordinated Creditor and such entity will not be the surviving entity of the Merger, the Security Agent has received confirmations from (and legal opinions in respect of) each such Obligor or Subordinated Creditor satisfactory to the Majority Lenders (acting reasonably).

21.10	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

21.11	No other business

(a)	On and from the first Utilisation Date, neither TSMHL nor TSEHL shall:

(i)	trade or carry on any business; or

(ii)	have any material liability (actual or contingent, present or future),

other than:

(A)	as contemplated by or in connection with the Finance Documents, any Permitted Hedging Transaction in respect of its interest rate exposure in respect of the Facility or any currency hedging transaction with a tenor or maturity not exceeding six months entered into by TSMHL in order to hedge US$ amounts receivable by TSMHL in respect of any amounts actually payable to it denominated in INR in respect of Cairn India Shares held by it (whether in the nature of dividends, sales proceeds or otherwise);

(B)	liabilities for Additional Debt complying with the requirements of paragraph (c) below or for Subordinated Debt;

(C)	holding cash in bank accounts and liabilities under the associated account terms; and

(D)	professional fees, administrative costs and tax liabilities in the ordinary course of operations as a holding company; and

(E)	liabilities of TSMHL on usual commercial terms arising in respect of any Permitted Cairn Disposal.

(b)	On and from the first Utilisation Date, neither TSMHL nor TSEHL shall own any asset other than:

(i)	rights under the Finance Documents or any documents entered into in connection with any Additional Debt, any Permitted Hedging Transaction referred to in paragraph (a)(A)above, each Subordinated Debt Document or any rights under any agreement for disposal of any Cairn India Share as part of a Permitted Cairn Disposal;

(ii)	rights in relation to bank accounts and associated account terms;

(iii)	(in the case of TSMHL) Cairn India Shares; and

(iv)	(in the case of TSEHL) shares in TSMHL.

(c)	After the first Utilisation Date (and not prior thereto) and following the discharge of the Obligors’ obligations under Clause 21.27 (Security Documents), TSMHL may borrow or incur (and TSEHL may guarantee) additional Financial Indebtedness (not arising in respect of the Existing Facilities, the B2B Facility, the BofA Facility or under the Secured Debt Documents and not being Subordinated Debt) and refinance such additional Financial Indebtedness (“Additional Debt”) for the purpose of refinancing Subordinated Debt provided that:

(i)	the aggregate principal amount of all such Additional Debt incurred does not exceed the lesser of:

(A)	an amount equal to US$2,200,000,000 less the sum of the outstanding principal amount of the Loans and the Available Facility; and

(B)	such amount which, at the time of incurrence of that Additional Debt (or, if earlier, at the time that the creditor in respect of the same accede to the Intercreditor Agreement) would not cause the product of (I) 1.2 and (II) the aggregate principal amount of the Facility and all such Additional Debt (including the Additional Debt being so incurred or so acceding and assuming for this purpose that all the Facility and all facilities for Additional Debt had been fully drawn (but, for this purpose, any Additional Debt which (but only to the extent that), by its terms, will on drawing or funding be required to be applied immediately in repayment or prepayment of the principal amount of the Facility or any other outstanding Additional Debt shall be given zero weighting in this calculation)) to exceed the Cairn India Share Value at that time;

(ii)	the weighted average tenor of any individual financing arrangement comprised in that Additional Debt at all times expires on or after the date 6 Months after the Final Maturity Date;

(iii)	the creditors in respect of that Additional Debt have acceded to an intercreditor agreement (the “Intercreditor Agreement”) entered into between the Obligors and the Secured Parties on terms to be mutually agreed reflecting the Intercreditor Principles in respect of which the Secured Parties have received such corporate authorisations, other documents and evidence and associated legal opinions as the Majority Lenders may reasonably require in connection therewith;

(iv)	the terms of such Additional Debt (whether originally or as subsequently amended or varied) do not afford the creditors thereof any guarantee or Security or Quasi-Security in addition to the Security and Quasi-Security the subject of the Intercreditor Agreement or guarantees from TSEHL and/or the Company provided that if such Additional Debt is incurred by a member of the Group which is a special purpose vehicle and on-loaned to TSMHL, the creditors in respect of that Additional Debt may (without being obliged to share any of the same with the Secured Parties) benefit from recourse to that special purpose vehicle and its assets and, if required, Security over its issued capital (but not broader recourse to (or to the other assets of) any shareholder of that special purpose vehicle providing such Security) provided that the assets and liabilities of that special purpose vehicle (excluding the Additional Debt raised by it, the on-loan to TSMHL and the proceeds realised therefrom) do not exceed US$5,000,000 (or its equivalent in any other currency or currencies); and

(v)	the terms of such Additional Debt (whether originally or as subsequently amended or varied) do not provide for any mandatory prepayment or equivalent obligation other than on terms equivalent to those in Clauses 7.1 (Illegality) to 7.3 (Mandatory prepayment).

(d)	The Secured Parties shall negotiate in good faith, and dedicate sufficient resources to agree, the Intercreditor Agreement, with a view to executing the same as soon as reasonably practicable after first receiving notification from the Borrower of its intention to incur Additional Debt.

21.12	Insurance

Each Obligor shall (and the Company shall ensure that each other member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks, and to the extent, usually insured against by prudent companies located in the same or a similar location and carrying on a similar business and/or required by applicable law or by contract and to the extent that such insurance is available on commercially reasonable terms.

21.13	Environmental undertakings

Each Obligor shall (and the Company shall ensure that each other member of the Group will):

(a)	comply with all Environmental Laws to which it may be subject;

(b)	obtain all Environmental Licences required in connection with its business;

(c)	comply at all times with all applicable conditions to maintain all Environmental Licences required in connection with its business; and

(d)	comply with the requirements of the Company’s sustainability framework policies, including the Group policy and technical and management standards, and all applicable standards advocated by the International Finance Corporation (including, but not limited to, the environmental, health, and safety guidelines) on all current and future operations, projects and developments in countries which are not High Income OECD Countries, in each case where failure to do so has or could reasonably be expected to have a Material Adverse Effect.

21.14	Environmental claims

Subject to any confidentiality restrictions or non-disclosure obligations in each case imposed by law, each Obligor shall (and the Company shall ensure that each other member of the Group will) promptly notify the Agent in writing upon becoming aware of:

(a)	any Environmental Claim pending or threatened against any member of the Group;

(b)	any communication received by it in respect of any actual or alleged breach of or liability under Environmental Law or applicable International Standards; or

(c)	any facts or circumstances which shall or are reasonably likely to result in any Environmental Claim against any member of the Group,

where the claim, if determined against that member of the Group, has or could reasonably be expected to have a Material Adverse Effect.

21.15	Environmental and social

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) comply in all material respects with the recommendations of the Scott Wilson Report.

(b)	The Company shall promptly notify the Agent of the occurrence of any Environmental Claim or event or circumstance which may (if the Majority Lenders so determine) result in an Environmental or Social Incident.

(c)	The Company shall deliver to the Agent (in sufficient copies for each Lender) the URS Scott Wilson Audit report by not later than 18 October 2013 and shall ensure that any remedial action plan contained in the URS Scott Wilson Audit report will be implemented or addressed by it in a manner acceptable to the Majority Lenders, in each case, acting reasonably and in consultation with the E&S Consultant and within the Relevant Timeline.

(d)

The Company will commission an E&S VSAP Consultant, to conduct a VSAP Audit for each 12 month period until the Discharge Date. The first audit shall be completed no later than 31 August 2014 (and each subsequent audit shall be completed no later than 31 August in any year). The scope of work for each VSAP Audit shall be as set out in Schedule 15 (VSAP Audit - Scope of Work). The Company shall deliver to the Agent (in sufficient copies for all the Lenders) a copy of the VSAP Audit report within 30 days of the report being completed. The Company will implement remedial action plans in order to comply in all material respects with the outcomes of the VSAP Audit within the Relevant Timeline. At the Majority Lender’s discretion, the report or a summary of the report may be disclosed to the public.

(e)	In the event of an Environmental Claim (a “Claim”) or an Environmental or Social Incident (an “Incident”), the Majority Lenders may instruct the Agent to require the Company to provide a detailed report of such Claim or Incident (which report shall be delivered by the Company within 45 days of such request) and monthly updates with respect to the same until such time as the Claim or Incident is resolved to the satisfaction of the Majority Lenders. In the event that the Majority Lenders believe an independent review of the Claim or Incident is also required, the Agent shall, at the cost and expense of the Company, appoint an E&S Consultant to undertake an E&S Review of the Claim or Incident . Each Obligor shall (and the Company will ensure that each other member of the Group will) give the E&S Consultant all assistance and access requested pursuant to and in connection with the preparation of each E&S Review. Each E&S Review shall be completed within 60 days of its commission by the Agent. The E&S Review shall contain, if required by the Majority Lenders, a remedial action plan, to be mutually agreed by the E&S Consultant, the Company and the Majority Lenders. At the Majority Lender’s discretion, the report or a summary of the report, may be disclosed to the public. The Company may request the Majority Lenders to remove any information from such report or summary that may reasonably be viewed as commercially or technically sensitive.

21.16	Arm’s length terms

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) enter into any material contract or arrangement with or for the benefit of any other person (including any disposal to that person) other than in the ordinary course of business and on arm’s length terms (taken as a whole).

(b)	Paragraph (a) above does not apply to any contract or arrangement that is solely between members of the Group (including, without limitation, a Permitted Merger)

21.17	Dividends and intra-group debt

(a)	No Obligor shall (and the Company shall ensure that no other Key Subsidiary will) create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the payment of dividends to, or the making of any other distribution with respect to its share capital or on the making of any loans to the Company or any direct or indirect shareholders of that Key Subsidiary.

(b)	Paragraph (a) does not apply:

(i)	to any encumbrance or restriction arising by operation of law;

(ii)	to any encumbrance or exclusion in relation to any Excluded Indebtedness in respect of any person liable (actually or contingently) for the repayment of that debt;

(iii)	to any encumbrance or restriction granted pursuant to the terms of any Financial Indebtedness incurred after the date of this Agreement used for the purposes of an acquisition referred to in paragraph (e) of Clause 21.3 (Negative Pledge) by any person actually or contingently liable for its repayment;

(iv)	in respect of any person that becomes a Material Subsidiary after the date of this Agreement, any encumbrance or restriction on such person as at the date on which that person becomes (or became) a Material Subsidiary, provided that the encumbrance or restriction was not imposed in contemplation of that person becoming a Material Subsidiary;

(v)	to any encumbrance or restriction by which a member of the Group is contractually bound following the occurrence of an event of default (howsoever described) (in the case of Cairn India only, not being an event of default arising by reason of any facts or circumstances affecting any person other than Cairn India and/or any of its Subsidiaries) pursuant to the terms of any Financial Indebtedness which that member of the Group is actually or contingently liable to repay; or

(vi)	to any contractual restrictions binding any Material Subsidiary or Key Subsidiary as in force as at the date of this Agreement which would restrict or prohibit the making of any loans by that member of the Group to any of its direct or indirect shareholders.

21.18	Distributions

(a)	The Company shall not declare, pay or make any dividend or other payment or distribution of any kind on or in respect of its shares or reduce, return, purchase, repay, cancel or redeem any of its shares in any manner (each a “Distribution”) unless no Event of Default is continuing or would reasonably be expected to result from such an act.

(b)	Notwithstanding paragraph (a) above, the Company shall not declare, pay or make any Distribution in respect of its shares attributable to proceeds generated from the sale or other disposal of assets (other than in the ordinary course of trading) by the Group in excess of US$250,000,000 in any 12 month period.

21.19	Amendments of Constitutional Documents

(a)	No Obligor shall (and the Company shall ensure that no member of the Group will) amend or vary in any way the constitutional documents of TSMHL, except:

(i)	as expressly provided under this Agreement; or

(ii)	if such amendment or variation is not and could not be adverse to the interests of the Lenders or otherwise have a Material Adverse Effect.

(b)	The Company shall promptly provide the Agent with a copy of any resolution passed amending or varying the constitutional documents of TSMHL or TSMHL.

21.20	Material Subsidiaries

(a)	Other than as permitted under Clause 21.9 (Merger), the Company shall not (and it shall ensure that no other member of the Group will) sell or otherwise dispose of all or any part of the shares of any company which is a Key Subsidiary held by any member of the Group if, as a result, a Material Subsidiary would cease to be a Subsidiary of the Company.

(b)	The Company shall (and it shall ensure that each other member of the Group will) subscribe for any class of shares that are to be issued by any company which is a Material Subsidiary or Key Subsidiary rateably with all other shareholders of such Subsidiary to the extent necessary to ensure that each Material Subsidiary remains a Subsidiary of the Company.

21.21	Auditors

(a)	Each Obligor shall ensure that it and each other member of the Group has at all times as its auditors any of the internationally recognised “big four” firms of accountants.

(b)	No Obligor shall change its financial year end from 31 March or change any of its Quarter Dates, without the consent of the Majority Lenders, provided that a change may be made to the financial year end date if the Company gives the Agent no less than two weeks’ prior written notice of an impending change and delivers to the Agent prior to effecting the change a set of financial statements complying with the terms of Clause 19.3 (Requirements as to financial statements) covering the twelve month period ending immediately prior to the start of the twelve month period which will end on the new financial year end date, together with a signed Compliance Certificate for such period demonstrating compliance with the terms of Clause 20 (Financial covenants) for that period as if it was a Relevant Period.

21.22	Sanctions

(a)	No Obligor shall (and no Obligor shall permit or authorize any other person to) directly or indirectly, use, lend, make payments of, contribute or otherwise make available, all or any part of the proceeds of any Loan or other transaction(s) contemplated by this Agreement to fund any trade, business or other activities: (i) involving or for the benefit of any Restricted Party, or (ii) in any other manner that would otherwise cause any Obligor or any Finance Party to be in breach of any Sanctions (if and to the extent applicable to either of them) or to become a Restricted Party and shall otherwise comply with all Sanctions applicable to it.

(b)	No Obligor shall use any revenue or benefit derived from any activity or dealing with a Restricted Party to be used in discharging any obligation due or owing to any Finance Party.

21.23	Anti-Terrorism Laws

(a)	The Company shall ensure that no member of the Group shall engage in any transaction that violates any of the applicable prohibitions set forth in any Economic Sanctions Law or Anti-Money Laundering Law applicable to it.

(b)	The Company shall ensure that none of the funds or assets that are used to repay the Facility shall constitute property of, or shall be beneficially owned by, any Designated Person or be the direct proceeds derived from any transactions that violate the prohibitions set forth in any applicable Economic Sanctions Law, and no Designated Person shall have any direct or, to the knowledge of any Obligor, any indirect interest in any member of the Group (other than in respect of any member of the Group which is a listed company, any interest in such listed company not held by a member of the Group) insofar as such interest would violate any Economic Sanctions Laws applicable to any member of the Group.

21.24	Other Documents

No Obligor shall (and the Company shall ensure that no other member of the Group will) amend or otherwise vary or give or obtain any waiver or consent under any provision of the Existing Facilities Agreement where the effect of the same would be to increase the principal amount of Financial Indebtedness outstanding thereunder.

21.25	Cairn India Security

(a)	The Company shall (and will procure that the Borrower will) promptly and in any event with 30 days after the consummation of Sesa Sterlite Merger apply to the RBI for Authorisation to grant the Secured Parties fixed Security over the Cairn India Shares owned by it and, following the making of that application, use commercially reasonable efforts to procure as soon as reasonably possible thereafter the grant of that Authorisation.

(b)	As soon as reasonably practicable and in any event within 20 Business Days following receipt of the Authorisation described in paragraph (a) above, the Borrower shall execute such documents and provide or enable the provision of such other evidence and legal opinions as the Security Agent may reasonably require in respect of the grant and perfection of first ranking security over the Cairn India Shares owned by the Borrower as security for the Secured Debt.

21.26	Publicity

The Company shall not without the consent of the Agent issue or make, or allow to be issued or made by or on behalf of any member of the Group, any press release or other publicity which refers to the Facility, any Finance Document or any Finance Party unless the publicity is required by any law or regulation or any stock exchange (in which case the Company shall notify the Agent as soon as practicable upon becoming aware of the requirement, shall consult with the Agent on the terms of the reference and shall have regard to any timely comments of the Agent).

21.27	Security Documents

TSMHL and TSEHL shall ensure that as soon as practicable (and in any event within 10 Business Days) after the first Utilisation Date the Agent and the Security Trustee receive (in form and substance satisfactory to each of them) each of the documents and other evidence referred to in Part III (Conditions relating to Security Documents) of Schedule 2 (Conditions precedent).

21.28	Subordination

Each Obligor agrees to be bound by and to comply with the provision of Schedule 12 (Subordination) as if the same were included in the body of this Agreement.

21.29	Application of FATCA

Each Obligor shall ensure that neither:

(a)	TSMHL nor TSEHL shall become a FATCA FFI; and

(b)	TSMHL nor TSEHL shall become a US Tax Obligor.

21.30	Taxation

(a)	Each Obligor shall (and the Company shall ensure that each member of the Group will) duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(i)	payment is being contested in good faith;

(ii)	it has maintained adequate reserves in accordance with GAAP for those Taxes;

(iii)	payment can be lawfully withheld; and

(iv)	non-payment has not and could not reasonably be expected to have a Material Adverse Effect.

(b)	No Obligor may change its residence for Tax purposes.

21.31	The Company

The Company shall (and will procure that each member of the Group will) use best efforts (subject to the terms of the Finance Documents) to procure that members of the Group (including, without limitation, the members of the Group forming part of the businesses known as at the date of this Agreement as Zinc International and Copper Mines of Tasmania obtain approvals for and effect the payment of dividends and effecting of capital reductions and/or provision of intra-group loans, and in each case to enable the proceeds of such transactions to be applied in reduction and cancellation of the Loans and with a view to effecting repayment of the Facility as soon as reasonably practicable.

22.	ACCOUNTS

22.1	Maintenance of the Accounts

(a)	The Borrower shall maintain the Collection Account, the Distribution Account and the Expenses Account (each an “Account”) with the Account Bank.

(b)	The Collection Account shall be secured in favour of the Security Agent pursuant to the Account Charge.

(c)	The terms and conditions relating to the establishment and maintenance of the Accounts and the Borrower’s ability to deal with the Accounts shall be as set out in this Clause 22 and as supplemented to the extent the same are not inconsistent with this Clause 22, by the relevant Account Mandate.

(d)	The credit balance of the Accounts shall only include immediately available cleared funds.

(e)	The Borrower shall not open or maintain any bank or deposit account with any bank or other financial institution other than the Accounts or any other bank account expressly permitted pursuant to the Intercreditior Agreement.

(f)	Without prejudice to paragraph (f) of Clause 27.8 (Rights and discretions of the Agent, the Security Agent and the Account Bank), nothing in this Clause 22 shall be operative to override any mandatory provision of Mauritius law applicable to the opening, maintenance or operation of an Account.

22.2	Interest

Each amount from time to time standing to the credit of an Account shall bear interest at such rate (if any) as may from time to time be determined by the Account Bank consistent with the applicable Account Mandate and shall be credited to that Account in accordance with the applicable Account Mandate.

(a)	Interest shall accrue in accordance with the applicable Account Mandate. Any interest which has accrued on an Account shall be compounded with the balance of that Account and shall be available for withdrawal by the Borrower only as permitted by this Agreement.

22.3	Withdrawals

(a)	The Account Bank shall not effect any withdrawal or transfer from an Account to the Borrower unless such withdrawal is in accordance with this Clause 22 (and shall not be liable to the Borrower for failing to effect the same).

(b)	No withdrawal or transfer from an Account may be made if to do so would cause that Account to be overdrawn. The Account Bank shall not have any obligation to monitor the Accounts for this purpose or incur any liability whatsoever from any non-distribution in such circumstances.

(c)	None of the restrictions contained in this Clause 22 on the withdrawal of sums standing to the credit of the Accounts shall affect the obligations of the Obligors to make any payment or repayment required to be made under the Secured Documents on the date the same is so required to be made.

(d)	Unless instructed to do so by the Agent, the Account Bank shall not effect any withdrawal or transfer from an Account (and shall not be liable to the Borrower for failing to effect the same) if it has been notified by the Agent that a Default has occurred and is continuing at the time that the relevant withdrawal or transfer would otherwise be made.

(e)	On the date of each withdrawal made from an Account where the proceeds of such withdrawal are to be applied in payment to or for the account of the Borrower, the Borrower will be deemed to represent and warrant that no Default is continuing and no Default will occur as a result of such withdrawal.

(f)	The Account Bank shall comply with any instruction to debit an Account in accordance with this Clause 22 but only if the relevant instruction (i) is in respect of a specified sum of money (ii) is in writing in the format set out in Schedule 16 (Form of withdrawal instruction) or, in the case of a transfer of funds by electronic transmission, is evidenced in accordance with the Account Bank’s normal banking practice for such transfers and (iii) complies with the relevant Account Mandate.

(g)	Nothing in this Agreement shall oblige the Account Bank to effect any payment or transfer from an Account on a day which is not a normal banking day in Mauritius.

22.4	Collection Account balance

(a)	The Borrower shall ensure that any Required Proceeds are paid directly into the Collection Account and applied in prepayment in accordance with Clauses 7.3 (Mandatory prepayment).

(b)	Upon request by the Agent or the Security Agent, the Account Bank shall promptly notify the Agent or the Security Agent of the balance of the Collection Account.

(c)	The Account Bank acknowledges the instructions set out in paragraph (b) above and agrees to comply with those instructions.

22.5	Access to the Accounts

(a)

The Borrower irrevocably consents to the Agent and the Security Agent or any of their respective appointed representatives having access to review the books and records of the Account Bank relating to the Accounts and consents to the Agent and the Security Agent or any of their respective appointed representatives passing on any information so obtained to any Secured Party in accordance with the provisions of the Secured Documents and, for these purposes only, irrevocably waives any right of confidentiality that Borrower, the Agent and the Security Agent unrestricted access on reasonable prior notice to review such books and records of the Accounts held by the Account Bank.

(b)	Nothing in this Clause 22.5 will require the Account Bank to disclose to any person any books, records or other information which the Account Bank would not be required to disclose to the Borrower.

22.6	Expenses Account

(a)	TSMHL shall only transfer into the Expenses Account such amounts as are required for the purposes of settling administrative costs, taxes, professional fees, remuneration of TSMHL’s directors, regulatory costs and similar costs and expenses (whether or not such costs and expenses are due and payable).

(b)	The Expenses Account shall only be funded with equity proceeds, any amounts received by TSMHL by way of Subordinated Debt or by transfer from the Distribution Account.

(c)	TSMHL may only withdraw amounts from the Expenses Account for the purposes of paying such administrative costs, Taxes, professional fees, remuneration of TSMHL’s directors, regulatory costs and similar costs and expenses when due.

22.7	Distribution Account

(a)	TSMHL shall ensure that all amounts received by it from any source whatsoever (to the extent not required to be paid into another account pursuant to this Agreement) are paid into the Distribution Account or the Expenses Account.

(b)	Subject to Clause 22.3 (Withdrawals), TSMHL may withdraw amounts from the Distribution Account at any time.

22.8	Administration

(a)	Without prejudice to the Account Bank’s obligations under this Clause 22, the Account Bank will not be obliged to make available to or for the account of the Borrower any sum which it is expecting to receive for the account of the Borrower:

(i)	until it has been able to establish that that sum has been credited to the relevant Account held with the Account Bank; or

(ii)	if it is unable to verify any signature pursuant to any request or instruction against the specimen signature provided in accordance with paragraph (b) below, or is otherwise unable to verify the authenticity of the request or instruction by way of telephonic verification at the contact numbers specified in accordance with paragraph (b) below.

(b)	The signatories in respect of the Accounts shall at all times be duly and properly authorised by TSMHL and shall be such persons notified by TSMHL to the Account Bank in accordance with paragraph 4(i) of Part I (The Company) of Schedule 2 (Conditions Precedent) or any substitute signatory (including specimen signatures and contact details) as TSMHL may notify the Account Bank by giving at least five Business Days prior notice.

(c)	The Account Bank will provide account statements for the Accounts to the Agent, the Security Agent and the Borrower within five days of the last day of each calendar month.

22.9	No assignment

Neither the Accounts nor the Borrower’s right, title and interest to or in the Accounts, shall be capable of being assigned, transferred or otherwise disposed of or encumbered (whether in whole or in part) other than pursuant to the Security Documents.

22.10	Notice of Security

With effect on the date of accession by TSMHL to this Agreement pursuant to Clause 25.2 (Accession of TSMHL and TSEHL), TSMHL and the Security Agent hereby give notice to the Account Bank (and the Account Bank hereby acknowledges and accepts this Agreement as notice) of the security created over the Accounts pursuant to the Security Documents and the Account Bank agrees:

(a)	not to claim or exercise any security in, set-off, counterclaim or other rights in respect of any of the Accounts it save as expressly contemplated in this Clause 22; and

(b)	that it will pay all moneys standing to the credit of the Accounts as directed by the Security Agent upon being notified by the Security Agent that the Security has become enforceable.

22.11	Reliance and Assumptions by the Account Bank

(a)	The Account Bank may rely on:

(i)	any communication or document reasonably believed by it to be genuine (even if such communication or document is later reversed, modified, set aside or vacated); and/or

(ii)	any document of any kind prima facie properly executed and submitted by any person whom the Account Bank has reasonable grounds to believe is entitled to execute and submit such document in relation to any matter arising under or in connection with this Agreement (even if such document is later reversed, modified, set aside or vacated).

(b)	The Account Bank may consult counsel or professional advisers over any question as to the provisions of this Agreement, its rights, obligations and/or its duties. The Account Bank may rely on and act pursuant to the advice of its counsel or other professional advisers with respect to any matter (whether or not contentious) relating to this Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(c)	The Account Bank can assume that no other party to this Agreement is in breach of its obligations hereunder unless the Account Bank has actual notice to the contrary in its capacity as account bank.

(d)	The Account Bank may assume that all conditions for the making of any payment out of the amounts standing to the credit of an Account which are specified in any instruction from the Company have been satisfied, unless the Account Bank has actual notice to the contrary in its capacity as account bank.

22.12	Fees of the Account Bank

(a)	The Account Bank is entitled to charge for and be paid all transaction and other fees provided for in the Account Mandates or other standard published charges applicable to transactions effected on or in relation to the Accounts.

(b)	The Borrower is liable for payment of any fees, expenses and other sums payable to the Account Bank pursuant to this Agreement. The Account Bank may debit any amounts due to it in respect of the operation of an Account and shall be entitled to retain that proportion of the amounts standing to the credit of the Accounts equal to any unpaid fees and other charges due to the Account Bank under this Agreement until all such fees and charges have been paid in full (provided that the Account Bank shall debit the Distribution Account and/or the Expenses Account in priority to the Collection Account in order to recover such amounts as may be so due to it and shall only debit the Collection Account for this purposes having exhausted the balance of the other Accounts).

22.13	No Duty or Obligation

(a)	The Account Bank shall be obliged to perform only such duties as are set out in this Agreement and the Account Mandates and no implied duties or obligations shall be read into this Agreement against the Account Bank.

(b)	The Account Bank shall not be under any duty or obligation to give the amounts held by it hereunder any greater degree of care than it gives to amounts held for its general banking customers.

(c)	The Account Bank shall not be obliged to make any payment or otherwise to act on any request or instruction notified to it under this Agreement if in the Account Bank’s reasonable opinion, it conflicts with any provision of this Agreement or otherwise does not comply with the requirements of this Agreement provided that the Account Bank shall promptly so notify the Borrower and the Agent of any such perceived conflict promptly after becoming aware of the same.

(d)	The Account Bank is under no duty or obligation to ensure that any certificate, consent, notice, instruction or other communication which is or appears to be given by the Security Agent and/or the Agent in accordance with this Agreement is accurate, correct or duly authorised and shall be entitled to act in reliance without further enquiry upon any such certificate, consent, notice, instruction or other communication and shall not be under any duty or obligation to verify the accuracy or correctness of any statements made therein (even if such certificate, consent, notice, instruction or other communication is later reversed, modified, set aside or vacated).

(e)	In the event that the terms of a settlement of any dispute involving an Obligor results in an increase, extension, modification or other variation of the duties, obligations or liabilities of the Account Bank contemplated by this Agreement, then such variation shall only be effective where, and to the extent, the Account Bank has given its written consent to be bound thereby.

(f)	The Account Bank is under no duty or obligation to ensure that any funds withdrawn from an Account are actually applied for the purpose for which they are withdrawn.

(g)	The Account Bank shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties or the exercise of any right, power or authority hereunder.

22.14	Limitation of liability of the Account Bank

(a)	The Account Bank shall not be liable to any person or entity for any loss, liability, claim, action, damages or expenses arising out of or in connection with anything done or omitted to be done by it pursuant to and in accordance with the provisions of this Agreement save as are caused by its own gross negligence or wilful misconduct.

(b)	The Account Bank is not responsible or liable to the Borrower for any withdrawal wrongly made, if the Account Bank acted in good faith in relation to that withdrawal.

(c)	Notwithstanding the foregoing, under no circumstances will the Account Bank be liable to any party whether in contract, tort or otherwise, for any consequential loss (including, but not limited to, loss of business, goodwill, opportunity or profit) even if advised of the possibility of such loss or damage.

(d)	In no event shall the Account Bank be liable for any Losses suffered due to a Force Majeure event.

(e)	In this Clause 22.12:

(i)	“Losses” means any losses, damages, demands, claims, liabilities, costs (including legal costs) and expenses of any kind (including any direct, indirect or consequential losses, loss of profit, loss of goodwill and loss of reputation) whether or not they were foreseeable or likely to occur.

(ii)	“Force Majeure” means any:

(A)	flood, storm, earthquake or other natural event;

(B)	war, hostilities, terrorism, revolution, riot or civil disorder;

(C)	strike, lockout or other industrial action;

(D)	change in any law or any change in the interpretation or enforcement of any law;

(E)	act or order of any Governmental Agency;

(F)	order of any court or other judicial body;

(G)	restriction or impending restriction on the availability, convertibility, credit or transferability of any currency;

(H)	computer system malfunction or failure (regardless of cause) or any third party interference with a computer system;

(I)	error, failure, interruption, delay or non-availability of any goods or services supplied the Borrower or the Account Bank by a third party; or

(J)	other circumstance beyond the reasonable control of the Account Bank.

22.15	Indemnity

The Borrower shall indemnify and keep indemnified the Account Bank and its directors, officers, agents and employees (each an “Indemnified Party”) and hold each of them harmless from and against any and all losses, liabilities, claims, charges, actions, demands, damages, fees, costs and expenses (including, without limitation, fees and disbursements of the Indemnified Party’s counsel) arising out of or in connection with (a) its appointment as Account Bank under, and its performance of, this Agreement including, but not limited to, the reliance by the Account Bank on any instruction from the Security Agent and/or the Agent, and (b) the exercise of its rights and powers as Account Bank under, or the enforcement of any provision of, this Agreement, save as are caused by its (or their) own gross negligence or wilful misconduct. The indemnity in this Clause 22.15 shall survive the termination of this Agreement, or the resignation or removal of the Account Bank.

22.16	Disclosure

No material in any language which mentions the Account Bank’s name or the rights, powers or duties of the Account Bank may be issued by either of the other Parties or on their behalf without the prior written consent of the Account Bank.

22.17	Termination

On the Final Discharge Date and unless otherwise agreed by the Account Bank and the Borrower, the Accounts will automatically be closed, provided that the Account Bank shall first transfer any balance standing to the credit of the Accounts to an account of the Borrower nominated by the Borrower to the Security Agent to the order of the Security Agent (in consultation with the Borrower).

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.20 (Acceleration)). For the purposes of this Clause 23, references in Clause 23.5 (Cross default) to 23.8 (Creditors’ process), Clause 23.13 (Cessation of business) and Clause 23.14 (Nationalisation) to an Obligor shall include TSMHL and TSEHL prior to their accession to this Agreement pursuant to Clause 25.2 (Accession of TSMHL and TSEHL).

23.1	Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

23.2	Financial covenants, FATCA and Security

Any requirement of Clause 20 (Financial covenants), Clause 21.27 (Security Documents) or Clause 21.29 (Application of FATCA) is not satisfied.

23.3	Other obligations

(a)	An Obligor or a Subordinated Creditor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) or Clause 23.2 (Financial covenants, FATCA and Security).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 30 Business Days of the earlier of (A) the Agent giving notice to the Company and (B) an Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor or a Subordinated Creditor in the Finance Documents or any other document delivered by or on behalf of an Obligor or a Subordinated Creditor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made provided that where the events and/or circumstances giving rise to such incorrectness or misleading representation or statement are capable of being remedied, such events and/or circumstances are not remedied in full within 30 Business Days of the Agent giving notice to the Company or an Obligor or a Subordinated Creditor becoming aware of the misrepresentation.

23.5	Cross default

(a)	Any Financial Indebtedness of an Obligor or any Material Subsidiary is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of an Obligor or any Material Subsidiary is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of an Obligor or any Material Subsidiary is cancelled or suspended by a creditor of an Obligor or any Material Subsidiary as a result of an event of default (however described).

(d)	Any creditor of an Obligor or any Material Subsidiary becomes entitled to declare any Financial Indebtedness of an Obligor or any Material Subsidiary due and payable prior to its specified maturity as a result of an event of default (however described).

(e)	No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$75,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency

(a)	An Obligor, a Material Subsidiary or a Key Holdco is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The Company is deemed to be insolvent within the meaning of section 123 (2) of the Insolvency Act 1986.

(c)	A moratorium is declared in respect of any indebtedness of an Obligor, any Material Subsidiary or any Key Holdco.

23.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor, any Material Subsidiary or any Key Holdco other than a solvent liquidation or reorganisation only to the extent the same is for the purpose of a Permitted Merger;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any Obligor, any Material Subsidiary or any Key Holdco;

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a Material Subsidiary or a Key Holdco permitted by Clause 21.9 (Merger)), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any Obligor, any Material Subsidiary or any Key Holdco or any of their respective assets; or

(iv)	enforcement of any Security or Quasi-Security over:

(A)	any assets having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies) of the Company or any Material Subsidiary not being TSMHL; or

(B)	any shares in TSMHL,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) above shall not apply to:

(i)	any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 60 days of commencement and prior to its advertisement; or

(ii)	the solvent liquidation or reorganisation of any member of the Group not being an Obligor so long as any payments made or assets distributed as a result of such liquidation or reorganisation are made or distributed to members of the Group.

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of any Obligor or any Material Subsidiary or (without limiting the foregoing) any shares held by a Key Holdco in another Key Holdco or a Material Subsidiary, in each case having an aggregate value in excess of US$50,000,000 (or its equivalent in any other currency or currencies) and is not discharged within ten Business Days.

23.9	Unlawfulness and unenforceability

(a)	It is or becomes unlawful for an Obligor or a Subordinated Creditor to perform any of its obligations under the Finance Documents or any subordination effected or purported to be effected pursuant to Clause 21.28 (Subordination) or otherwise under any Subordination Deed is or becomes unlawful in each case, if the Majority Lenders determine that such matters are materially adverse to their interests under the Finance Documents.

(b)	Save to the extent contemplated by the Legal Reservations, any obligation of an Obligor or a Subordinated Creditor under any Finance Document is not or ceases to be legal, valid, binding or enforceable.

(c)	Any Finance Document is not or ceases to be in full force and effect.

23.10	Repudiation

(a)	An Obligor or a Subordinated Creditor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11	Security

Any Security Document is not in full force and effect or does not create in favour of the Security Agent for the benefit of the Secured Parties the Security which it is expressed to create with the ranking and priority it is expressed to have.

23.12	Subordination

Any subordination effected or purported to be effected pursuant Clause 21.28 (Subordination) is not in full force and effect.

23.13	Cessation of business

Any Obligor or any Material Subsidiary suspends or ceases (or threatens to suspend or cease) to carry on all or a material part of its business (other than as a result of a Permitted Merger).

23.14	Nationalisation

Any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or any of the shares or all or any part of the assets of any member or members of the Group having an aggregate value in excess of US$50,000,000.

23.15	Audit qualification

The auditors qualify their report on any audited consolidated financial statement of the Group in a manner which the Majority Lenders deem to be materially adverse to their interests under the Finance Documents.

23.16	Litigation

Any litigation, arbitration, proceeding or dispute is started or threatened or there are any circumstances likely to give rise to any litigation, arbitration, proceeding or dispute, in each case which in the opinion of the Majority Lenders (acting reasonably and having regard to the likelihood of adverse determination of such process) has had or could reasonably be expected to have a Material Adverse Effect.

23.17	Final judgment

A member of the Group fails to comply with or pay (or to procure payment of) any sum in an amount equal to or greater than US$50,000,000 (or its equivalent in any other currency or currencies) due from it under any final (non-appealable) judgment or any final (non-appealable) order made or given by a court of competent jurisdiction.

23.18	Suspension of trading

(a)	Cairn India ceases to be listed on the National Stock Exchange of India and the Bombay Stock Exchange.

(b)	The trading of the Cairn India Shares on the National Stock Exchange of India and the Bombay Stock Exchange is suspended or halted for ten consecutive Trading Days (other than a suspension or halt arising from a disruption of a technical or systems-related nature to the trading of shares on either such exchange).

(c)	For the purpose of paragraph (b) above, “Trading Day” means any day on which the relevant exchange is open for trading for its respective trading sessions.

23.19	Material adverse change

A Material Adverse Effect is continuing or could reasonably be expected to occur.

23.20	Acceleration

Subject to Clause 4.4 (Certain Funds Loans), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable;

(c)	declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)	instruct the Security Agent to enforce any Security under the Security Documents.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders

(a)	Subject to this Clause 24, a Lender (the “Existing Lender”) may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

(b)	The Agent shall provide a copy of the relevant Transfer Certificate or Assignment Agreement to the Company as soon as practicable after executing the same in accordance with this Clause 24.

24.2	Conditions of assignment or transfer

(a)	An assignment or transfer by a Lender does not require the consent of, or consultation with, any Obligor.

(b)	Subject to paragraph (d) below, an assignment will only be effective on:

(i)	receipt by the Agent (whether in the Assignment Agreement or otherwise) of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(c)	Subject to paragraph (d) below, a transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with or if otherwise effected pursuant to a Syndication Agreement as contemplated in paragraph (d) of Clause 24.5 (Procedure for transfer).

(d)	An assignment of transfer will only be effective if the amount of the Commitment or Loan participation to which it relates is at least US$2,000,000 (or, if less the entire amount of the Existing Lender’s remaining Commitment and/or Loan participation at that time).

(e)	If following Successful Syndication:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased Costs),

the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(f)	Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

24.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect (other than pursuant to the Syndication), pay to the Agent (for its own account) a fee of US$3,500.

24.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor or any other person;

(iii)	the performance and observance by any Obligor or any other person of their respective obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of any Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the Security Agent, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger, the Security Agent and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

(d)	Notwithstanding anything to the contrary, a transfer may also be effected pursuant to a Syndication Agreement executed on terms which, inter alia, substantially reflect paragraph (c) above. Any transfer made pursuant to a Syndication Agreement shall take effect in accordance with the terms thereof.

24.6	Procedure for assignment

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)	The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	On the Transfer Date:

(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)	the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)	Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate or Assignment Agreement to Company

(a)	The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate or an Assignment Agreement, send to the Company a copy of that Transfer Certificate or Assignment Agreement.

(b)	Promptly on request from the Company, the Agent shall provide the Company a list of the Lenders and their Commitments.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including without limitation:

(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)	in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as Security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)	release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by an Obligor or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

24.9	Sub-participations

Any Lender may, without the consent of any Obligor, at any time sub-participate or sub-contract any of its rights or obligations under the Finance Documents.

24.10	Account Bank

(a)	The Account Bank shall not assign any of its rights or transfer any of its rights or obligations under the Secured Documents save as contemplated in this Clause 24.10.

(b)	If the Account Bank is not the Security Agent, the Agent nor a Lender nor an Affiliate of the Security Agent, the Agent or a Lender, the Agent (acting on the instructions of the Majority Lenders) may after consultation with the Company require the Account Bank to transfer its rights and obligations under the Secured Documents to, or to an Affiliate of, the Security Agent, the Agent or a Lender.

(c)	If so required, the outgoing Account Bank shall make available to its successor such documents and records and provide such assistance as the incoming Account Bank may reasonably request in order to effect the transfer of the Collection Account to that incoming Account Bank and/or for the purpose of enabling that incoming Account Bank to perform its functions (and comply with its obligations) under the Secured Documents.

(d)	If the Security Agent so requires, on the change of identity of the Account Bank, the Borrower shall promptly enter into such Security over the Collection Account with that new Account Bank as the Security Agent (acting reasonably) may require in order to ensure that the Security afforded to the Secured Parties over the Collection Account is of equivalent value and effectiveness as the Security purported to be granted over the Collection Account held with the outgoing Account Bank.

(e)	The replacement of the Account Bank shall only take effect upon the appointment of a successor.

(f)	The incoming Account Bank and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if that incoming Account Bank had been an original Party

25.	CHANGES TO THE OBLIGORS

25.1	Assignment and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the approval of all of the Lenders.

25.2	Accession of TSMHL and TSEHL

(a)	The Company shall ensure that, with effect immediately prior to the application by the Agent of the proceeds of the first Loan pursuant to the relevant Utilisation Request the provisions of this Agreement, TSMHL shall accede to this Agreement as the sole Borrower and TSEHL shall accede to this Agreement as an additional Guarantor. That accession shall become effective at that time if, prior to the Utilisation Date for that Loan:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to both TSMHL and, as applicable, TSEHL, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by TSMHL and TSEHL that the Repeating Representations and each of the representations set out in Clauses 18.5 (Validity and admissibility in evidence), 18.7 (No filing or stamp taxes), 18.8 (Deduction of Tax), 18.19 (TSMHL) and 18.26 (TSEHL) are true and correct in relation to it as at the date of delivery and, if different, on the first Utilisation Date, as if made by reference to the facts and circumstances then existing.

25.4	Accession of Subordinated Creditors

(a)	Subject to paragraph (b) below no person shall become a Subordinated Creditor unless and until:

(i)	the Company and that person deliver to the Agent a duly completed and signed Accession Letter;

(ii)	the Agent executes a Subordinated Creditor Accession Letter duly completed and signed by the Company and that person; and

(b)	No person shall become a Subordinated Creditor if it being a Subordinated Creditor in respect of the Subordinated Debt of TSMHL or TSEHL would breach any law or regulation applicable to it or otherwise conflict in any material respect with any agreement or instrument binding on it or any other member of the Group.

(c)	Each Party (other than the relevant person under paragraph (a) above) irrevocably authorises the Agent to execute on its behalf a Subordinated Creditor Accession Letter which has been duly completed and signed on behalf of that person.

26.	ACCESSION OF AND CHANGES TO THE HEDGING BANKS

A Lender or one of its Affiliates may become party to this Agreement as a Hedging Bank and a Hedging Bank may assign any of its rights or transfer any of its rights or obligations under this Agreement, all in accordance with paragraphs 11 and 12 of Schedule 11 (Hedging Bank Provisions).

SECTION 10

THE FINANCE PARTIES

27.	ROLE OF THE AGENT, THE SECURITY AGENT, THE ACCOUNT BANK AND THE ARRANGER

27.1	Appointment of the Agent and the Security Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Secured Party appoints the Security Agent to act as security trustee under and in connection with the Finance Documents in relation to any security interest which is expressed to be or is construed to be governed by English, Indian or Mauritian law, or any other law from time to time designated by the Security Agent and an Obligor.

(c)	Each other Secured Party authorises each of the Agent and the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(d)	Each other Finance Party authorises each of the Agent (acting on the instructions of the Majority Lenders) and the Arranger to agree, accept and sign on its behalf the terms of any reliance or engagement letter in relation to any report or letter provided by any person in connection with the Finance Documents or the transactions contemplated in them.

(e)	Each other Secured Party authorises the Security Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

27.2	Duties of the Agent and the Security Agent

(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party. The Agent is not obliged to forward to any Party any Fee Letter or the Mandate Letter.

(b)	Without prejudice to Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), paragraph (a) above shall not apply to any Transfer Certificate or to any Assignment Agreement.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Secured Parties.

(e)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Secured Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Secured Parties.

(f)	The Agent shall promptly send to the Security Agent such certification as the Security Agent may require pursuant to paragraph 7 (Basis of distribution) of Schedule 6 (Security agency provisions).

(g)	The duties of the Agent and the Security Agent under the Finance Documents are solely mechanical and administrative in nature.

27.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

27.4	Role of the Security Agent

The Security Agent shall not be an agent of (except as expressly provided in any Finance Document) any Secured Party under or in connection with any Finance Document.

27.5	Other roles

(a)	The Obligors acknowledge that the Agent and the Arranger or their Affiliates may provide debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Obligors or their respective Affiliates may have conflicting interests regarding the transactions contemplated by the Finance Documents and otherwise.

(b)	The Agent and the Arranger must not use confidential information obtained from an Obligor or any of their Affiliates by virtue of the transactions contemplated by the Finance Documents in connection with their performance of services for other persons nor furnish any such information to any such other persons.

(c)	The Obligors acknowledge that the Agent and the Arranger are not obliged to use in connection with the transactions contemplated by the Finance Documents, or to furnish to any Obligor or its Affiliates, confidential information obtained from any other source.

27.6	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent, the Security Agent (except as expressly provided in any Finance Document) or the Arranger as a trustee or fiduciary of any other person.

(b)	All monies held by the Account Bank under this Agreement are held by it as banker. Nothing in this Agreement constitutes the Account Bank as trustee or fiduciary of any other person.

(c)	None of the Agent, the Security Agent (except as expressly provided in any Finance Document), the Account Bank or the Arranger shall be bound to account to any Finance Party or the Hedging Bank for any sum or the profit element of any sum received by it for its own account.

27.7	Business with the Group

The Agent, the Security Agent, the Account Bank and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group or any other person.

27.8	Rights and discretions of the Agent, the Account Bank and the Security Agent

(a)	The Agent, the Account Bank and the Security Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised and shall have no duty to verify any signature on any document; and

(ii)	any statement purportedly made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent, the Account Bank and the Security Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Secured Parties or, as the case may be, as security trustee for the Secured Parties) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment)); and

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)	Each of the Agent and the Security Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	Each of the Agent and the Security Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Obligors and shall disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, none of the Agent, the Security Agent, the Account Bank or the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

27.9	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)

The Security Agent shall (i) exercise any right, power, authority or discretion vested in it as Security Agent under the Finance Documents, in relation to the provisions of Schedule 11 (Hedging Bank Provisions) or any matter affecting the rights of the Hedging Banks (including, for the avoidance of doubt, any decision relating to the preservation of rights in respect of any Security or the enforcement of (or the conduct of such enforcement) any Security), in accordance with any instructions given to it by the Majority Creditors (or, if so instructed by the

Majority Creditors, refrain from exercising such right, power, authority or discretion vested in it) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Creditors in accordance with this paragraph (b).

(c)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders or, as applicable, the Majority Creditors will be binding on all the Secured Parties.

(d)	Each of the Agent and the Security Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Majority Creditors or the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated Indirect Tax) which it may incur in complying with the instructions.

(e)	In the absence of instructions from the Lenders (or an appropriate majority of the Lenders or the Majority Creditors), each of the Agent and the Security Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders under the Finance Documents.

(f)	Neither the Agent nor the Security Agent is authorised to act on behalf of a Finance Party (without first obtaining that Finance Party’s consent) in any legal or arbitration proceedings relating to any Finance Document.

27.10	Responsibility for documentation

None of the Agent, the Security Agent or the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Hedging Bank, the Security Agent, the Arranger, the Company or any other person given in or in connection with any Secured Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Secured Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Secured Document.

27.11	Exclusion of liability

(a)	Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 30.11 (Disruption to Payment Systems etc.)), the Agent will not be liable including without limitation for negligence or any other category of liability whatsoever for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent or the Security Agent) may take any proceedings against any officer, employee or agent of the Agent or the Security Agent in respect of any claim it might have against the Agent or the Security Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent or the Security Agent may rely on, enjoy the benefit of and/or enforce the terms of this paragraph in accordance with provisions of the Third Parties Act.

(c)

Neither the Agent nor the Security Agent will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by it if it has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by it for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent, the Arranger or the Security Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent, the Arranger and the Security Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent, the Arranger or the Security Agent.

27.12	Lenders’ indemnity to the Agent and the Security Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent and the Security Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence in relation to any FATCA related liability or any other category of liability whatsoever) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful misconduct) (or in the case of any cost, loss or liability pursuant to Clause 30.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent or the Security Agent) in acting as Agent or, as the case may be, Security Agent under the Finance Documents (unless the Agent or the Security Agent has been reimbursed by an Obligor pursuant to a Finance Document).

27.13	Resignation of the Agent, the Security Agent or the Account Bank

(a)	The Agent, the Security Agent or the Account Bank may resign and appoint one of its Affiliates as successor, in each case, by giving notice to the other Secured Parties and the Company.

(b)	Alternatively the Agent may resign by giving 30 days’ notice to the other Secured Parties and the Company may appoint a successor Agent. Alternatively the Security Agent or the Account bank may resign by giving 30 days’ notice to the other Secured Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Security Agent.

(c)	If the Majority Lenders or the Agent have not appointed a successor Agent or, as the case may be, Security Agent or Account Bank in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent or, as the case may be, Security Agent or Account Bank (after consultation with the Company) may appoint a successor Agent, Security Agent or Account Bank.

(d)	The retiring Agent, Security Agent or Account Bank shall, at its own cost, make available to its successor such documents and records and provide such assistance as its successor may reasonably request for the purposes of performing its functions as Agent, Security Agent or Account Bank under the Finance Documents.

(e)	The resignation notice of the Agent, Security Agent or Account Bank shall only take effect upon the appointment of a successor and, in the case of the Security Agent, upon the transfer of all of the Security Property to that successor.

(f)	Upon the appointment of a successor, the retiring Agent, Security Agent or Account Bank shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under paragraph (d) above) but shall remain entitled to the benefit of this Clause 27. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent or, as the case may be, the Security Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent or, as the case may be, the Security Agent, shall resign in accordance with paragraph (b) above but the cost referred to in paragraph (d) above shall be for the account of the Company.

(h)	The Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph (c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)	the Agent fails to respond to a request under Clause 19.8 (FATCA Information) and the Company or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)	the information supplied by the Agent pursuant to Clause 19.8 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Agent notifies the Company and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

and (in each case) the Company or a Lender reasonably believes, after consultation with the Agent, that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Agent, requires it to resign.

27.14	Replacement of the Agent

(a)	If the Agent is an Impaired Agent, after consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent (acting through an office in the United Kingdom).

(b)	The Impaired Agent shall (at its own cost) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)	The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the Impaired Agent. As from this date, the Impaired Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 27.14 (and any agency fees for the account of the Impaired Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

27.15	Confidentiality

(a)	The Agent (in acting as agent for the Finance Parties) and the Security Agent (in acting as security agent or trustee for the Secured Parties) shall be regarded as acting through its respective agency or security agency or trustee division which, in each case, shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent or, as the case may be, the Security Agent, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Agent shall not be deemed to have notice of it.

(c)	Notwithstanding any other provision of any Finance Document to the contrary, the Agent is not obliged to disclose to any person (i) any confidential information or (ii) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of any contractual or fiduciary duty.

27.16	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost Formula).

(c)	Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 32.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 32.2 (Addresses) and paragraph (a)(iii) of Clause 32.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

27.17	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor or any other person for information supplied by it or on its behalf in connection with any Secured Debt Document, each Lender and Hedging Bank confirms to the Agent, the Security Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Secured Debt Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group and the Target Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Secured Debt Document and any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Secured Debt Document, the transactions contemplated by the Secured Debt Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, the Security Agent, any Party or by any other person under or in connection with any Secured Debt Document, the transactions contemplated by the Secured Debt Documents or any other agreement, Security, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Secured Debt Document.

27.18	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.19	Security Agent Provisions

The provisions of Schedule 6 (Security agency provisions) shall bind each Party.

27.20	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent or the Security Agent under the Finance Documents the Agent or the Security Agent (as the case may be) may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent or the Security Agent (as the case may be) would otherwise be obliged to make under the Finance Documents, and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

28.	CONDUCT OF BUSINESS BY THE SECURED PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Secured Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Secured Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Secured Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

29.	SHARING AMONG THE SECURED PARTIES

29.1	Payments to Secured Parties

If a Finance Party (a “Recovering Creditor”) receives or recovers any amount from an Obligor other than (x) in accordance with Clause 30 (Payment mechanics) or (y), in respect of a Hedging Bank only, a Permitted Hedging Payment, (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Creditor shall, within three Business Days, notify details of the receipt or recovery to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Creditor would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 30 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Creditor shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Creditor as its share of any payment to be made, in accordance with Clause 30.7 (Partial payments).

29.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Secured Parties (other than the Recovering Creditor) (the “Sharing Creditors”) in accordance with Clause 30 (Payment Mechanics).

29.3	Recovering Secured Party’s rights

On a distribution by the Agent under Clause 29.2 (Redistribution of payments) of a payment received by a Recovering Creditor from an Obligor, as between the relevant Obligor and the Recovering Creditor, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

29.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Creditor becomes repayable and is repaid by that Recovering Creditor, then:

(a)	each Sharing Creditor shall, upon request of the Agent, pay to the Agent for the account of that Recovering Creditor an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Creditor for its proportion of any interest on the Sharing Payment which that Recovering Creditor is required to pay) (the “Redistributed Amount”); and

(b)	as between the relevant Obligor and each relevant Sharing Creditor, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

29.5	Exceptions

(a)	This Clause 29 shall not apply to the extent that the Recovering Creditor would not, after making any payment pursuant to this Clause 29, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Creditor is not obliged to share with any other Secured Party any amount which the Recovering Creditor has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Secured Party of the legal or arbitration proceedings; and

(ii)	that other Secured Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

30.	PAYMENT MECHANICS

30.1	Payments to the Agent

(a)	On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor (subject to Clause 30.12 (Payments to the Security Agent) or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

30.2	Distributions by the Agent

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 30.4 (Distributions to an Obligor) and Clause 30.5 (Clawback) and Clause 30.12 (Payments to the Security Agent), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency.

30.3	Payments to the Hedging Banks

Any payments to a Hedging Bank in accordance with this Agreement following enforcement of any of the Security Documents or by reason of receipt by TSMHL of Required Proceeds after the Acceleration Date shall be made to such account in the principal financial centre of the country of that currency with such bank as the relevant Hedging Bank specifies by not less than five Business Days’ notice to the Agent and the Security Agent.

30.4	Distributions to an Obligor

The Agent and the Security Agent may (with the consent of an Obligor or in accordance with Clause 31 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

30.5	Clawback

(a)	Where a sum is to be paid to the Agent or the Security Agent under the Finance Documents for another Party, the Agent or, as the case may be, the Security Agent, is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent or the Security Agent pays an amount to another Party and it proves to be the case that it had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid shall on demand refund the same to the Agent or, as the case may be, the Security Agent, together with interest on that amount from the date of payment to the date of receipt by the Agent, or, as the case may be, the Security Agent, calculated by it to reflect its cost of funds.

30.6	Impaired Agent

(a)	If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 30.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)	A Party which has made a payment in accordance with this Clause 30.6 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)	Promptly upon the appointment of a successor Agent in accordance with Clause 27.14 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with this Clause 30.6 shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with Clause 30.2 (Distributions by the Agent).

30.7	Partial payments

(a)	If the Agent receives a payment (other than by way of enforcement of any of the Security Documents or by reason of receipt by TSMHL of Required Proceeds after the Acceleration Date) that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)

If the Agent or the Security Agent receives a payment by way of enforcement of any of the Security Documents or by reason of receipt by TSMHL of Required Proceeds after the Acceleration Date that is insufficient to discharge all the amounts then due and payable by an Obligor under the Secured Documents, the Security Agent or, as applicable, the Agent shall apply that payment towards the obligations of that Obligor under the Secured Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent, the Security Agent or the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of:

(A)	any periodical payments (not being payments as a result of termination or closing out) due but unpaid to a Hedging Bank under a Hedging Document; and

(B)	any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of:

(A)	any payments as a result of termination or closing out due but unpaid to a Hedging Bank under a Hedging Document; and

(B)	any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Secured Documents.

(c)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(d)	The Agent shall, if directed by all the Lenders and each Hedging Bank, vary the order set in paragraphs (b)(ii) to (iv) above.

(e)	Paragraphs (a), (b) and (c) above will override any appropriation made by an Obligor.

30.8	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

30.9	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

30.10	Currency of account

(a)	Subject to paragraphs (b) to (e) below, Dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which the Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than Dollars shall be paid in that other currency.

(f)	A payment of any sum due from an Obligor under any Hedging Document shall be made in the currency in which that sum is denominated on its due date.

30.11	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 37 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 30.11; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.12	Payments to the Security Agent

Notwithstanding any other provision of any Finance Document, at any time after any Security created by or pursuant to any Security Document becomes enforceable, the Security Agent may require:

(a)	any Obligor to pay all sums due under any Finance Document; or

(b)	the Agent to pay all sums received or recovered from an Obligor under any Finance Document,

in each case as the Security Agent may direct for application in accordance with the terms of the Security Documents.

31.	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor which has not been paid when due under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

32.	NOTICES

32.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

32.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below (and, in the case of TSMHL and TSEHL, identified in the Accession Letter defined under Clause 25.2 (Accession of TSMHL and TSEHL);

(b)	in the case of a Subordinated Creditor, that identified in the Accession Letter signed by it;

(c)	in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

(d)	in the case of the Agent, the Account Bank and the Security Agent, that identified with its name below; and

(e)	in the case of each Hedging Bank, that notified in the relevant Letter,

or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

32.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if sent by fax before 5 p.m. (local time in the place to which it is sent) on a working day in that place, when sent or, if sent by fax at any other time, at 9 a.m. (local time in the place to which it is sent) on the next working day in that place, provided, in each case, that the person sending the fax shall have received a transmission receipt; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 32.2 (Addresses), if addressed to that department or officer. For this purpose, working days are days other than Saturdays, Sundays and bank holidays.

(b)	Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by it and then only if expressly marked for the attention of the department or officer identified with its signature below (or any substitute department or officer as it shall specify for this purpose).

(c)	All notices to or from an Obligor shall be sent through the Agent.

32.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 32.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

32.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

32.6	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

32.7	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

33.	CALCULATIONS AND CERTIFICATES

33.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Secured Party are prima facie evidence of the matters to which they relate.

33.2	Certificates and Determinations

Any certification or determination by a Secured Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

33.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

34.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

35.	US BANKS

(a)	Notwithstanding any other provision in the Finance Documents, each Obligor hereby agrees that a Lender (and each employee, representative, or other agent of that Lender) may disclose to any and all persons, without limitation of any kind, the US tax treatment and US tax structure of the transactions contemplated by the Finance Documents and all materials of any kind (including opinions or other tax analyses) that are provided to that Lender relating to such US tax treatment and US tax structure.

(b)	Each Obligor acknowledges that to the extent the Finance Documents or any transaction contemplated under the Finance Documents would constitute a “confidential transaction” that each Lender intends to submit details of the transactions contemplated by the Finance Documents to the IRS or to maintain a list regarding details of such transactions for review by the IRS upon its request.

36.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

37.	AMENDMENTS AND WAIVERS

37.1	Required consents

(a)	Subject to Clause 37.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Company and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 37.

(c)	No amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Agent to the Lenders, unless each Lender is a “FATCA Protected Lender”. The Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Company.

37.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable (it being agreed that a waiver (other than a waiver which stops default interest from accruing under Clause 8.3 (Default interest)) of a Default would not constitute such a reduction);

(iv)	the currency of payment of any amount under the Finance Documents;

(v)	an increase in or an extension of any Commitment or the Total Commitments or the Availability Period or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the Facility;

(vi)	a change to an Obligor (other than as contemplated in Clause 25.2 (Accession of TSMHL and TSEHL);

(vii)	any provision which expressly requires the consent of all the Lenders;

(viii)	Clause 2.2 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders), Clause 29 (Sharing among the Secured Parties) or this Clause 37;

(ix)	Clause 7.2 (Change of Control) or Clause 7.3 (Mandatory prepayment) (other than an amendment or waiver which has the effect of changing any notice period for prepayment);

(x)	the manner in which the proceeds of the enforcement of any Security created pursuant to any Security Document are distributed;

(xi)	the order of priority or subordination under any of Clause 21.28 (Subordination), Schedule 12 (Subordination) or the Intercreditor Deed;

(xii)	the nature or scope of the guarantee or indemnity granted under Clause 17.1 (Guarantee and indemnity);

(xiii)	the nature or scope of the Charged Assets except to the extent that it relates to the sale or disposal of a Charged Asset where that sale or disposal is expressly permitted under this Agreement or any other Finance Document;

(xiv)	the release of any Security created pursuant to any Security Document or of any Charged Asset,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent, the Account Bank, the Hedging Bank or the Arranger may not be effected without the consent of the Agent, the Security Agent, the Account Bank, the Hedging Bank or as the case may be, the Arranger.

(c)

(i)	If a Finance Party reasonably believes that an amendment or waiver may constitute a “material modification” for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and that Finance Party (as the case may be) notifies the Company and the Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of that Finance Party (as the case may be).

(ii)	The consent of a Lender shall not be required pursuant to paragraph (c)(i) of this Clause 37.2 if that Lender is a FATCA Protected Lender, provided that such Lender’s Commitments shall nevertheless be included for the purpose of ascertaining whether the agreement of any given percentage (including for the avoidance of doubt, unanimity) of the Total Commitments, has been obtained in respect of any requirement under this Clause 37 for the Lenders to consent to the relevant amendment or waiver.

37.3	Disenfranchisement of Defaulting Lenders

(a)	For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments.

(b)	For the purposes of this Clause 37.3, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii)	any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

37.4	Replacement of a Defaulting Lender

(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 20 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, and which is acceptable to the Agent (acting reasonably), which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

(i)	the Company shall have no right to replace the Agent;

(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 days after the notice referred to in paragraph (a) above; and

(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

38.	CONFIDENTIALITY

38.1	Confidential Information

Each Secured Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 38.2 (Disclosure of Confidential Information) and Clause 38.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

38.2	Disclosure of Confidential Information

Without prejudice to any Secured Party’s right to disclose Confidential Information relating to any Obligor whether under the common law or the Banking Act, Chapter 19 of the laws of Singapore (as amended or re-enacted from time to time, the “Banking Act”) or otherwise, any Secured Party, its officers (as defined in the Banking Act) and agents and all persons to whom Section 47 of the Banking Act applies may disclose:

(a)	to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, service providers, auditors, partners and Representatives such Confidential Information as that Secured Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)	to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)	with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or an Obligor and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers and service providers;

(iii)	appointed by any Secured Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 27.16 (Relationship with the Lenders));

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)	to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)	who is a Party; or

(ix)	with the consent of the Company;

in each case, such Confidential Information as that Secured Party shall consider appropriate if:

(A)	in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)	in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)	in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Secured Party, it is not practicable so to do in the circumstances;

(c)	to any person appointed by that Secured Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide:

(i)	administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents;

(ii)	operational functions for a Secured Party; or

(iii)	administrative or technological services to a Secured Party in order to support the regular function of banking services,

such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive; and

(d)	to any rating agency, insurer or insurance broker of, or direct or indirect provider of credit protection to, that Secured Party or any affiliate of that Secured Party.

38.3	Disclosure to numbering service providers

(a)	Any Secured Party may disclose to any national or international numbering service provider appointed by that Secured Party to provide identification numbering services in respect of this Agreement, the Facility and/or one or more Obligors the following information:

(i)	names of the Obligors;

(ii)	country of domicile of the Obligors;

(iii)	place of incorporation of the Obligors;

(iv)	date of this Agreement;

(v)	the names of the Agent and the Arranger;

(vi)	date of each amendment and restatement of this Agreement;

(vii)	amount of Total Commitments;

(viii)	currencies of the Facility;

(ix)	type of Facility;

(x)	Final Maturity Date for the Facility;

(xi)	changes to any of the information previously supplied pursuant to paragraphs (i) to (x) above; and

(xii)	such other information agreed between such Secured Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)	The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	Each Obligor represents that none of the information set out in paragraphs (a)(i) to (xii) above is, nor will at any time be, unpublished price-sensitive information.

(d)	The Agent shall notify the Company and the other Secured Parties of:

(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facility and/or one or more Obligors; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or one or more Obligors by such numbering service provider.

38.4	Entire agreement

This Clause 38 constitutes the entire agreement between the Parties in relation to the obligations of the Secured Parties under the Finance Documents regarding Confidential

Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

38.5	Inside information

Each of the Secured Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Secured Parties undertakes not to use any Confidential Information for any unlawful purpose.

38.6	Notification of disclosure

Each of the Secured Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)	of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 38.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 38.

38.7	Continuing obligations

The obligations in this Clause 38 are continuing and, in particular, shall survive and remain binding on each Secured Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	the date on which such Secured Party otherwise ceases to be a Secured Party.

39.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

40.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

41.	ENFORCEMENT

41.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 41.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

41.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, TSMHL and TSEHL:

(a)	with effect from the date on which their accession to this Agreement becomes effective in accordance with Clause 25.2 (Accession of TSMHL and TSEHL) irrevocably appoint the Company (and the Company hereby accepts its appointment) as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify TSMHL or TSEHL of the process will not invalidate the proceedings concerned.

41.3	Consent to Enforcement etc.

Each Obligor irrevocably and generally consents in respect of any proceedings anywhere in connection with any Finance Document to the giving of any relief or the issue of any process in connection with those proceedings including, without limitation, the making, enforcement or execution against any assets whatsoever (irrespective of their use or intended use) of any order or judgment which may be made or given in those proceedings.

41.4	Waiver of consequential damages etc.

(a)

Each Obligor irrevocably agrees that, in connection with the Finance Documents and the transactions contemplated thereby, no Finance Party nor any of their respective Affiliates, officers, employees or agents shall be liable to that Obligor (except to the extent of its own gross negligence or wilful misconduct) nor liable, on any theory of liability, for any special, indirect consequential or punitive damages and each Obligor agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

(b)	Any third party referred to in paragraph (a) above may enjoy the benefit of or enforce the terms of that paragraph in accordance with the provisions of the Third Parties Act.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL LENDERS

Name of Original Lender	Commitment (US$)

BANK OF AMERICA, N.A.	200,000,000

BARCLAYS BANK PLC	200,000,000

CITIBANK, N.A.	200,000,000

JP MORGAN CHASE BANK N.A., SINGAPORE BRANCH	200,000,000

THE ROYAL BANK OF SCOTLAND PLC	200,000,000

STANDARD CHARTERED BANK	200,000,000

Total	1,200,000,000

SCHEDULE 2

CONDITIONS PRECEDENT

PART I

THE COMPANY

1.	Company and Original Subordinated Creditor

(a)	A copy of the constitutional documents of the Company and the Original Subordinated Creditor.

(b)	A copy of resolutions of the board of directors or equivalent body of the Company and the Original Subordinated Creditor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request and Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by a director) confirming that guaranteeing the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

(e)	A certificate of an authorised signatory of the Company and the Original Subordinated Creditor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

A legal opinion of each of:

(a)	Linklaters Singapore Pte. Ltd., legal advisers to the Arranger, the Security Agent and the Agent in England;

(b)	Walkers, legal advisers to the Arranger, the Security Agent and the Agent in Jersey; and

(c)	Amarchand & Mangaldas & Suresh A. Shroff & Co., in respect of the ability to Sesa Goa to acquire Cairn India Shares from TSMHL,

each in a form and substance satisfactory to the Finance Parties.

3.	Financial information

Certified copies of the Original Financial Statements.

4.	Other documents and evidence

(a)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(b)	Evidence that each Fee Letter has been duly executed by the parties to it.

(c)	Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(d)	The Group Structure Chart.

(e)	A copy of the notice of prepayment delivered under Clause 7.7 (Voluntary prepayment) of the Existing Facilities Agreement giving irrevocable notice that all the outstanding loans under that agreement are to be prepaid in full on the initial Utilisation Date.

(f)	A copy of a duly executed deed of release of all Security granted under or in connection with the Existing Facilities Agreement.

(g)	A copy of the notice of cancellation or, as applicable, prepayment delivered under Clause 7.4 (Mandatory cancellation – Term Facility/Refinancing Notes) of the B2B Facility Agreement giving irrevocable notice that the outstanding loan under the B2B Facility is to be prepaid in full on the initial Utilisation Date or otherwise cancelling the commitments in respect of the B2B Facility in full.

(h)	Agreed Forms of all Security Documents to be entered into pursuant to Clause 21.27 (Security Documents).

(i)	A list of specimen signatures and contact details for each person who has signing rights in respect of the Accounts.

PART II

CONDITIONS PRECEDENT REQUIRED TO BE DELIVERED BY TSMHL/TSEHL

1.	An Accession Letter, duly executed by the Company, TSMHL and TSEHL.

2.	A copy of the constitutional documents of each of TSMHL and TSEHL.

3.	A copy of a resolution of the board of directors of each of TSMHL and TSEHL:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to TSMHL, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A copy of special resolutions of each of the shareholders of TSMHL and TSEHL approving the terms of, and the transactions contemplated by, the Finance Documents to which TSMHL or TSEHL (as applicable) is a party and resolving that TSMHL or TSEHL (as applicable) executes the Finance Documents to which it is a party.

5.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

6.	A certificate of each of TSMHL and TSEHL (signed by a director) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

7.	A certificate of an authorised signatory of each of TSMHL and TSEHL certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8.	A legal opinion of Linklaters Singapore Pte Ltd, legal advisers to the Arranger and the Agent in England.

9.	A legal opinion of Appleby the legal advisers to the Arranger and the Agent in Mauritius.

PART III

CONDITIONS RELATING TO SECURITY DOCUMENTS

1.	TSMHL/TSEHL

(a)	A copy of the constitutional documents of TSEHL and TSMHL (or a certificate of an authorised signatory of TSMHL or, as applicable, TSEHL confirming that the constitutional documents most recently provided under this Agreement have not been amended or varied in any respect).

(b)	A copy of a resolution of the board of directors or equivalent body of TSEHL and TSMHL:

(i)	approving the terms of, and the transactions contemplated by, the Security Documents to which it is a party and resolving that it execute the Security Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Security Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with the Security Documents to which it is a party.

(c)	A copy of a special resolution of each of the shareholders of TSMHL and TSEHL approving the terms of, and the transactions contemplated by, the Security Documents to which TSMHL or, as applicable, TSEHL is a party and resolving that TSMHL or, as applicable, TSEHL executes the Security Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(e)	A certificate of an authorised signatory of TSMHL and TSEHL certifying that each copy document relating to it specified in this Part III of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of each Security Document.

2.	Security

Confirmation from the Security Agent that it has received each of the following documents in form and substance satisfactory to it:

(a)	A copy of each Security Document, duly executed by the parties to it;

(b)	The share certificates (and undated transfer of share forms signed by TSEHL in the form set out in Appendix I to the Borrower Share Pledge) in relation to the entire issued share capital of TSMHL;

(c)	The duly executed power of attorney in the form set out in Appendix I to the Borrower Share Pledge;

(d)	Undated letters of resignation from each director of TSMHL in the form set out in Appendix 3 to the Borrower Share Pledge;

(e)	Evidence that the entry in the register of pledges of TSMHL in the form set out in Appendix 4 to the Borrower Share Pledge has been made; and

(f)	Notice of assignment in respect of the Account Charge duly countersigned by the Account Bank.

3.	Legal opinions

A legal opinion of each of:

(a)	Linklaters Singapore Pte Ltd, legal advisers to the Arranger, the Security Agent and the Agent in England; and

(b)	Appleby, legal advisers to the Arranger, the Security Agent and the Agent in Mauritius,

in form and substance satisfactory to the Finance Parties.

SCHEDULE 3

REQUESTS

PART I

UTILISATION REQUEST

From:	Vedanta Resources PLC as agent of the Borrower

To:	Standard Chartered Bank as Agent

Dated:

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is the Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] or, if that is not a Business Day, the next Business Day)

Loan amount	US$ [ ] or, if less, the Available Facility

Interest Period in respect of the Loan	[ ]

3.	The proposed Loan [is not a Certain Fund Loans/is a Certain Funds Loan and the proceeds of the Loan are to be applied [ — ]].*

4.	We confirm that:

(a)	no Default is continuing or would result from the proposed Loan;

(b)	the Repeating Representations to be made by the Obligors are true in all material respects.

4.	The proceeds of the Loan should be credited as follows: [ ]

[specify relevant Account consistent with Clause 5.2(a)(iv)]

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for Vedanta Resources PLC

*	To specify purpose for which proceeds are to be applied consistent with paragraph (d) or (e) (to the extent applicable) of Clause 4.2 (Further conditions precedent)

PART II

SELECTION NOTICE

From:	Vedanta Resources PLC as agent of the Borrower

To:	Standard Chartered Bank as Agent

Dated:

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the Loan[s] with an Interest Period ending on [ ].

3.	We request that the next Interest Period for the above Loan[s] is [ ].

4.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for

Vedanta Resources PLC

SCHEDULE 4

MANDATORY COST FORMULA

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England, the Financial Conduct Authority and/or the Prudential Regulation Authority (or, in each case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

Ex 0.01	per cent. per annum.
300

Where:

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Fees Rules” means the rules on periodic fees contained in the Financial Conduct Authority Fees Manual and/or the Prudential Regulation Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	The resulting figure shall be rounded to four decimal places.

7.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Conduct Authority or the Prudential Regulation Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Conduct Authority or Prudential Regulation Authority (as applicable) pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority or Prudential Regulation Authority (as applicable) (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above.

10.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority, the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

FORM OF TRANSFER CERTIFICATE

To:	Standard Chartered Bank (the “Agent”)

From:	[ ] (the “Existing Lender”) and [ ] (the “New Lender”)

Dated:

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

4.	The New Lender confirms it is a “New Lender” within the meaning of Clause 24.1 (Assignments and transfers by the Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                    ].

[ ]

By:

SCHEDULE 6

SECURITY AGENCY PROVISIONS

1.	Definitions

In this Schedule:

“Security Property” means all right, title and interest in, to and under any Security Document, including:

(a)	the Charged Assets;

(b)	the benefit of the undertakings in any Security Document; and

(c)	all sums received or recovered by the Security Agent pursuant to any Security Document and any assets representing the same.

2.	Declaration of trust

The Security Agent and each other Secured Party agree that the Security Agent shall hold the Security Property in trust for the benefit of the Secured Parties on the terms of the Secured Documents.

3.	Defects in Security

The Security Agent shall not be liable for any failure or omission to perfect, or defect in perfecting, the Security created pursuant to any Security Document, including:

(a)	failure to obtain any Authorisation for the execution, validity, enforceability or admissibility in evidence of any Security Document; or

(b)	failure to effect or procure registration of or otherwise protect or perfect any of the Security created by the Security Documents under any laws in any territory.

4.	No enquiry

The Security Agent may accept without enquiry, requisition, objection or investigation such title as any Obligor may have to any Charged Assets.

5.	Retention of documents

The Security Agent may hold title deeds and other documents relating to any of the Charged Assets in such manner as it sees fit (including allowing any Obligor to retain them).

6.	Indemnity out of Security Property

The Security Agent and every receiver, delegate, attorney, agent or other similar person appointed under any Security Document may indemnify itself out of the Security Property against any cost, loss or liability incurred by it in that capacity (otherwise than by reason of its own gross negligence or wilful misconduct).

7.	Basis of distribution

To enable it to make any distribution, the Security Agent may fix a date as at which the amount of the Liabilities is to be calculated and may require, and rely on, a certificate from any Secured Party giving details of:

(a)	any sums due or owing to any Secured Party as at that date; and

(b)	such other matters as it thinks fit.

8.	Rights of Security Agent

The Security Agent shall have all the rights, privileges and immunities which gratuitous trustees have or may have in England, even though it is entitled to remuneration.

9.	No duty to collect payments

The Security Agent shall not have any duty:

(a)	to ensure that any payment or other financial benefit in respect of any of the Charged Assets is duly and punctually paid, received or collected; or

(b)	to ensure the taking up of any (or any offer of any) stocks, shares, rights, moneys or other property accruing or offered at any time by way of interest, dividend, redemption, bonus, rights, preference, option, warrant or otherwise in respect of any of the Charged Assets.

10.	Appropriation

(a)	Each Party irrevocably waives any right to appropriate any payment to, or other sum received, recovered or held by, the Security Agent in or towards payment of any particular part of the Liabilities and agrees that the Security Agent shall have the exclusive right to do so.

(b)	Paragraph (a) above will override any application made or purported to be made by any other person.

11.	Investments

All money received or held by the Security Agent under the Secured Documents may, in the name of, or under the control of, the Security Agent:

(a)	be invested in any investment it may select; or

(b)	be deposited at such bank or institution (including itself any other Secured Party or any Affiliate of any Secured Party) as it thinks fit.

12.	Suspense Account

Subject to paragraph 13 below the Security Agent may:

(a)	hold in an interest bearing suspense account any money received by it from any Obligor; and

(b)	invest an amount equal to the balance from time to time standing to the credit of that suspense account in any of the investments authorised by paragraph 11 above.

13.	Timing of Distributions

Distributions by the Security Agent shall be made as and when determined by it.

14.	Delegation

(a)	The Security Agent may:

(i)	employ and pay an agent selected by it to transact or conduct any business and to do all acts required to be done by it (including the receipt and payment of money);

(ii)	delegate to any person on any terms (including power to sub-delegate) all or any of its functions; and

(iii)	with the prior consent of the Majority Lenders, appoint, on such terms as it may determine, or remove, any person to act either as separate or joint security trustee or agent with those rights and obligations vested in the Security Agent by this Agreement or any Security Document.

(b)	The Security Agent will not be:

(i)	responsible to anyone for any misconduct or omission by any agent, delegate or security trustee or agent appointed by it pursuant to paragraph (a) above; or

(ii)	bound to supervise the proceedings or acts of any such agent, delegate or security trustee or agent,

provided that it exercises reasonable care in selecting that agent, delegate or security trustee or agent.

15.	Unwinding

Any appropriation or distribution which later transpires to have been or is agreed by the Security Agent to have been invalid or which has to be refunded shall be refunded and shall be deemed never to have been made.

16.	Lenders

The Security Agent shall be entitled to assume that each Lender is a Lender unless notified by the Agent to the contrary.

17.	Disapplication

Section 1 of the Trustee Act 2000 shall not apply to the duties and powers of the Security Agent in relation to the trusts constituted by any Finance Document save to the extent required by law. Where there are inconsistencies between the Trustee Act 1925 and the Trustee Act 2000 and the express provisions of any such Finance Document, the provisions of such Finance Document shall, to the extent allowed by law, prevail and, in the case of any such inconsistency with the Trustee Act 2000, the provisions of such Finance Document shall constitute a restriction or exclusion for the purposes of that Act.

SCHEDULE 7

FORM OF ASSIGNMENT AGREEMENT

To:	Standard Chartered Bank as Agent and Vedanta Resources PLC

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.6 (Procedure for assignment):

(a)	The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)	The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c)	The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 32.2 (Addresses) are set out in the Schedule.

5.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

6.	This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate or Assignment Agreement to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

7.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

8.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

9.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                    ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

Standard Chartered Bank

By:

SCHEDULE 8

FORM OF ACCESSION LETTER

To:	Standard Chartered Bank as Agent

From:	[Twin Star Mauritius Holdings Limited, Twin Star Energy Holdings Limited and Vedanta Resources PLC]/[Proposed Hedging Bank]

Dated:	[—] 2013

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Twin Star Mauritius Holdings Limited]/[Proposed Hedging Bank] agrees to become [the Borrower]/[a Hedging Bank] and to be bound by the terms of the Agreement [as the Borrower pursuant to Clause 25.2 (Accession of TSMHL and TSEHL) of the Agreement]/[as a Hedging Bank].

3.	[Twin Star Energy Holdings Limited agrees to become a Guarantor and to be bound by the terms of the Agreement as a Guarantor pursuant to Clause 25.2 (Accession of TSMHL and TSEHL) of the Agreement.][1]

4.	[The Company confirms that no Default is continuing or would occur as a result of TSMHL becoming the Borrower or TSEHL becoming a Guarantor (including, without limitation, by reason of the operation of Clause 25.3 (Repetition of Representations))].[1]

5.	TSMHL and TSEHL each irrevocably confirm and acknowledge that it has been provided with a copy of the Utilisation Request issued by the Company dated [—] 2013 requesting a Loan of US$[—] and that the Loan will be borrowed and applied by TSMHL consistent with Clauses 3 (Purpose) to 5 (Utilisation).[1]

6.	[Twin Star Mauritius Holdings Limited’s administrative details are as follows:

Address:

Fax No:

Attention:

7.	[Twin Star Energy Holdings Limited’s administrative details are as follows:

Address:

Fax No:

Attention:]1

[1]	[To be included in event of TSMHL/TSEHL Accession.]

8.	[Details of the Hedging Document are as follows:

Date:

Parties: [Proposed Hedging Bank] and Twin Star Mauritius Holdings Limited [Others?]

Terms: [Insert brief summary of type of contract].]2

9.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Accession Letter has been delivered as a deed on the date stated at the beginning of this Accession Letter.

[Appropriate deed execution blocks to be included]

Vedanta Resources PLC

By:

[Twin Star Mauritius Holdings Limited

By:

[Twin Star Energy Holdings Limited]/[Proposed Hedging Bank]

By:

[2]	[To be included in event of Hedging Bank Accession.]

SCHEDULE 9

FORM OF COMPLIANCE CERTIFICATE

To:	Standard Chartered Bank as Agent

From:	Vedanta Resources PLC

Dated:

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

We confirm that:

(a)	the ratio of Total Net Borrowings as at the Test Date to EBITDA for the Relevant Period ending on the Test Date was [ ] to 1;

(b)	the ratio of Subsidiary Net Borrowings as at the Test Date to EBITDA for the Relevant Period ending on the Test Date was [ ] to 1;

(c)	the ratio of EBITDA for the Relevant Period ending on the Test Date to Net Interest Expense Period for the Relevant Period ending on the Test Date was [ ] to 1;

(d)	the ratio of Total Net Assets on the Test Date to Borrowings on the Test Date was [ ] to 1;

(e)	[the Material Subsidiaries are:

(i)	[ ];

(ii)	[ ]; and

(iii)	[ ].]

(f)	[We confirm that no Default is continuing.]*

Signed:	Signed:
Chief Financial Officer	Director/Authorised signatory of
Vedanta Resources PLC	Vedanta Resources PLC

*	If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SCHEDULE 10

TIMETABLES

“D – ” refers to the number of Business Days before the Utilisation Date/the first day of the relevant Interest Period.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of the Utilisation Request)) or a Selection Notice (Clause 9.1 (Selection of Interest Periods))	D – 3* 10:00 a.m.

Agent notifies the Lenders of the Loans in accordance with Clause 5.4 (Lenders’ participation)	D – 3* 5:00 p.m.

LIBOR is fixed	Quotation Day as of 11:00 a.m. (all times are London time)

*	If Business Day specified will fall on or after the relevant Quotation Day, then the Specified Time shall be 10.00 a.m. or 1.00 p.m. (as applicable) on the Business Day immediately preceding the Quotation Day.

SCHEDULE 11

HEDGING BANK PROVISIONS

1.	Definitions

In this Schedule:

“1992 ISDA Master Agreement” means the 1992 Multicurrency Cross-Border Master Agreement as published by the International Swaps and Derivatives Association Inc..

“2002 ISDA Master Agreement” means the 2002 Master Agreement published by the International Swaps and Derivatives Association Inc..

“Close Out Netting” means:

(a)	in respect of a Hedging Document based on a 1992 ISDA Master Agreement, any step involved in determining the amount payable in respect of an Early Termination Date (as defined in the 1992 ISDA Master Agreement) under section 6(e) of the 1992 ISDA Master Agreement before the application of any subsequent Set off (as defined in the 1992 ISDA Master Agreement); and

(b)	in respect of a Hedging Document based on a 2002 ISDA Master Agreement, any step involved in determining an Early Termination Amount (as defined in the 2002 ISDA Master Agreement) under section 6(e) of the 2002 ISDA Master Agreement.

“Early Termination Date” means an Early Termination Date (as defined in the relevant Hedging Document).

“Enforcement Action” means any action of any kind to:

(a)	demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of any Hedging Debt;

(b)	recover all or any part of any Hedging Debt from TSMHL or TSEHL (including by exercising any set-off, other than:

(i)	as required by law;

(ii)	Close Out Netting by a Hedging Bank;

(iii)	Payment Netting by a Hedging Bank;

(iv)	Inter-Hedging Document Netting by a Hedging Bank; and

(v)	as expressly permitted under the Finance Documents to the extent that the exercise of that right gives effect to a Permitted Payment in respect of Hedging Debt;

(c)	exercise or enforce any right under any guarantee or any right in respect of any Security, in each case, granted in relation to (or given in support of) all or any part of any Secured Debt against TSMHL or TSEHL;

(d)	petition for (or take or support any other step which may lead to) an Insolvency Event in relation to TSMHL or TSEHL in respect of any Secured Debt only; or

(e)	sue, claim or bring proceedings against TSMHL or TSEHL in respect of any Secured Debt.

“Hedging Recoveries” means the aggregate of all moneys and other assets received or recovered (whether by way of payment, in cash or in kind, or the exercise of any set-off) from time to time by any Hedging Bank under or in connection with any Hedging Debt.

“Inter-Hedging Document Netting” means the exercise of any right of set-off, account combination, close out netting or payment netting (whether arising out of a cross agreement netting agreement or otherwise) by a Hedging Bank against liabilities owed to TSMHL by that Hedging Bank under a Hedging Document in respect of Hedging Debt owed to that Hedging Bank by TSMHL under another Hedging Document.

“ISDA Master Agreement” means the 1992 ISDA Master Agreement or the 2002 ISDA Master Agreement.

“Payment Netting” means netting under section 2(c) of the relevant ISDA Master Agreement forming part of a Hedging Document.

“Permitted Enforcement Action” means any action of any kind:

(a)	to demand payment, declare prematurely due and payable or otherwise seek to accelerate, or place on demand, all or any part of any Hedging Debt (including designating an Early Termination Date, or terminating, or closing out any transaction under, any Hedging Document prior to its stated maturity, or demanding payment of any amount which would become payable on or following an Early Termination Date or any such termination or close out) but in each case only to the extent required and for the purposes of taking any other Permitted Enforcement Action against the Company;

(b)	to terminate or close out in whole or in part any hedging transaction under any Hedging Document prior to its stated maturity if:

(i)	in relation to a Hedging Document which is based on the 1992 ISDA Master Agreement:

(A)	an Illegality or Tax Event or Tax Event Upon Merger (each as defined in the 1992 ISDA Master Agreement); or

(B)	an event similar in meaning and effect to a “Force Majeure Event” (as defined in paragraph (ii) below); or

(ii)	in relation to a Hedging Document which is based on the 2002 ISDA Master Agreement, an Illegality or Tax Event, Tax Event Upon Merger or a Force Majeure Event (each as defined in the 2002 ISDA Master Agreement), has occurred in respect of that Hedging Document;

(c)	to demand payment from and recover from the Company all or any part of any Hedging Debt (including by exercising any set-off, save as required by law) under and in accordance with any guarantee contained in a Hedging Document;

(d)	to exercise or enforce any right against the Company under or in connection with any guarantee contained in a Hedging Document;

(e)	to petition for (or take or support any other step which may lead to) an Insolvency Event in relation to the Company in respect of any claim under any guarantee contained in a Hedging Document;

(f)	to sue, claim or bring proceedings against the Company in respect of any claim under any guarantee contained in a Hedging Document; or

(g)	taken with the consent of the Security Agent.

“Permitted Payments” means the payments, receipts and set-offs permitted by paragraph 5 (Permitted hedging payments) of this Schedule 11 (Hedging Bank Provisions) as long as they are so permitted.

2.	Undertakings

(a)	From the first Utilisation Date until the Final Discharge Date:

(i)	TSMHL shall not enter or permit to subsist any Permitted Hedging Transaction other than for the purpose of hedging its exposure to interest rate movements in respect of the Loans and only if the counterparty thereto is a party to this Agreement as a Hedging Bank;

(ii)	no Hedging Bank shall demand or receive, and no Obligor shall (and the Company shall ensure that no other member of the Group will) make, any payment of any principal, interest or other amount on or in respect of, or any distribution in respect of, any Hedging Debt in cash or in kind, except as permitted by paragraph 5 (Permitted hedging payments) of this Schedule 11 (Hedging Bank Provisions);

(iii)	no Hedging Bank shall apply any money or property in or towards discharge of any Hedging Debt, except as permitted by paragraph 5 (Permitted hedging payments) of this Schedule 11 (Hedging Bank Provisions);

(iv)	no Hedging Bank or Obligor shall exercise any set-off against any Hedging Debt, except as permitted by paragraph 5 (Permitted hedging payments) of this Schedule 11 (Hedging Bank Provisions);

(v)	no Hedging Bank shall permit to subsist or receive, and no Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist, any Security or Quasi-Security, or any guarantee, for, or in respect of, any Hedging Debt, other than under any Security Document or any guarantee given by the Company or TSEHL pursuant to the terms of a Hedging Document;

(vi)	no Hedging Bank or Obligor shall permit any Hedging Debt to be evidenced by a negotiable instrument; and

(vii)	no Hedging Bank shall convert any Hedging Debt into shares of an Obligor.

(b)	Paragraph (a) above does not apply to any action arising as a result of:

(i)	any prior consent of the Security Agent; or

(ii)	any action permitted by paragraph 7 (Enforcement by Hedging Banks) of this Schedule 11 (Hedging Bank Provisions).

3.	Hedging Documents

(a)	Each Hedging Bank shall promptly provide to the Security Agent copies of all Hedging Documents to which that Hedging Bank is a party.

(b)	Each Hedging Document shall:

(i)	be satisfactory in form and substance to the Security Agent acting reasonably;

(ii)	be based on an ISDA Master Agreement;

(iii)	in respect of the 2002 ISDA Master Agreement, provide for two way payments or, in respect of the 1992 ISDA Master Agreement, select the “Second Method” and “Market Quotation” (each as defined in the relevant Hedging Document), in the event of termination of a transaction, whether upon a Termination Event or an Event of Default (each as defined in the relevant Hedging Document);

(iv)	provide that the relevant Hedging Bank will, if so requested by the Security Agent under paragraph (b) of paragraph 5 (Permitted hedging enforcement), following the occurrence of the Acceleration Date, be entitled to designate an Early Termination Date under or otherwise terminate each Hedging Document to which it is a party and each transaction under the relevant Hedging Document; and

(v)	only relate to a Permitted Hedging Transaction entered into by TSMHL in order to hedge its interest rate exposure in respect of the Facility.

4.	Amendments to Hedging Documents

No Hedging Bank or Obligor (and the Company shall ensure that no other member of the Group will) shall amend or give any waiver or consent under any provision of any Hedging Document which would result in any Hedging Document ceasing to comply with the requirements of this Schedule.

5.	Restrictions on enforcement by the Hedging Banks

(a)	Subject to paragraph 5 (Permitted Hedging Payments) below, no Hedging Bank shall, except with the prior consent of the Security Agent, take any Enforcement Action in relation to any Hedging Debt other than any Permitted Enforcement Action.

(b)	Notwithstanding the terms of any Hedging Document, unless required by any relevant ISDA netting opinion, “Automatic Early Termination” shall not apply where the Obligor is the “Defaulting Party” (each as defined in the ISDA Master Agreement).

6.	Permitted hedging payments

Unless the Acceleration Date has occurred:

(a)	TSMHL may pay, and the Hedging Banks may receive and retain, including by way of set-off:

(i)	scheduled payments in respect of Hedging Debt arising under; and

(ii)	payments due from TSMHL arising as a result of the operation of:

(A)	any of sections 2(d) (Deduction or Withholding for Tax), 2(e) (Default Interest; Other Amounts), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments) and 11 (Expenses) of the 1992 ISDA Master Agreement (if the Hedging Document is based on a 1992 ISDA Master Agreement) of; or

(B)	any of sections 2(d) (Deduction or Withholding for Tax), 8(a) (Payment in the Contractual Currency), 8(b) (Judgments), 9(h)(i) (Prior to Early Termination) and 11 (Expenses) of the 2002 ISDA Master Agreement of that Hedging Document (if the Hedging Document is based on a 2002 ISDA Master Agreement) of; and

(b)	the Company may pay, and the Hedging Banks may receive and retain, including by way of set-off any payment due and payable under the terms of the guarantee provided pursuant to,

the form of the Hedging Documents in place as at the date of accession of such Hedging Bank to this Agreement (subject to any amendments permitted by this Agreement).

7.	Enforcement by Hedging Banks

(a)	On and from the occurrence of the Acceleration Date, each Hedging Bank will, promptly after a request by the Security Agent, designate an Early Termination Date under or terminate, and close out each transaction under, each Hedging Document to which it is a party, provided that, subject to paragraph 5 (Permitted hedging payments) of this Schedule 11 (Hedging Bank Provisions), each Hedging Bank shall take no other Enforcement Action in relation to any Hedging Debt other than any Permitted Enforcement Action.

(b)	On or following:

(i)	the designation of an Early Termination Date or other termination as provided in paragraph (a) above or occurring as a result of any Permitted Enforcement Action; or

(ii)	the occurrence of the Acceleration Date,

any amount which falls due from a Hedging Bank to TSMHL pursuant to a Hedging Document shall be paid by that Hedging Bank to the Security Agent promptly for application in accordance with Clause 30.7 (Partial payments).

8.	Turnover recoveries

(a)	Until the Final Discharge Date, if any Intercompany Lender or Hedging Bank receives or recovers any Intercompany Loan Recoveries or, as applicable, Hedging Recoveries except for any Permitted Payment, that Party shall:

(i)	within three Business Days of the receipt or recovery, notify details of that receipt or recovery to the Common Security Agent;

(ii)	hold any such Intercompany Loan Recoveries or, as the case may be, any such Hedging Recoveries received by it, up to the aggregate of all amounts which may be or become payable as Secured Debt, on trust for the Secured Parties for application towards the Secured Debt in accordance with Clause 16 (Application of recoveries); and

(iii)	pay an amount equal to any such Intercompany Loan Recoveries, or as the case may be, any such Hedging Recoveries (or, where the receipt or recovery is by way of discharge by set-off, an equivalent amount), up to the aggregate of all amounts which may be or become payable as Secured Debt, to the Common Security Agent for application towards the Secured Debt in accordance with Clause 16 (Application of recoveries).

(b)	Nothing in this paragraph 8 or any other provision of this Schedule is intended to or shall create a charge or security interest.

9.	Defaults and acceleration

Each of the Hedging Banks will promptly notify the Agent, the other Hedging Banks and the Security Agent of the occurrence of:

(h)	an Event of Default or potential event of default (however described, including any termination event) under or in breach of any Finance Document; or

(i)	any Acceleration Date,

in each case, of which it has actual knowledge.

10.	Amounts of Debt

(a)	Each Hedging Bank shall, on request by the Security Agent from time to time, notify the Agent and the Security Agent of the Notional Amount (as defined in the relevant Hedging Document) of each Hedging Document to which it is a party and the residual maturity of each such Hedging Document.

(b)	If any Hedging Bank does not, promptly on request, notify the Security Agent of any matter pursuant to paragraph (a) above, the Security Agent may assume that the Notional Amount (as defined in the relevant Hedging Document) of each relevant Hedging Document is that set out in that Hedging Document and may calculate the residual maturity of each relevant Hedging Document by reference to that Hedging Document.

11.	Accession of Hedging Banks

(a)	No person entering into any transaction with TSMHL in connection with protection against or benefit from fluctuation in any rate or price will be entitled to share in any Security created by any Security Document in respect of any of the moneys, debts or liabilities arising under or in connection with that transaction or benefit from any provision of this Agreement unless and until:

(i)	the proposed hedging transaction is a Permitted Hedging Transaction;

(ii)	that person has become a Hedging Bank in accordance with paragraph (b) below; and

(iii)	the Hedging Documents relating to that transaction comply with paragraph 3 (Hedging Documents) of this Schedule 11 (Hedging Bank Provisions).

(b)	In the case of paragraph (a) above, that person shall become a Hedging Bank if:

(i)	that person delivers to the Security Agent a duly completed and signed Accession Deed; and

(ii)	the Security Agent executes an Accession Deed duly completed and signed on behalf of that person.

(c)	Each Party (other than the relevant proposed Hedging Bank under paragraph (a) above) irrevocably authorises the Security Agent to execute on its behalf any Accession Deed which has been duly completed and signed on behalf of that proposed Hedging Bank.

(d)	Delivery of an Accession Deed by the Hedging Bank constitutes confirmation by the Hedging Bank that each of the representations set out in Clause 18 (Representations) is true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

12.	Assignments and transfers by Hedging Banks

(e)	No Hedging Bank may assign any of its rights or transfer any of its rights or obligations under, or declare or create any trust of any of its rights, title, interest or benefits under, this Agreement or any Hedging Document (including any Hedging Recoveries owing to it):

(i)	except as permitted under the relevant Hedging Document; and

(ii)	unless and until the proposed Hedging Bank accedes to this Deed in accordance with paragraph 11 (Accession of Hedging Banks) of this Schedule 11 (Hedging Bank Provisions).

(f)	Each Party (other than the relevant transferee under paragraph (a) above) irrevocably authorises the Security Agent to execute on its behalf any Accession Deed which has been duly completed and signed on behalf of that transferee.

SCHEDULE 12

SUBORDINATION

1.	Subordinated Debt

1.1	Subordinated Creditors

(a)	Until the Final Discharge Date:

(i)	no Subordinated Creditor shall demand or receive, and no Intercompany Borrower shall (and the Company shall ensure that no other member of the Group will) make, any payment, repayment or prepayment of any principal, interest or other amount on or in respect of, or any distribution in respect of, or any redemption, purchase or defeasance of, any Subordinated Debt in cash or in kind, except as permitted by paragraph 1.2 (Permitted intercompany payments) or paragraph 3.2 (Filing of claims);

(ii)	no Subordinated Creditor shall apply any money or property in or towards discharge of, and no Intercompany Borrower shall (and the Company shall ensure that no other member of the Group will) discharge, any Subordinated Debt, except as permitted by paragraph 1.2 (Permitted intercompany payments) or paragraph 3.2 (Filing of claims);

(iii)	no Intercompany Borrower or Subordinated Creditor shall exercise any set-off against any Subordinated Debt, except as permitted by paragraph 1.2 (Permitted intercompany payments) or paragraph 3.2 (Filing of claims);

(iv)	no Subordinated Creditor shall permit to subsist or receive, and no Intercompany Borrower shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist, any Security or Quasi-Security for, in respect of, or over (nor any guarantee for or in respect of) any Subordinated Debt;

(v)	no Subordinated Creditor shall claim or rank as a creditor in the insolvency, Winding-up, bankruptcy or liquidation of any Intercompany Borrower other than in accordance with paragraph 3.2 (Filing of claims);

(vi)	no Intercompany Borrower or Subordinated Creditor shall take or omit to take any action whereby the ranking and/or subordination contemplated by this Schedule may be impaired;

(vii)	no Intercompany Borrower or Subordinated Creditor shall permit any Subordinated Debt to be evidenced by a negotiable instrument;

(viii)	no Intercompany Borrower or Subordinated Creditor shall convert any Subordinated Debt into shares; and

(ix)	the Company shall ensure that none of its Subsidiaries purchases or acquires any Subordinated Debt unless the relevant Subsidiary is otherwise a Subordinated Creditor.

(b)	Paragraph (a) above does not apply to an action arising with the prior written consent of the Agent.

1.2	Permitted intercompany payments

Until the Final Discharge Date and subject to paragraph 1.3 (Suspension of Permitted Payments), paragraph 2 (Turnover recoveries) and paragraph 3 (Subordination on insolvency), each Intercompany Borrower may pay, and the Subordinated Creditors may receive and retain, including by way of set-off, payments in respect of, any Subordinated Debt:

(a)	any amounts permitted to be applied towards payment or repayment of Subordinated Debt by application of funds standing to the credit of the Collection Account consistent with paragraph (c)(iv) of Clause 7.3 (Mandatory prepayment);

(b)	any part of the proceeds of the Loans not required to be applied in payment and repayment of the Existing Facilities;

(c)	any part of the proceeds of any Additional Debt not required to be applied in payment or repayment of any other indebtedness of TSMHL;

(d)	payments made by TSEHL out of monies received by it from TSMHL as a Permitted Payment; or

(e)	if the relevant payment is made with the prior written consent of the Agent.

1.3	Suspension of Permitted Payments

Until the Final Discharge Date and subject to paragraph 3 (Subordination on insolvency), no Intercompany Borrower may make, and no Subordinated Creditor may receive, any Permitted Payment without the prior consent of the Agent if an Event of Default is continuing (provided that payment of a kind referred to in paragraph 1.2(b) above may be made during a Suspension Period if no Certain Funds Default is continuing).

1.4	Restrictions on enforcement by the Subordinated Creditors

(a)	Until the Final Discharge Date, no Subordinated Creditor shall, except with the prior consent of or as required by the Security Agent, take any Enforcement Action in relation to any Subordinated Debt.

(b)	If required by the Security Agent to take Enforcement Action, the Subordinated Creditors will promptly take the relevant Enforcement Action in relation to any Subordinated Debt and apply any proceeds from that Enforcement Action in accordance with paragraph 2 (Turnover recoveries).

1.5	Amendments to Subordinated Debt Documents

Until the Final Discharge Date, the Obligors may only amend or give any waiver or consent under any provision of any Subordinated Debt Document where such amendment, waiver or consent is not prejudicial to the subordination contemplated by this Schedule.

2.	Turnover recoveries

2.1	Turnover

Until the Final Discharge Date, if any Subordinated Creditor receives or recovers any Subordinated Loan Recoveries except for any Permitted Payment, that Party shall:

(i)	within three Business Days of the receipt or recovery, notify details of that receipt or recovery to the Security Agent;

(ii)	hold any such Subordinated Loan Recoveries received by it, up to the aggregate of all amounts which may be or become payable as Secured Debt, on trust for the Secured Parties for application towards the Secured Debt in the order of priority contemplated in Clause 30.7 (Partial payments); and

(iii)	pay an amount equal to any such Subordinated Loan Recoveries (or, where the receipt or recovery is by way of discharge by set-off, an equivalent amount), up to the aggregate of all amounts which may be or become payable as Secured Debt, to the Security Agent for application towards the Secured Debt in the order of priority contemplated in Clause 30.7 (Partial payments).

with any surplus amount after such application being paid to the Borrower.

2.2	Non-creation of charge

Nothing in this paragraph 2 or any other provision of this Deed is intended to or shall create a charge or security interest.

3.	Subordination on insolvency

3.1	Subordination events

If:

(a)	any order is made or resolution passed for the suspension of payments, a moratorium of any indebtedness, Winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor; or

(b)	any Obligor enters into any composition, assignment or arrangement with its creditors generally; or

(c)	any liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer is appointed in respect of any Obligor or any of their respective assets; or

(d)	any Security or Quasi-Security over any assets of any Obligor is enforced; or

(e)	any analogous event occurs in any jurisdiction,

this paragraph 3 shall apply.

3.2	Filing of claims

(a)	In any of the circumstances mentioned in paragraph 3.1 (Subordination events), until the Final Discharge Date, the Security Agent may, and is hereby irrevocably authorised on behalf of each Subordinated Creditor and Secured Party to:

(i)	demand, claim, enforce and prove for the Subordinated Debt;

(ii)	file claims and proofs, give receipts and take any proceedings in respect of filing such claims or proofs and do anything which the Security Agent considers necessary or desirable to recover the Subordinated Debt; and

(iii)	receive all distributions of the Subordinated Debt for application towards the Secured Debt in the order of priority contemplated in Clause 30.7 (Partial payments) with any surplus amount after such application being paid to the Borrower.

(b)	If and to the extent that the Security Agent is not entitled, or elects not, to take any of the action mentioned in paragraph (a) above, each Subordinated Creditor will do so promptly on request by the Security Agent.

3.3	Distributions

In any of the circumstances mentioned in paragraph 3.1 (Subordination events), until the Final Discharge Date, each Subordinated Creditor will:

(a)	hold all Subordinated Loan Recoveries, up to the aggregate of all amounts which may be or become payable as Secured Debt, received by it in respect of the Subordinated Debt on trust for the Secured Parties for application in accordance with Clause 30.7 (Partial payments);

(b)	pay an amount equal to any Subordinated Loan Recoveries received by it (or, where the receipt or recovery is by way of discharge by set-off, an equivalent amount), up to the aggregate of all amounts which may be or become payable as Secured Debt, to the Security Agent for application towards the Secured Debt in the order of priority contemplated in Clause 30.7 (Partial payments) with any surplus amount after such application being paid to the Borrower;

(c)	promptly direct the trustee in bankruptcy, liquidator, assignee or other person distributing the assets of TSMHL or TSEHL or their proceeds to pay distributions in respect of the Subordinated Debt directly to the Security Agent; and

(d)	promptly take any action requested by the Security Agent to give effect to this paragraph 3.3.

3.4	Voting

(a)	In any of the circumstances mentioned in paragraph 3.1 (Subordination events), until the Final Discharge Date:

(i)	the Security Agent may, and is hereby irrevocably authorised on behalf of each Secured Party and Subordinated Creditor to, exercise all powers of convening meetings, voting and representation in respect of the Subordinated Debt; and

(ii)	each Subordinated Creditor shall promptly execute and/or deliver to the Security Agent such forms of proxy and representation as it may require to facilitate any such action.

(b)	If and to the extent that the Security Agent is not entitled, or elects not, to exercise a power under paragraph (a) above, each Subordinated Creditor will:

(i)	exercise that power as the Security Agent directs; and

(ii)	(unless directed otherwise by the Security Agent in writing) not exercise that power so as to impair the ranking and/or subordination contemplated by this Schedule.

4.	Failure of trusts

(a)	If any trust intended to arise pursuant to paragraph 2.1 (Turnover) or paragraph 3.3 (Distributions) fails or for any reason (including the laws of any jurisdiction in which any assets, moneys, payments or distributions may be situated) cannot be given effect to, the relevant Party will pay to the Security Agent for application in the order of priority contemplated in Clause 30.7 (Partial payments) with any surplus amount after such application being paid to the Borrower, an amount equal to the amount (or the value of the relevant assets) intended to be so held on trust for the Security Agent.

(b)	If a Party is obliged to pay any amount to the Security Agent in accordance with paragraph 2 (Turnover recoveries) or paragraph 3 (Subordination on insolvency):

(i)	the relevant Obligor shall indemnify that Party (to the extent of its liability for the relevant amount so paid) for any costs, liabilities and expenses incurred by it as a result of it having to make that payment;

(ii)	the relevant Debt in respect of which a Party made that payment to the Security Agent will be deemed not to have been reduced or discharged in any way or to any extent by the relevant payment, distribution, proceeds or other discharge; and

(iii)	if and to the extent that paragraph (b)(ii) above is held not to be effective to re-instate the amount of the relevant payment, distribution, proceeds or other discharge of the relevant Debt, the relevant Obligor shall fully indemnify that Party (to the extent of its liability for the relevant amount so paid) for the relevant amount upon demand.

5.	Protection of subordination

5.1	Continuing subordination

The subordination provisions in this Schedule shall remain in full force and effect by way of continuing subordination and extend to the ultimate balance of the Secured Debt, regardless of any intermediate payment or discharge of the Secured Debt in whole or in part.

5.2	Waiver of defences

Neither the subordination in this Schedule nor the obligations of any Secured Party, any Obligor or any Subordinated Creditor shall be affected in any way by an act, omission, matter or thing which, but for this paragraph 5, would reduce, release or prejudice the subordination or any of those obligations in whole or in part (without limitation and whether or not known to any Secured Party, any Obligor or any Subordinated Creditor or any other person) including:

(a)	any time, waiver or consent granted to, or composition with, any person;

(b)	the release of any person under the terms of any composition or arrangement with any creditor of any person;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Document or any other document or security, including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Document or any other document or security; or

(g)	any insolvency or similar proceedings.

5.3	Immediate recourse

Each Subordinated Creditor and Obligor waives any right it may have of first requiring the Security Agent or any other Secured Party (or any trustee or agent on behalf of any of them) to proceed against or enforce any other rights or Security or claim payment from any person before claiming the benefit of the provision of this Schedule. This waiver applies irrespective of any law or any provision of a Subordinated Debt Document to the contrary.

5.4	Appropriations

Until the Final Discharge Date, each Secured Party (or any trustee or agent on behalf of any of them) may:

(a)	refrain from applying or enforcing any Subordinated Loan Recoveries or other moneys, security or rights held or received by the Security Agent or any other Secured Party (or any trustee or agent on behalf of any of them) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise), and no Subordinated Creditor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any Subordinated Loan Recoveries or other moneys received from any Subordinated Creditor or on account of any Subordinated Creditor’s liability under the provision of this Schedule, provided that as and when such amounts are applied in reduction of the Secured Debt (if at all) they will be applied in the order of priority contemplated in Clause 30.7 (Partial payments) with any surplus amount after such application being paid to the Borrower.

5.5	Deferral of Subordinated Creditors’ rights

Until the Final Discharge Date and unless the Security Agent otherwise directs, no Subordinated Creditor will exercise any rights which it may have by reason of performance by it of its obligations under this Schedule or the Documents or by reason of any amount being payable, or liability arising under this paragraph 5:

(a)	to be indemnified by an Obligor or Subordinated Creditor;

(b)	to claim any contribution from any guarantor of any Obligor’s or Subordinated Creditor’s obligations under the Documents;

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Common Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Common Finance Documents by any Secured Party;

(d)	to bring legal or other proceedings for an order requiring any Obligor or Subordinated Creditor to make any payment, or perform any obligation, in respect of which any guarantor has given a guarantee, undertaking or indemnity under the Subordinated Debt Documents;

(e)	to exercise any right of set-off against any Obligor or Subordinated Creditor; and/or

(f)	to claim or prove as a creditor of any Obligor or Subordinated Creditor in competition with any Secured Party.

5.6	Discharge

Each Obligor and Subordinated Creditor hereby irrevocably waives any right to appropriate any payments to, or other sum received, recovered or held by, any Agent or any other Secured Party in or towards discharge of a particular part of the Secured Debt and agrees that the Agent and the Security Agent shall have the exclusive right to appropriate any such payment or other sum in accordance with the provision of this Schedule.

5.7	Waiver of Jersey Customary Law Rights

The Original Subordinated Creditor irrevocably abandons and waives any right which it may have at any time under the existing or future laws of Jersey:

(a)	whether by virtue of the droit de discussion or otherwise to require that recourse be had by any Secured Party to the assets of any other person before any claim is enforced against the Original Subordinated Creditor in respect of the obligations assumed by it under any documents, including without limited under the Documents; and

(b)	whether by virtue of the droit de division or otherwise to require that any liability under any documents, including without limitation any Document, be divided or apportioned with any other person or reduced in any manner whatsoever.

6.	Preservation of Debt

6.1	Preservation of Subordinated Debt

Notwithstanding any of the provision of this Schedule postponing, subordinating or preventing the payment of all or any part of the Subordinated Debt, the relevant Subordinated Debt shall, as between the Obligors, the Intercompany Borrowers and the Subordinated Creditors, be deemed to remain owing or due and payable (and interest, default interest or indemnity payments shall continue to accrue) in accordance with the Subordinated Debt Documents.

6.2	No liability

No Secured Party will be liable to any Subordinated Creditor for:

(a)	the manner of exercise or any non-exercise of its rights, remedies, powers, authorities or discretions under the provision of this Schedule; or

(b)	any failure to collect or preserve any Subordinated Debt or delay in doing so.

7.	Consents

7.1	No objection by the Subordinated Creditors

No Subordinated Creditor shall have any claim or remedy against any member of the Group or any Secured Party by reason of:

(a)	the entry by any of them into any Secured Document or any other agreement between any Secured Party and any member of the Group;

(b)	any waiver or consent; or

(c)	any requirement or condition imposed by or on behalf of any Secured Party under any Secured Document or such other agreement,

which breaches or causes an event of default or potential event of default (however described) under any Intercompany Loan Finance Document. No Subordinated Creditor may object to any such matter by reason of any provision of any Intercompany Loan Finance Document.

8.	Representations

8.1	The Original Subordinated Creditor makes the representations and warranties set out below to each Secured Party on the date of this Agreement:

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

(b)	it has the power to own its assets and carry on its business as it is being conducted in all material respects;

(c)	the obligations expressed to be assumed by it in this Agreement and the Subordinated Debt Documents to which it is a party are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable;

(d)	the entry into and performance by it of, and the transactions contemplated by this Agreement and the Subordinated Debt Documents to which it is a party do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

(e)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Agreement and the Subordinated Debt Documents to which it is a party and the transactions contemplated by this Agreement and the Subordinated Debt Documents to which it is a party;

(f)	all Authorisations required or desirable for the performance by it of this Agreement and the Subordinated Debt Documents to which it is a party and the transactions contemplated by this Agreement and the Subordinated Debt Documents to which it is a party and to make this Agreement and the Subordinated Debt Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts its business have been obtained or effected and are in full force and effect;

(g)	the Subordinated Debt Documents to which it is a party contain all the terms and conditions of the Subordinated Debt owed to it; and

(h)	it is the sole beneficial owner of the Subordinated Debt owed to it.

The representations and warranties above are deemed to be made on each date on which the Repeating Representations are deemed to be repeated in accordance with Clause 18.27 (Times when representations made), in each case by reference to the facts and circumstances then existing.

8.2	The Company represents and warrants to the Secured Parties that neither the Original Subordinated Creditor being a party to this Agreement as a Subordinated Creditor nor the Original Subordinated Creditor being a Subordinated Creditor in respect of the Subordinated Debt of the Borrower will breach any law or regulation applicable to the Original Subordinated Creditor nor otherwise conflict in any material respect with any agreement or instrument binding on any member of the Group.

9.	Definitions

9.1	In this Schedule

“Debt” means the Secured Debt and the Subordinated Debt.

“Document” means a Finance Document, a Hedging Document or a Subordinated Debt Document.

“Enforcement Action” means any action of any kind to:

(a)	demand payment, declare prematurely due and payable or otherwise seek to accelerate payment of or place on demand all or any part of any Debt;

(b)	recover all or any part of any Debt from TSMHL or TSEHL (including by exercising any set-off, other than as required by law;

(c)	exercise or enforce any right under any guarantee or any right in respect of any Security, in each case, granted in relation to (or given in support of) all or any part of any Debt against TSEHL or TSMHL;

(d)	petition for (or take or support any other step which may lead to) an Insolvency Event in relation to TSEHL or TSMHL in respect of any Debt only; or

(e)	sue, claim or bring proceedings against TSEHL or TSMHL in respect of any Debt.

“Insolvency Event” means in relation to any party, the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of that party or all or substantially all of that party’s assets or any analogous procedure or step is taken in any jurisdiction with respect to that party.

“Intercompany Borrower” means TSMHL or TSEHL upon them becoming party to this Agreement pursuant to Clause 25.2 (Accession of TSMHL and TSEHL).

“Permitted Payments” means the payments, receipts and set-offs permitted by paragraph 1.2 (Permitted intercompany payments) as long as they are so permitted.

“Subordinated Loan Recoveries” means the aggregate of all moneys and other assets received or recovered (whether by way of payment, repayment, prepayment, distribution, redemption, purchase or defeasance, in cash or in kind, or the exercise of any set-off or otherwise) from time to time by any Subordinated Creditor under or in connection with any Subordinated Debt.

“Winding-up” means winding-up, amalgamation, reconstruction, administration, dissolution, liquidation, merger or consolidation or any analogous procedure or step under the laws of any jurisdiction.

9.2	Interpretation

In this Schedule, references to paragraph are, unless the context otherwise requires, references to paragraphs of this Schedule.

SCHEDULE 13

INTERCREDITOR PRINCIPLES

1.	General

1.1	The intent of this Schedule is to lay out the broad commercial agreement between the parties on the key principles to be reflected in an Intercreditor Agreement to be entered into between the Obligors, the Secured Parties and the banks and financial institutions (“Additional Debt Creditor”) party to the arrangements pursuant to which any Additional Debt is provided.

1.2	The Intercreditor Agreement will be entered into on the basis of a LMA leveraged intercreditor agreement with such changes as may be necessary to reflect the principles set out in this Schedule.

1.3	The arrangements contemplated in this Schedule, once implemented, will displace any Security already granted for the Facility which shall be released at the cost of the Borrower against the grant of fresh Security over the same assets to the Common Security Agent.

2.	Parties:

2.1	the Obligors;

2.2	the Secured Parties;

2.3	each Additional Debt Creditor (and any agent etc. acting on their behalf);

2.4	any bank or financial institution providing interest rate hedging to TSMHL in respect of the Facility or any Additional Debt;

2.5	each Subordinated Creditor;

2.6	the Account Bank; and

2.7	a bank or financial institution acting as common security agent (the “Common Security Agent”).

3.	Amount and Tenor of Additional Debt

3.1	Only Additional Debt meeting the requirements specified in paragraph (c) of Clause 21.11 (No other business) may accede to the Intercreditor Agreement and benefit from the Security to be held by the Common Security Agent.

3.2	The Intercreditor Agreement shall include provisions reflecting and supporting the tenor requirements applicable to the Additional Debt in paragraph (c) of Clause 21.11 (No other business) and, shall in addition provide that:

(i)	no amendment/variation/waiver may be made to the tenor/maturity profile of any Additional Debt which, if implemented, would result in the tenor requirements in that paragraph (c) not being complied with; and

(ii)	no mandatory prepayment may be applied in a manner which would result in the remaining tenor/maturity profile of any Additional Debt not complying with the requirements of that paragraph (c),

provided that nothing in this paragraph 3.2 or the Intercreditor Agreement shall prohibit any voluntary prepayment of the Facility or any Additional Debt.

4.	Debt Terms

The Finance Parties and each Additional Debt Creditor shall mutually covenant and agree that:

(i)	neither the Facility nor any Additional Debt shall benefit from any Security or Quasi- Security over any asset of any member of the Group other than as contemplated in paragraph 4 below (Security), and no member of the Group (other than an Obligor) will provide any guarantee of any such indebtedness;

(ii)	neither the Facility nor any Additional Debt will benefit from any mandatory prepayment requirement other than by reason of change of control or illegality (on terms broadly no less favourable to the Obligors than those in Clause 7.1 (Illegality) and Clause 7.2 (Change of Control) or otherwise by reason of application of Required Proceeds as contemplated In paragraph 5.2 below and, to the extent that any such debt is to be mandatorily prepaid by reason of the receipt of Required Proceeds, such prepayment shall only be applied in chronological order against the remaining repayment instalments of that debt.

5.	Security

5.1	The Facility and all Additional Debt which has acceded to the intercreditor agreement shall benefit from Security (“Common Security”) (held by the Common Security Agent for the benefit of all such creditors (together, the “Secured Creditors”)) over:

(i)	the shares in TSMHL;

(ii)	a common collection account for receipt of Required Proceeds (the “Common Collection Account”); and

(iii)	for each facility, an individual proceeds account (each a “Facility Specific Proceeds Account”) into which its share of monies allocated from the common collection account shall be deposited and thereafter applied on a basis consistent with Clause 7.3 (Mandatory prepayment);

(iv)	a security assignment of the benefit to TSMHL any interest rate hedging arrangement entered into by it.

5.2	Monies standing to the credit of the Common Collection Account shall be applied promptly on receipt by payment into each Facility Specific Proceeds Account to the extent such proceeds are to be applied under the related Facility and thereafter applied on a basis consistent with paragraph (c) of Clause 7.3 (Mandatory prepayment) but as if the payments required to be made and reserve created there were payments made and reserves created under the relevant facility (and any associated hedging).

5.3	The security over TSMHL’s shares and the common collection account shall be held for the benefit of the Secured Creditors pari passu.

5.4	The benefit of the security over the individual proceeds account and interest rate hedging relating to a facility shall be held first in priority for the creditors providing that facility and secondly for all other Secured Creditors.

6.	Security Enforcement

6.1	No Secured Creditor shall be permitted to exercise any action to enforce the Security except in accordance with the intercreditor agreement.

6.2	The Common Security Agent shall be entitled to enforce the Common Security upon the instructions of the “Majority Lenders”, being those lenders and hedge banks whose Exposures (being a lender’s total outstandings and/or commitments and close out amounts under the hedging transactions) equal at least 50.01% (the exact percentage to be agreed in documentation) of the “Total Exposures” under all the facilities and hedging transactions for the facilities.

6.3	No single class of Secured Creditors will have the right to instruct the Common Security Agent to enforce the Common Security unless the Exposures of that class of Secured Creditors is, of itself, sufficient to meet the requisite voting thresholds for enforcement.

6.4	Consideration will be given in the Intercreditor Agreement to allowing the Common Security Agent to act on the instructions of a smaller percentage of Secured Creditors votes as regards enforcement of the Common Security if, after the passing of an agreed time frame, no overall majority is formed to instruct the Common Security Agent.

6.5	The Common Security Agent shall be entitled to enforce the Security over any Facility Specific Proceeds Account and any hedging arrangements upon the instructions of the applicable majority of the relevant class of Secured Creditors who have the first priority claim to the proceeds of enforcement of the same (as determined under paragraph 5.4 above).

6.6	The proceeds of enforcement of the Common Security are to be shared amongst all Secured Creditors on a pro-rata and pari-passu basis except that the proceeds of enforcement of any Facility Proceeds Account Security or Hedge Security shall be distributed:

(i)	first, to satisfy the debts owed to the lenders of the related Facility; and

(ii)	second, pro-rata and pari-passu amongst all other Secured Creditors.

7.	Accounts

7.1	TSMHL will maintain the following accounts in Mauritius with the Account Bank:

(i)	common collection account; and

(ii)	Facility Specific Proceeds Account.

7.2	TSMHL will not open or maintain any other accounts except that TSMHL may maintain the Expenses Account and the Distribution Account.

7.3	All amounts received by TSMHL in the nature of Required Proceeds must be paid into the Common Collection Account.

7.4	Any interest on an Account shall be credited to that Account.

7.5	TSMHL may elect, through the Account Bank, to place balances standing to the credit of the Common Collection Account (subject to a minimum threshold) on fixed term deposit in a sub- account or invested in cash equivalent investments, provided no event of default is continuing and (for fixed term deposits) the tenor is no more than 6 months and no less than a period to be agreed.

8.	Other Key Principles

8.1	All amounts (whether, principal, interest, costs, fees or otherwise) payable under the Facility or any Additional Debt shall be permitted to be paid when due and there will be no restrictions upon such payments (save out of the proceeds of any asset the subject of Security).

8.2	There shall be no restrictions upon the ability of any Secured Creditors to amend or grant waivers in relation to any of the Facilities save as contemplated above.

8.3	In addition to controlling the enforcement and sharing of Common Security, the Intercreditor Agreement shall also include provisions aimed at ensuring equalisation of recoveries from unsecured assets of TSMHL (in particular Cairn India Shares following the enforcement of any of the Common Security or the Acceleration Date (or equivalent concepts in respect of other Additional Debt).

9.	Miscellaneous

9.1	There shall be standard security agent and account bank provisions and standard order of application turnover, loss sharing and release provisions modified to the extent required to be consist with the principles in this Schedule.

9.2	There shall be provisions for the subordination of intercompany loans made to in respect of TSEHL and TSMHL reflecting the provision of Schedule 13 and providing both for transfer amongst Subordinated Creditors and the accession of other members of the Group as Subordinated Creditor.

9.3	There shall be controls on the term of Hedging Debt and actions by Hedging Banks against TSMHL/TSEHL.

9.4	Provisions will be included for the accession of the creditors in respect of the Additional Debt and the Hedging Counterparties provided that the conditions applicable to that class of Secured Debt referred to above or otherwise included in the Intercreditor Agreement have been satisfied and no Default is continuing or would occur either by reason of that accession or the incurrence of the relevant Secured Debt. The Intercreditor Agreement will allow the Additional Debt to be refinanced/replaced with the proceeds of further Additional Debt, which shall rank and share in the Common Security in the same manner as the Additional Debt being refinanced/replaced.

9.5	Nothing in this Agreement shall oblige the Account Bank to enter into the Intercreditor Agreement other than on terms acceptable to it.

9.6

The Intercreditor Agreement shall contain mandatory prepayment provisions 9.6 substantially similar to the provisions contained in Clause 7.3 (unless otherwise agreed by the Secured Parties, the Additional Debt Creditors and the Company), which will provide for the Additional Debt Creditors (including agents, security agents, account banks or any other representatives similar to those contemplated in the Finance Documents) to benefit from the Required Proceeds pro rata with the Secured Parties and otherwise in the same manner.

10.	Governing law:

English law.

SCHEDULE 14

FORM OF SUBORDINATED CREDITOR ACCESSION LETTER

To:	[ ] as Agent

From:	[Proposed Subordinated Creditor] and Vedanta Resources PLC

Dated:

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a Subordinated Creditor Accession Letter. Terms defined in the Agreement have the same meaning in this Subordinated Creditor Accession Letter unless given a different meaning in this Subordinated Creditor Accession Letter.

2.	[Proposed Subordinated Creditor] agrees to be bound by the terms of the Agreement.

3.	[Proposed Subordinated Creditor] is a company duly incorporated under the law of [name of relevant jurisdiction].

4.	[Proposed Subordinated Creditor’s] administrative details are as follows:

Address:

Fax No:

Attention:

5.	[Proposed Subordinated Creditor] makes the representations and warranties set out below to the Secured Parties on the date of this Subordinated Creditor Accession Letter:

(a)	it is duly incorporated (if a corporate person) or duly established (in any other case) and validly existing under the law of its jurisdiction of incorporation or formation;

(b)	it has the power to own its assets and carry on its business as it is being conducted in all material respects;

(c)	the obligations expressed to be assumed by it in this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party are, subject to any general principles of law limiting its obligations, legal, valid, binding and enforceable;

(d)	the entry into and performance by it of, and the transactions contemplated by this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party do not and will not conflict with any law or regulation applicable to it or its constitutional documents or any agreement or instrument binding on it or any of its assets;

(e)	it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party and the transactions contemplated by this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party;

(f)	all Authorisations required or desirable for the performance by it of this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party and the transactions contemplated by this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party and to make this Subordinated Creditor Accession Letter, the Agreement and the Subordinated Debt Documents to which it is a party admissible in evidence in its jurisdiction of incorporation and any jurisdiction where it conducts its business have been obtained or effected and are in full force and effect;

(g)	the Subordinated Debt Documents to which it is a party contain all the terms and conditions of the Subordinated Debt owed to it; and

(h)	it is the sole beneficial owner of the Subordinated Debt owed to it.

The representations and warranties above are deemed to be made on each date on which the Repeating Representations are deemed to be repeated, in each case by reference to the facts and circumstances then existing.

6.	The Company represents and warrants to the Secured Parties that neither the accession of the [Proposed Subordinated Creditor] to the Agreement as a Subordinated Creditor nor [Proposed Subordinated Creditor] being a Subordinated Creditor in respect of the Subordinated Debt of the Borrower will breach any law or regulation applicable to the [Proposed Subordinated Creditor] nor otherwise conflict in any material respect with any agreement or instrument binding on any member of the Group.

7.	This Subordinated Creditor Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

This Subordinated Creditor Accession Letter has been delivered as a deed on the date stated at the beginning of this Subordinated Creditor Accession Letter.

[Insert appropriate execution provision so this Subordinated Creditor Accession Letter can be executed as a deed.]

[Proposed Subordinated Creditor]

By:

Vedanta Resources PLC

By:

This Accession Letter is accepted by the Agent.

[Agent]

By:	Date:

SCHEDULE 15

VSAP AUDIT – SCOPE OF WORK

1.	The audit should pick up on, and follow through on, both specific areas of concern identified in past and forthcoming Scott Wilson Reports as well as the spirit of these issues, such as management needs necessary to proactively address root causes of identified issues.

2.	The audit will assess the approach, standards and procedures of the Group’s Sustainability Assurance Programme and review its general performance since inception.

3.	The audit will interview the sustainability team, internal stakeholders and may interview relevant key external stakeholders in order to verify the performance, robustness, fitness for purpose and integrity of the Group’s Sustainability Assurance Programme.

4.	It will identify system failures, errors, shortcomings for corrective action by the Group in the form of an agreed corrective action plan.

SCHEDULE 16

FORM OF WITHDRAWAL INSTRUCTION

From:	Twin Star Mauritius Holdings Limited as Borrower

To:	Standard Chartered Bank (Mauritius) Limited as Account Bank

Attention:	Khalid Mahamodally/ Shridhar Paidichetty

Fax No.:	+230 466 5161

Dated:

Dear Sirs

Vedanta Resources PLC – US$1,200,000,000 Facility Agreement

dated 15 May 2013 (the “Agreement”)

1.	We refer to the Agreement. This is a withdrawal Instruction.

2.	We confirm that the withdrawals are in accordance with terms of the Finance Documents].

3.	In accordance with Clause 22.3 (Withdrawals) of the Agreement, we instruct you to withdraw monies from the [specify relevant Bank Account (account no. [—])] and apply such monies as set out below:

Currency: [—]

Amount: [—]

Payee: [—]

Correspondent Bank details:

[Payee account details: Accountholder’s Name: [—]

Account No: [—]

Bank Name: [—]

Bank Address: [—]

SWIFT Code: [—]

Reference: [—]

Value Date:

4.	This instruction is irrevocable.

Yours faithfully

For and on behalf of

Twin Star Mauritius Holdings Limited

Title:

The Company

VEDANTA RESOURCES PLC

Address:	5th Floor Hill House

16 Berkeley Street

London

W1J 8DZ

Fax:	+44 207 491 8440

Attention:	Deepak Kumar

By:

Name:

Title:

The Original Subordinated Creditor

VEDANTA RESOURCES JERSEY II LIMITED

Address:	47, Esplanade, St Heller, Jersey JE1 0BD

Fax:	+442074918440

Attention:	Deepak Kumar

By:

Name:

Title:

The Arranger

BANK OF AMERICA, N.A.

By:

Name:

Title:

BARCLAYS BANK PLC

By:

Name:

Title:

CITIGROUP GLOBAL MARKETS ASIA LIMITED

By:

Name:

Title:

JP MORGAN CHASE BANK N.A., SINGAPORE BRANCH

By:

Name:

Title:

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Title:

STANDARD CHARTERED BANK

By:

Name:

Title:

The Original Lenders

BANK OF AMERICA, N.A.

By:

Name:

Title:

BARCLAYS BANK PLC

By:

Name:

Title:

CITIBANK, N.A.

By:

Name:

Title:

JP MORGAN CHASE BANK N.A., SINGAPORE BRANCH

By:

Name:

Title:

THE ROYAL BANK OF SCOTLAND PLC

By:

Name:

Title:

STANDARD CHARTERED BANK

By:

Name:

Title:

By:

Name:

Title:

The Agent

STANDARD CHARTERED BANK

Address:	5th Floor, 1 Basinghall Avenue

London EC2V 5DD

Fax:	+44 2078 853 632

Email:	Matthew.Breadon@sc.com

Attention:	Matthew Breadon

By:

Name:

Title:

The Security Agent

STANDARD CHARTERED BANK

Address:	5th Floor, 1 Basinghall Avenue

London EC2V 5DD

Fax:	+4420 7885 9620 / +44 0207 885 0651

Email:	Charles.Mildred@sc.com / Paul.Thompson@sc.com

Attention:	Charles Mildred / Paul Thompson

By:

Name:

Title:

The Account Bank

STANDARD CHARTERED BANK (MAURITIUS) LIMITED

Address:	Units 6A & 6B, 6th Floor, Raffles Tower, Cybercity, Ebène, Republic of Mauritius

Fax:	+230 466 5161

Email:	Khalid.Mahamodally@sc.com / Shridhar.Paidichetty@sc.com

Attention:	Khalid Mahamodally / Shridhar Paidichetty

By:

Name:

Title:

By:

Name:

Title: